Exhibit 4.1

Execution Copy

2017 JUNE JOINDER AGREEMENT

2017 JUNE JOINDER AGREEMENT, dated as of June 14, 2017 (this “Agreement”), by and among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as the initial 2022D New Dollar Term Lender (as defined below), FIRST DATA CORPORATION, a Delaware corporation (the “Borrower”), each Guarantor and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of September 24, 2007, as amended and restated as of September 28, 2007, as further amended as of August 10, 2010, March 24, 2011, March 13, 2012 and August 16, 2012, as modified by that certain September 2012 Joinder Agreement dated September 27, 2012, as modified by that certain February 2013 Joinder Agreement dated February 13, 2013, as amended by the 2013 April Repricing Amendment dated April 10, 2013, as amended by the 2013 Second April Repricing Amendment, dated April 15, 2013, as amended by the 2014 January Extension and Repricing Amendment, dated January 30, 2014, as amended by the 2014 July Repricing Amendment, dated July 18, 2014, as amended by the 2015 May Amendment, dated June 2, 2015, as modified by that certain 2015 June Joinder Agreement dated July 10, 2015, as modified by that certain 2015 November Joinder Agreement, dated November 24, 2015, as modified by that certain 2016 March Extension Amendment and Joinder, dated April 13, 2016, as modified by that certain 2016 May Extension Amendment and Joinder dated June 2, 2016, as modified by that certain 2016 October Joinder Agreement dated October 14, 2016, as modified by that certain 2016 November Joinder Agreement, dated December 5, 2016, as modified by that certain 2017 January Joinder Agreement, dated January 23, 2017 and as modified by that certain 2017 April Joinder Agreement, dated April 26, 2017 (as may be further amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as Administrative Agent and Collateral Agent and the other parties named therein (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, pursuant to Section 2.14 (a) through (e) of the Credit Agreement, the Borrower may establish New Term Loan Commitments by, among other things, entering into one or more Joinder Agreements with one or more New Term Loan Lenders (each New Term Loan Lender holding a New Term Loan denominated in Dollars made pursuant hereto, a “2022D New Dollar Term Lender”, and the New Term Loans denominated in Dollars made pursuant hereto, the “2022D New Dollar Term Loans”);

WHEREAS, the Borrower has requested that the initial 2022D New Dollar Term Lender hereunder make 2022D New Dollar Term Loans to the Borrower in an aggregate principal amount of $3,758,000,000.00;

WHEREAS, the Borrower has engaged Credit Suisse Securities (USA) LLC, KKR Capital Markets LLC, PNC Bank, National Association, Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Keybanc Capital Markets Inc., Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Barclays Bank PLC, Mizuho Bank, Ltd., Standard Chartered Bank, Regions Capital Markets, a division of Regions Bank, BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., Deutsche Bank AG New York Branch and Citizens Bank, N.A., to act as joint lead arrangers and bookrunners in respect of the 2022D New Dollar Term Loans (collectively, the “2017 June Joint Lead Arrangers and Bookrunners”);

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

The initial 2022D New Dollar Term Lender party hereto hereby agrees to make a 2022D New Dollar Term Loan to the Borrower in the aggregate principal amounts of its New Term Loan Commitments set forth on Schedule A annexed hereto, on the terms set forth below, subject to satisfaction of the conditions set forth in Exhibit A hereto (the date such conditions are satisfied and the 2022D New Dollar Term Loans are made, the “2017 June Joinder Effective Date”) on the 2017 June Joinder Effective Date.

The initial 2022D New Dollar Term Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other 2022D New Dollar Term Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a 2022D New Dollar Term Lender.

The 2022D New Dollar Term Loans shall have the following terms:

1.                                      Applicable Margin.  The Applicable ABR Margin shall be 1.25% per annum and the Applicable LIBOR Margin shall be 2.25% per annum.

Notwithstanding the foregoing, during any period in which the Borrower’s corporate family rating is Ba3 (stable) or better from Moody’s (the “Target Rating”), (i) the Applicable ABR Margin with respect to 2022D New Dollar Term Loans shall be reduced to 1.00% per annum for 2022D New Dollar Term Loans that are ABR Loans and (ii) the Applicable LIBOR Margin with respect to 2022D New Dollar Term Loans shall be reduced to 2.00% per annum for 2022D New Dollar Term Loans that are LIBOR Loans; provided that each change in the Applicable

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ABR Margin or Applicable LIBOR Margin, as applicable, with respect to the 2022D New Dollar Term Loans resulting from a change in such rating shall be effective, in the case of an upgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, however, that at any time that the Target Rating is not in effect the Applicable ABR Margin shall be 1.25% per annum and the Applicable LIBOR Margin shall be 2.25% per annum.

2.                                      Principal Payments; Maturity.  The 2022D New Dollar Term Loans shall not require amortization payments prior to final maturity.  The Borrower shall repay in Dollars the outstanding principal amount of the 2022D New Dollar Term Loans on July 10, 2022, or if such date is not a Business Day, the next preceding Business Day.

3.                                      Other Terms.  Other than as set forth herein, for all purposes under the Credit Agreement and the other Credit Documents, the 2022D New Dollar Term Loans shall have terms that are identical to the existing 2022C New Dollar Term Loans outstanding under the Credit Agreement immediately prior to the 2017 June Joinder Effective Date (the “Existing Term Loans”), including for purposes of assignments and voluntary and mandatory prepayments.

Notwithstanding the foregoing, each of the 2022D New Dollar Term Loans shall be subject to 101 soft-call protection for the first six months after the 2017 June Joinder Effective Date as set forth in Section 5.1(g) of Exhibit B hereto and the definitions of “Effective Yield”, “IPO”, Repricing Transaction”, “Transformative Acquisition” and “Transformative Disposition”, each included therein. The 2022D New Dollar Term Loans shall constitute a separate Class of Loans under the Credit Agreement.

For the avoidance of doubt, solely for purposes of FATCA, the Borrower and the Administrative Agent shall treat (and the 2022D New Dollar Term Lenders hereby authorize the Borrower and the Administrative Agent to treat) all 2022D New Dollar Term Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

The parties shall treat all of the 2022D New Dollar Term Loans (whether issued for cash or in exchange for or conversion of 2022C New Dollar Term Loans) as one fungible tranche for U.S. federal income tax purposes.

4.                                      Availability.  The 2022D New Dollar Term Loans shall be denominated in Dollars and made in a single drawing on the 2017 June Joinder Effective Date.  Repayments and prepayments of the 2022D New Dollar Term Loans may not be reborrowed.

5.                                      Use of Proceeds.  The Net Cash Proceeds of the 2022D New Dollar Term Loans will be used to refinance (a) all of the Borrower’s 2022C New Dollar Term Loans, 2021 New Euro Term Loans and 2022C New Euro Term Loans, in each case, outstanding under the Credit Agreement immediately prior to the 2017 June Joinder Effective Date.

6.                                      Credit Agreement Governs.  Except as set forth in this Agreement, the 2022D New Dollar Term Loans shall have the same terms, rights and benefits as other Term

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Loans as set forth in the Credit Agreement, shall rank pari passu in right of payment and security with such other Term Loans, and shall be deemed to be Term Loans for purposes of the Credit Agreement.

7.                                      Proposed Borrowing.  This Agreement represents Borrower’s request to borrow 2022D New Dollar Term Loans from the initial 2022D New Dollar Term Lender as follows (the “Proposed Borrowing”):

(a)                                 Business Day of Proposed Borrowing:  June 14, 2017.

(b)                                 Amount of Proposed Borrowing:  $3,758,000,000.00.

(c)                                  Interest rate option:  LIBOR Loans with an initial Interest Period beginning on the 2017 June Joinder Effective Date and ending on June 24, 2017.

8.                                      Initial 2022D New Term Lender.  The initial 2022D New Dollar Term Lender acknowledges and agrees that upon its execution of this Agreement and the making of its 2022D New Dollar Term Loan, that the initial 2022D New Dollar Term Lender (to the extent it is not already a Lender) shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

9.                                      Representations and Warranties.  The Borrower hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by each Credit Party hereto and constitutes the legal, valid and binding obligations of each such Credit Party enforceable against it in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

10.                               Borrower’s Certifications.  By its execution of this Agreement, the Borrower hereby certifies that:

(i)                                     The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

(ii)                                  As of the 2017 June Joinder Effective Date and after giving effect to the making of the 2022D New Dollar Term Loans, no event has occurred and is continuing or would result from the consummation of the proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default.

11.                               Post-Closing Covenants.  By its execution of this Agreement, the Borrower hereby covenants that within ninety (90) days after the 2017 June Joinder Effective Date, unless waived or extended by the Administrative Agent in its sole discretion, the applicable Credit Parties shall take all actions as may be reasonably requested by the Administrative Agent

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(and that in any event are not beyond the requirements set forth in Section 9.14 to the Credit Agreement) in order to ensure that the 2022D New Dollar Term Loans benefit from the Mortgages over the Mortgaged Properties.

12.                               Notice.  For purposes of the Credit Agreement, the initial notice address of the initial 2022D New Dollar Term Lender shall be as set forth below its signature below.

13.                               Tax Forms.  For each relevant 2022D New Dollar Term Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such 2022D New Dollar Term Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 5.4(d) and/or Section 5.4(e) of the Credit Agreement.

14.                               Recordation of the 2022D New Dollar Term Loans.  Upon execution and delivery hereof, the Administrative Agent will record the 2022D New Dollar Term Loans made by the initial 2022D New Dollar Term Lender in the Register.

15.                               Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except in accordance with Section 13.1 of the Credit Agreement.

16.                               Entire Agreement.  This Agreement, the Engagement Letter (defined in Exhibit A hereto), the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

17.                               GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

18.                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

19.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

20.                               Conformed Credit Agreement.  For purposes of reference and convenience only, attached as Exhibit B hereto is an unofficial conformed copy of the Credit Agreement (with stricken text indicated textually in the same manner as the following example: ~~stricken text~~

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and added text indicated textually in the same manner as the following example: double-underlined text) which contains the changes to the Credit Agreement resulting from the effectiveness of the 2022D New Dollar Term Loans.  In the event of a conflict between the attached conformed Credit Agreement and this Agreement, this Agreement shall control.

21.                               Effect of Agreement.  Except as expressly set forth herein, (i) this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent or the Letter of Credit Issuing Bank, in each case under the Credit Agreement or any other Credit Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Credit Document.  Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Credit Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect.  Each Credit Party reaffirms its obligations under the Credit Documents to which it is party and the validity of the Liens granted by it pursuant to the Security Documents.  This Agreement shall constitute a Credit Document for purposes of the Credit Agreement and from and after the 2017 June Joinder Effective Date, all references to the Credit Agreement in any Credit Document and all references in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as modified by this Agreement.  Each of the Credit Parties hereby consents to this Agreement and confirms that all obligations of such Credit Party under the Credit Documents to which such Credit Party is a party shall continue to apply to the Credit Agreement as modified hereby.

22.                               Counterparts.  This Agreement may be executed in counterparts, including by facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first above written.

FIRST DATA CORPORATION

By:	/s/ Himanshu A. Patel
Name: Himanshu A. Patel
Title: Executive Vice President and Chief
Financial Officer

[Signature Page to 2017 June Joinder Agreement]

The following entities, each as Guarantor:

BANKCARD INVESTIGATIVE GROUP INC.
BUYPASS INCO CORPORATION
CALL INTERACTIVE HOLDINGS LLC
IGNITE PAYMENTS, LLC
CESI HOLDINGS, LLC
CLOVER MARKETPLACE, LLC
CLOVER NETWORK, INC.
CONCORD COMPUTING CORPORATION
CONCORD CORPORATE SERVICES, INC.
CONCORD EFS FINANCIAL SERVICES, INC.
CONCORD EFS, INC.
CONCORD EMERGING TECHNOLOGIES, INC.
CONCORD FINANCIAL TECHNOLOGIES, INC.
CONCORD PAYMENT SERVICES, INC.
CONCORD PROCESSING, INC.
CONCORD TRANSACTION SERVICES, LLC
CTS HOLDINGS, LLC
CTS, INC.
FIRST DATA TRANSPORTATION SERVICES INC.
FDGS GROUP, LLC
FDR MISSOURI INC.
FDS HOLDINGS, INC.
FIRST DATA CAPITAL, INC.
FIRST DATA CARD SOLUTIONS, INC.
FIRST DATA COMMUNICATIONS CORPORATION
FIRST DATA EC, LLC
FIRST DATA GOVERNMENT SOLUTIONS, INC.
FIRST DATA GOVERNMENT SOLUTIONS, LP
FIRST DATA HARDWARE SERVICES INC.
FIRST DATA LATIN AMERICA INC.
FIRST DATA MERCHANT SERVICES LLC
FIRST DATA MERCHANT SERVICES NORTHEAST, LLC
FIRST DATA MERCHANT SERVICES SOUTHEAST, L.L.C.

By:	/s/ Himanshu A. Patel
Name:	Himanshu A. Patel
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to 2017 June Joinder Agreement]

The following entities, each as Guarantor:

FIRST DATA MOBILE HOLDINGS, INC.
FIRST DATA PAYMENT SERVICES, LLC
FIRST DATA REAL ESTATE HOLDINGS L.L.C.
FIRST DATA REPORTING SERVICES LLC
FIRST DATA RESOURCES, LLC
FIRST DATA RETAIL ATM SERVICES L.P.
FIRST DATA SOLUTIONS INC.
FIRST DATA TECHNOLOGIES, INC.
FIRST DATA VOICE SERVICES
FUNDSXPRESS, INC.
FUNDSXPRESS FINANCIAL NETWORK, INC.
GYFT, INC.
INSTANT CASH SERVICES, LLC
LINKPOINT INTERNATIONAL, INC.
MAS OHIO CORPORATION
NATIONAL PAYMENT SYSTEMS INC.
NEW PAYMENT SERVICES, INC.
PAYPOINT ELECTRONIC PAYMENT SYSTEMS, LLC
PAYSYS INTERNATIONAL, INC.
PERKA, INC.
REMITCO LLC
SAGEBRUSH HOLDINGS LLC
STAR NETWORKS, INC.
STAR PROCESSING, INC.
STAR SYSTEMS ASSETS, INC.
STAR SYSTEMS, INC.
STAR SYSTEMS, LLC
TASQ LLC
TELECHECK INTERNATIONAL, INC.
TRANSACTION SOLUTIONS, LLC
TRANSACTION WIRELESS, INC.
TWI MOR HOLDING, LLC
UNIFIED MERCHANT SERVICES
VALUELINK, LLC

By:	/s/ Himanshu A. Patel
Name:	Himanshu A. Patel
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to 2017 June Joinder Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as 2022D New Dollar Term Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to 2017 June Joinder Agreement]

Consented to by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to 2017 June Joinder Agreement]

SCHEDULE A
TO 2017 June Joinder Agreement

Name of 2022D New Dollar Term Lender	Type of Commitment	Commitment Amount
Credit Suisse AG, Cayman Islands Branch	2022D New Dollar Term Loan Commitment	$3,758,000,000.00

Exhibit A

Conditions

This Agreement shall become effective upon the satisfaction each of the following conditions:

a)             the Administrative Agent shall have received counterparts of this Agreement executed by the Administrative Agent, Borrower, the Guarantors and initial 2022D New Dollar Term Lender;

b)             the Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Credit Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Credit Party as of a recent date, from such Secretary of State or similar Governmental Authority (or a certification from an Authorized Officer of each applicable Credit Party that attached is a true and complete copy of such certificate or articles of incorporation or organization, including all amendments thereto, as in effect on the 2017 June Joinder Effective Date) and (ii) a certificate of an Authorized Officer of each Credit Party dated the 2017 June Joinder Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Credit Party as in effect on the 2017 June Joinder Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Credit Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Credit Document on behalf of such Credit Party and countersigned by another officer as to the incumbency and specimen signature of an Authorized Officer executing the certificate pursuant to clause (ii) above;

c)              the Engagement Parties ( as defined in that certain Engagement Letter dated June 2, 2017 to which the Borrower is a party (the “Engagement Letter”)) shall have been paid such fees as such Engagement Parties and the Borrower have separately agreed to and, to the extent invoices in respect of such costs and expenses have been presented at least two (2) Business Days prior to the 2017 June Joinder Effective Date, Borrower shall have paid all reasonable out of pocket costs and expenses of such Engagement Parties and the Administrative Agent in connection with the preparation, negotiation and execution of this Agreement (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP as counsel to the Administrative Agent);

d)             the Administrative Agent shall have received the legal opinion of Simpson Thacher & Bartlett LLP, New York counsel to the Borrower, covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent;

e)              each Lender that requests a Note at least two (2) Business Days prior to the 2017 June Joinder Effective Date, if any, shall receive a Note executed by an Authorized Officer of the Borrower in favor of each such Lender;

f)               the Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each improved Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto) and, with respect to any Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located in a special flood hazard area, evidence of flood insurance as and to the extent required under Section 9.3 of the Credit Agreement;

g)              to the extent reasonably requested by the 2022D New Dollar Term Lender in writing not less than five (5) Business Days prior to the 2017 June Joinder Effective Date, the Administrative Agent shall have received, prior to the effectiveness of this Agreement, all documentation and other information with respect to the Credit Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and

h)             substantially contemporaneously herewith, the Borrower shall have prepaid (i) all of the 2022C New Dollar Term Loans, (ii) all of the 2021 New Euro Term Loans and (iii) all of the 2022C New Euro Term Loans, in each case,  outstanding immediately prior to the 2017 June Joinder Effective Date, together with all accrued and unpaid interest thereon to, but not including, the 2017 June Joinder Effective Date, pursuant to Section 5.1 of the Credit Agreement.

Exhibit B

Conformed Credit Agreement

[see attached]

MARKED VERSION REFLECTING CHANGES

PURSUANT TO 2017 JUNE JOINDER AGREEMENT

ADDED TEXT SHOWN UNDERSCORED

DELETED TEXT SHOWN ~~STRIKETHROUGH~~

$14,000,000,000

€709,219,858.16

CREDIT AGREEMENT(1)

Dated as of September 24, 2007

as Amended and Restated as of September 28, 2007

among

FIRST DATA CORPORATION,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Swingline Lender
and Letter of Credit Issuer,

CITIBANK, N.A.,

as Syndication Agent,

and

CREDIT SUISSE SECURITIES (USA) LLC,
CITIGROUP GLOBAL MARKETS, INC.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
HSBC SECURITIES (USA) INC.,
LEHMAN BROTHERS INC. and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Bookrunners(2)

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

(1)This marked version is marked against the amended and restated credit agreement, dated as of September 28, 2007 (the “2007 ARCA”) conformed to reflect the Amendment Agreement, dated as of August 10, 2010 (the “Amendment”), the 2011 Extension Amendment, dated as of March 24, 2011 (the “Extension Amendment”), the 2012 Extension Amendment, dated as of March 13, 2012 (the “2012 Extension Amendment”), the 2012 September Joinder Agreement, dated as of September 27, 2012 (the “2012 September Joinder Agreement”), the 2013 February Joinder Agreement, dated as of February 13, 2013 (the “2013 February Joinder Agreement”), the 2013 April Repricing Amendment, dated April 10, 2013 (the “2013 April Repricing Amendment”), the 2013 Second April Repricing Amendment, dated April 15, 2013 (the “2013 Second April Repricing Amendment”), the 2014 January Extension and Repricing Amendment, dated January 30, 2014 (the “2014 January Extension and Repricing Amendment”), the 2014 July Repricing Amendment, dated July 18, 2014 (the “2014 July Repricing Amendment”), the 2015 May Amendment, dated June 2, 2015 (the “2015 May Amendment”), the 2015 June Joinder Agreement, dated July 10, 2015 (the “2015 June Joinder Agreement”), the 2015 November Joinder Agreement, dated November 24, 2015 (the “2015 November Joinder Agreement”),  the 2016 March Extension Amendment and Joinder, dated April 13, 2016 (the “2016 March Extension Amendment and Joinder”), the 2016 May Extension Amendment and Joinder, dated June 2, 2016 (the “2016 May Extension Amendment and Joinder”), the 2016 October Joinder, dated October 14, 2016 (the “2016 October Joinder”), the 2016 November Joinder Agreement, dated December 5, 2016 (the “2016 November Joinder”),  the 2017 January Joinder Agreement, dated January 23, 2017 (the “2017 January Joinder”), the 2017 April Joinder Agreement, dated April 26, 2017 (the “2017 April Joinder”) and the 2017 June Joinder Agreement, dated June 14, 2017 (the “2017 June Joinder”; such amendments and joinder agreements, collectively the “Amendment and Joinder Agreements”).  The 2007 ARCA, conformed to reflect the Amendment and Joinder Agreements, is herein referred to as the “Conformed Document.”  This Conformed Document is provided for convenience only.  In the event of any conflict between this Conformed Document and any of the 2007 ARCA or the Amendment and Joinder Agreements, the 2007 ARCA and the Amendment and Joinder Agreements shall control.

(2) In connection with the 2017 June Joinder, Credit Suisse Securities (USA) LLC, KKR Capital Markets LLC, PNC Bank, National Association, Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Keybanc Capital Markets Inc., Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Barclays Bank PLC, Mizuho Bank, Ltd., Standard Chartered Bank, Regions Capital Markets, a division of Regions Bank, BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., Deutsche Bank AG New York Branch and Citizens Bank, N.A. acted as joint lead arrangers and bookrunners.

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SCHEDULES(3)

Schedule 1.1(a)	Existing Secured Letters of Credit
Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(c)	Commitments and Addresses of Lenders
Schedule 1.1(d)(i)	Excluded Subsidiaries
Schedule 1.1(g)	Debt Repayment
Schedule 1.1(i)	Existing Hedge Banks
Schedule 6.3	Local Counsels
Schedule 8.3	Conflicts
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 9.14(d)	Post-Closing Actions
Schedule 10.4	Scheduled Dispositions
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Mortgage (Real Property)
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Pledge Agreement

(3) Schedules (other than Schedule 1.1(c)) and Exhibits are not being amended, other than as shown above and below.

Exhibit F	Form of Security Agreement
Exhibit G	Form of Letter of Credit Request
Exhibit H-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit H-2	Form of Legal Opinion of General Counsel
Exhibit I	Form of Credit Party Closing Certificate
Exhibit J	Form of Assignment and Acceptance
Exhibit K-1-A	Form of Promissory Note (Initial Tranche B-1 Term Loans)
Exhibit K-1-B	Form of Promissory Note (Initial Tranche B-2 Term Loans)
Exhibit K-1-C	Form of Promissory Note (Initial Tranche B-3 Term Loans)
Exhibit K-2	Form of Promissory Note (Delayed Draw Term Loans)
Exhibit K-3-A	Form of Promissory Note (2013 Revolving Credit Loans and 2013 Swingline Loans)
Exhibit K-3-B	Form of Promissory Note (2016 Revolving Credit Loans and 2016 Swingline Loans)
Exhibit K-3-C	Form of Promissory Note (2020 Revolving Credit Loans and 2020 Swingline Loans)
Exhibit K-4-A	Form of Promissory Note (Euro Tranche B-1 Term Loans)
Exhibit K-4-B	Form of Promissory Note (Euro Tranche B-2 Term Loans)
Exhibit K-5-A	Form of Promissory Note (2018 New Dollar Term Loans)
Exhibit K-5-B	Form of Promissory Note (2018 New Euro Term Loans)
Exhibit K-6-A	Form of Promissory Note (2017 Second New Dollar Term Loans)
Exhibit K-6-B	Form of Promissory Note (2017 Second New Euro Term Loans)
Exhibit K-7	Form of Promissory Note (2018B Second New Term Loans)
Exhibit K-8-A	Form of Promissory Note (2021C New Dollar Term Loans)
Exhibit K-8-B	Form of Promissory Note (2021 New Euro Term Loans)
Exhibit K-9-A	Form of Promissory Note (2022 Dollar Term Loans)
Exhibit K-9-B	Form of Promissory Note (2022 Euro Term Loans)
Exhibit K-10	Form of Promissory Note (2020 Term A Loans)
Exhibit K-11	Form of Promissory Note (2024 New Dollar Term Loans)
Exhibit K-12	Form of Promissory Note (2022D New Dollar Term Loans)
Exhibit L	Form of First Lien Intercreditor Agreement
Exhibit M	Form of Second Lien Intercreditor Agreement

v

CREDIT AGREEMENT, dated as of September 24, 2007, as amended and restated as of September 28, 2007, as amended, restated, supplemented or otherwise modified from time to time, among FIRST DATA CORPORATION, a Delaware corporation (the “Company” or the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Swingline Lender and Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1), CITIBANK, N.A., as Syndication Agent, and CREDIT SUISSE SECURITIES (USA) LLC, CITIGROUP GLOBAL MARKETS, INC., DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS CREDIT PARTNERS L.P., HSBC SECURITIES (USA) INC., LEHMAN BROTHERS INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Bookrunners.

WHEREAS, Borrower, the Lenders party thereto (the “Original Lenders”), Credit Suisse, Cayman Islands Branch, as administrative agent, swingline lender and letter of credit issuer, Citibank N.A., as syndication agent and Credit Suisse Securities (USA) LLC, Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners, originally entered into this Agreement on September 24, 2007 (the “Original Credit Agreement”) and the parties hereto desire to amend and restate this Agreement on and subject to the terms and conditions set forth herein;

WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance therewith, the “Acquisition Agreement”), dated as of April 1, 2007, by and among the Company, Holdings and Merger Sub, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Holdings;

WHEREAS, to fund, in part, the Merger, the Sponsor and the other Initial Investors contributed an amount in cash to Holdings and/or a direct or indirect parent thereof in exchange for Stock and Stock Equivalents (which cash was contributed to the Borrower in exchange for common Stock of the Borrower) (such contribution, the “Equity Investments”), which was no less than 22.5% of the aggregate pro forma capitalization of the Borrower on the Original Closing Date (the “Minimum Equity Amount”);

WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, the Borrower entered into (a) a senior unsecured interim loan agreement, dated as of the Original Closing Date, by and among the Borrower, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, Credit Suisse, Cayman Islands Branch, as syndication agent, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners (as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith, the “Senior Interim Loan Agreement”), pursuant to which the Borrower borrowed senior unsecured loans in an aggregate principal amount of $6,500,000,000, which consisted of (a) $3,750,000,000 of senior interim cash pay loans (the “Senior Interim Cash Pay Loans”) and (b) $2,750,000,000 of senior interim PIK loans (the “Senior Interim PIK Loans” and, together with the Senior Interim Cash Pay Loans, the “Senior Interim Loans”); and (b) a senior subordinated interim loan agreement, dated as of the Original Closing Date, by and among the Borrower, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, Credit Suisse, Cayman Islands Branch, as syndication agent, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners (as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith, the “Senior Subordinated Interim Loan Agreement”),

pursuant to which the Borrower borrowed term loans in an aggregate principal amount of $2,500,000,000 (the “Senior Subordinated Interim Loans”);

WHEREAS, in connection with the foregoing, (I) the Original Lenders extended credit in the form of (a) Initial Term Loans to the Borrower on the Original Closing Date in Dollars, in an aggregate principal amount of $11,775,000,000, (b) Euro Tranche Term Loans to the Borrower on the Original Closing Date in Euro, in an aggregate principal amount of €709,219,858.16, (c) Delayed Draw Term Loans made available to the Borrower at any time and from time to time prior to the Delayed Draw Term Loan Commitment Termination Date in Dollars an aggregate principal amount at any time outstanding not in excess of $225,000,000 and (d) Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date in Dollars and Alternative Currencies, in an aggregate Dollar Equivalent principal amount at any time outstanding not in excess of $2,000,000,000 less the sum of (i) the aggregate Letters of Credit Outstanding at such time and (ii) the aggregate principal amount of all Swingline Loans outstanding at such time, and (II) the Letter of Credit Issuer shall issue Letters of Credit at any time and from time to time prior to the L/C Maturity Date, in Dollars and Alternative Currencies in an aggregate Stated Amount at any time outstanding not in excess of $500,000,000 and (III)  the Swingline Lender shall extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in Dollars, in an aggregate principal amount at any time outstanding not in excess of $250,000,000;

WHEREAS, the proceeds of the Initial Term Loans, Euro Tranche Term Loans and up to $200,000,000 of Revolving Credit Loans were used by the Borrower, together with (a) the net proceeds of the Senior Interim Loans and Senior Subordinated Interim Loans, (b) the net proceeds of the Equity Investments on the Original Closing Date (or, in the case of the Debt Repayment, such later date as may be necessary to effect the Debt Repayments in accordance with the tender offers therefor) solely to effect the Merger, to effect the Debt Repayments and to pay Transaction Expenses.  Proceeds of Revolving Credit Loans and Swingline Loans will be used by the Borrower on or after the Original Closing Date for working capital general corporate purposes (including Permitted Acquisitions).  Letters of Credit will be used by the Borrower for general corporate purposes.  Proceeds of the Delayed Draw Term Loans will be used by the Borrower and its Subsidiaries to refinance certain existing indebtedness not tendered on or before the Original Closing Date; and

WHEREAS, the parties hereto desire to amend and restate the Original Credit Agreement in its entirety on the Amendment Effective Date to, inter alia, (i) effect a reallocation of the Initial Tranche B-1 Term Loan Commitments and Initial Tranche B-2 Term Loan Commitments as reflected on Schedule 1.1(c) hereto and (ii) subdivide the Euro Tranche Term Loan Commitments into Euro Tranche B-1 Term Loan Commitments and Euro Tranche B-2 Term Loan Commitments in the aggregate principal amounts set forth in Schedule 1.1(c);

WHEREAS, the parties hereto have agreed to amend and restate the Original Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Original Credit Agreement that the Loans and any Letters of Credit outstanding as of the Amendment Effective Date and other “Obligations” under (and as defined herein) the Original Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Original Credit Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Amendment Effective Date), and all references to the Original Credit Agreement in any Credit Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof; provided that (1) the grants of security interests, Mortgages and Liens under and pursuant to the Credit Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the

Obligations under the Original Credit Agreement of the Borrower and the other Credit Parties under this Agreement and each other Credit Document shall continue in full force and effect in accordance with its terms except as expressly amended thereby or hereby, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement and (2) it is agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Original Credit Agreement or any other Credit Document except as expressly modified by this Agreement, nor does it operate as a waiver of any right, power or remedy of any Lender under any Credit Document (other than the Original Credit Agreement);

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Original Credit Agreement, and the Original Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1.                                      Definitions

1.1.                            Defined Terms.

(a)                                 As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“2011 Extension Amendment” shall mean the Extension Amendment dated March 24, 2011 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent and the Extending Lenders party thereto.

“2011 Extension Effective Date” shall have the meaning provided in Section 5 of the Extension Amendment.

“2011 Revolving Credit Extension” shall have the meaning provided in Section 2(a) of the 2011 Extension Amendment.

“2011 Term Loan Extension” shall have the meaning provided in Section 1(a) of the Extension Amendment.

“2012 August Extension Amendment” shall mean the Extension Amendment dated August 16, 2012 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent and the Extending Lenders party thereto.

“2012 August Extension Effective Date” shall have the meaning provided in Section 4(b) of the 2012 August Extension Amendment.

“2012 August Term Loan Extension” shall have the meaning provided in Section 1(a) of the 2012 August Extension Amendment.

“2012 Extension Amendment” shall mean the Extension Amendment dated March 13, 2012 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Extending Lenders party thereto and the Required Lenders.

“2012 Extension Effective Date” shall have the meaning provided in Section 5(b) of the 2012 Extension Amendment.

“2012 September Joinder Agreement” shall mean the Joinder Agreement dated September 27, 2012 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent and the New Loan Lenders party thereto.

“2012 September Joinder Effective Date” shall have the meaning provided in the 2012 September Joinder Agreement.

“2012 Term Loan Extension” shall have the meaning provided in Section 1(a) of the 2012 Extension Amendment.

“2013 April Repricing Amendment” shall mean the 2013 April Repricing Amendment dated April 10, 2013 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent and the 2017 New Term Lender party thereto.

“2013 April Repricing Effective Date” shall mean the “Repricing Amendment Effective Date” as defined in the 2013 April Repricing Amendment.

“2013 February Joinder Agreement” shall mean the Joinder Agreement dated February 13, 2013 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent and the lender of 2018B Term Loans party thereto.

“2013 February Joinder Effective Date” shall have the meaning provided in the 2013 February Joinder Agreement.

“2013 Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total 2013 Revolving Credit Commitment over (b) the sum of (i) the aggregate Dollar Equivalent principal amount of all 2013 Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letters of Credit Outstanding under the 2013 Revolving Credit Commitment.

“2013 Letter of Credit Fee” shall have the meaning provided in Section 4.1(c)(i).

“2013 Multicurrency Sublimit” shall mean, at any date, the lesser of (x) $500,000,000 less any amounts outstanding under the 2016 Multicurrency Sublimit and (y) the aggregate 2013 Revolving Credit Commitments at such date.

“2013 Revolving Credit Commitment” shall mean, (a) with respect to each 2013 Revolving Credit Lender on the 2011 Extension Effective Date that does not execute the 2011 Extension Amendment as an Extending Lender, the amount of the Revolving Credit Commitment of such 2013 Revolving Credit Lender which shall terminate on the 2013 Revolving Credit Maturity Date, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof, (b) in the case of any Lender that receives an assignment of any portion of a 2013 Revolving Credit Commitment that was held by a 2013 Revolving Credit Lender, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total 2013 Revolving Credit Commitment, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof and (c) in the case of any 2013 Revolving Credit Lender that increases its 2013 Revolving Credit Commitment or becomes a New Revolving Loan Lender with respect to its 2013 Revolving Credit Commitment, in each case pursuant to Section 2.14, the amount specified in the applicable Joinder Agreement, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof.  As of the 2011 Extension Effective Date, the aggregate 2013 Revolving Credit Commitments are $744,712,328.77.

“2013 Revolving Credit Commitment Percentage” shall mean at any time, for each 2013 Revolving Credit Lender, the percentage obtained by dividing (a) such Lender’s 2013 Revolving Credit Commitment at such time by (b) the aggregate amount of the 2013 Revolving Credit Commitments at such time; provided that at any time when the 2013 Revolving Credit Commitment shall have been terminated, each Lender’s 2013 Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s 2013 Revolving Credit Exposure at such time by (b) the 2013 Revolving Credit Exposure of all Lenders at such time.

“2013 Revolving Credit Exposure” shall mean, with respect to any 2013 Revolving Credit Lender at any time, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of 2013 Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time in respect of such Lender’s 2013 Revolving Credit Commitments and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time in respect of such Lender’s 2013 Revolving Credit Commitments.

“2013 Revolving Credit Facility” shall mean the revolving credit facility represented by the 2013 Revolving Credit Commitments.

“2013 Revolving Credit Lender” shall mean (a) as of the 2011 Extension Effective Date, each Revolving Credit Lender with respect to any Revolving Credit Commitment of such Lender (or a portion thereof) that has not been extended pursuant to the 2011 Extension Amendment and whose name and the aggregate principal amount of its Revolving Credit Commitment not so extended are set forth on Schedule 1.1(c) to the 2011 Extension Amendment under the heading “2013 Revolving Credit Commitment” and (b) after the 2011 Extension Effective Date, each Lender that holds a 2013 Revolving Credit Commitment.

“2013 Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).

“2013 Revolving Credit Maturity Date” shall mean September 23, 2013 or, if such date is not a Business Day, the next preceding Business Day.

“2013 Revolving Final Date” shall mean, with respect to 2013 Revolving Credit Commitments and Letters of Credit, the date on which the 2013 Revolving Credit Commitments shall have terminated, no 2013 Revolving Credit Loans shall be outstanding and the 2013 Revolving Credit Lenders shall have no more Letter of Credit Exposure.

“2013 Second April Repricing Amendment” shall mean the 2013 Second April Repricing Amendment dated April 15, 2013 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent and the 2018B New Term Lender party thereto.

“2013 Second April Repricing Effective Date” shall mean the “Repricing Amendment Effective Date” as defined in the 2013 Second April Repricing Amendment.

“2013 Swingline Loan” shall mean any Swingline Loan made pursuant to the 2013 Revolving Credit Commitments.

“2014 January Arranging Term Lender” has the meaning provided in the 2014 January Extension and Repricing Amendment.

“2014 January Extension and Repricing Amendment” shall mean the 2014 January Extension and Repricing Amendment dated January 30, 2014 among First Data Corporation, the other

Credit Parties party thereto, the Administrative Agent and the 2014 January Arranging Term Lender party thereto.

“2014 January Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in the 2014 January Extension and Repricing Amendment.

“2014 July Repricing Amendment” shall mean the 2014 July Repricing Amendment dated July 18, 2014 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the 2018 New Term Lender party thereto and the 2018B Second New Term Lender party thereto.

“2014 July Repricing Effective Date” shall mean the “Repricing Amendment Effective Date” as defined in the 2014 July Repricing Amendment.

“2014 New Equity Holders” shall mean such Persons that are a party to stock purchase agreements or subscription agreements with respect to the purchase or subscription of class B common stock, par value $0.01 per share, (or other Equity Interests from the conversion thereof) of the parent of the Borrower on or about July 11, 2014, and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“2014 Term Lender” shall mean, (a) as of the 2012 August Extension Effective Date, each Term Lender with respect to any Term Loans of such Lender (or a portion thereof) that has not been extended pursuant to the 2011 Extension Amendment, the 2012 Extension Amendment or the 2012 August Extension Amendment and whose name and the aggregate principal amount of its Term Loans not so extended are set forth on Schedule 1.1(c) of the 2012 August Extension Amendment under the heading “2014 Term Loan Amount” (for each such Lender, the “2014 Term Loan Amount”) and (b) after the 2012 August Extension Effective Date, each Lender that holds a 2014 Term Loan.

“2014 Term Loan” shall mean a Term Loan the maturity of which is the 2014 Term Loan Maturity Date.  The aggregate amount of the Dollar Equivalent of the 2014 Term Loans as of the 2012 August Extension Effective Date is $3,087,298,419.62.

“2014 Term Loan Amount” shall have the meaning provided in the definition of “2014 Term Lender”.

“2014 Term Loan Facility” shall mean the 2014 Term Loans.

“2014 Term Loan Maturity Date” shall mean the Initial Term Loan Maturity Date.

“2015 May Amendment” shall mean the 2015 May Amendment dated June 2, 2015 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender, the 2020 Revolving Credit Lenders and the other Lenders party thereto.

“2015 May Effective Date” shall mean the “Amendment Effective Date” as defined in the 2015 May Amendment.

“2015 June Joinder Agreement” shall mean the Joinder Agreement dated July 10, 2015 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the lender of 2022 Term Loans party thereto.

“2015 June Joinder Effective Date” shall have the meaning provided in the 2015 June Joinder Agreement.

“2015 November Joinder Agreement” shall mean the Joinder Agreement dated November 24, 2015 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the lender of 2022 Term Loans party thereto.

“2015 November Joinder Effective Date” shall have the meaning provided in the 2015 November Joinder Agreement.

“2016 Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total 2016 Revolving Credit Commitment over (b) the sum of (i) the aggregate Dollar Equivalent principal amount of all 2016 Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letters of Credit Outstanding under the 2016 Revolving Credit Commitment.

“2016 Letter of Credit Fee” shall have the meaning provided in Section 4.1(c)(ii).

“2016 March Extension Amendment and Joinder” shall mean the 2016 March Extension Amendment and Joinder dated April 13, 2016, among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent and the lender of 2021B New Dollar Term Loans party thereto.

“2016 March Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in the 2016 March Extension Amendment and Joinder.

“2016 May Extension Amendment and Joinder” shall mean the 2016 May Extension Amendment and Joinder dated June 2, 2016, among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the lender of 2022B New Dollar Term Loans party thereto and the lender of 2022B New Euro Term Loans party thereto.

“2016 May Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in the 2016 May Extension Amendment and Joinder.

“2016 Multicurrency Sublimit” shall mean, at any date, the lesser of (x) $500,000,000 less any amounts outstanding under the 2013 Multicurrency Sublimit and (y) the aggregate 2016 Revolving Credit Commitments at such date.

“2016 November Joinder Agreement” shall mean the 2016 November Joinder Agreement dated December 5, 2016 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the 2022 New Term Lender party thereto.

“2016 November Joinder Effective Date” shall have the meaning provided in the 2016 November Joinder Agreement.

“2016 October Joinder Agreement” shall mean the 2016 October Joinder Agreement dated October 14, 2016 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the 2021 New Term Lender party thereto.

“2016 October Joinder Effective Date” shall have the meaning provided in the 2016 October Joinder Agreement.

“2016 Revolving Credit Commitment” shall mean, (a) with respect to each 2016 Revolving Credit Lender on the 2011 Extension Effective Date, the amount set forth on Schedule 1.1(c) to the 2011 Extension Amendment under the heading “2016 Revolving Credit Commitment”, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof, (b) in the case of any Lender that receives an assignment of any portion of a 2016 Revolving Credit Commitment that was held by a 2016 Revolving Credit Lender, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total 2016 Revolving Credit Commitment, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof and (c) in the case of any 2016 Revolving Credit Lender that increases its 2016 Revolving Credit Commitment or becomes a New Revolving Loan Lender with respect to its 2016 Revolving Credit Commitment, in each case pursuant to Section 2.14, the amount specified in the applicable Joinder Agreement, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof.  As of the 2011 Extension Effective Date, the aggregate 2016 Revolving Credit Commitments are $1,004,230,136.98.

“2016 Revolving Credit Commitment Percentage” shall mean at any time, for each 2016 Revolving Credit Lender, the percentage obtained by dividing (a) such Lender’s 2016 Revolving Credit Commitment at such time by (b) the aggregate amount of the 2016 Revolving Credit Commitments at such time; provided that at any time when the 2016 Revolving Credit Commitment shall have been terminated, each Lender’s 2016 Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s 2016 Revolving Credit Exposure at such time by (b) the 2016 Revolving Credit Exposure of all Lenders at such time.

“2016 Revolving Credit Exposure” shall mean, with respect to any 2016 Revolving Credit Lender at any time, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of 2016 Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time in respect of such Lender’s 2016 Revolving Credit Commitments and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time in respect of such Lender’s 2016 Revolving Credit Commitments.

“2016 Revolving Credit Facility” shall mean the revolving credit facility represented by the 2016 Revolving Credit Commitments.

“2016 Revolving Credit Lender” shall mean (a) as of the 2011 Extension Effective Date, each Revolving Credit Lender with respect to any Revolving Credit Commitment of such Lender (or a portion thereof) that have not been extended pursuant to the 2011 Extension Amendment and whose name and the aggregate principal amount of its Revolving Credit Commitment not so extended are set forth on Schedule 1.1(c) to the 2011 Extension Amendment under the heading “2016 Revolving Credit Commitment” and (b) after the 2011 Extension Effective Date, each Lender that holds a 2016 Revolving Credit Commitment.

“2016 Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).

“2016 Revolving Credit Maturity Date” shall mean the earliest of (i) June 24, 2015 (or, if such date is not a Business Day, the next preceding Business Day), if on such date the aggregate outstanding principal amount of the Borrower’s 9.875% Senior Notes due 2015 and 10.55% Senior Notes due 2015 exceeds $750.0 million, (ii) December 31, 2015 (or, if such date is not a Business Day, the next preceding Business Day), if on such date the aggregate outstanding principal amount of the Borrower’s 11.25% Senior Subordinated Notes due 2016 exceeds $750.0 million and (iii) September 24, 2016 (or, if such date is not a Business Day, the next preceding Business Day).

“2016 Revolving Final Date” shall mean, with respect to 2016 Revolving Credit Commitments and Letters of Credit, the date on which the 2016 Revolving Credit Commitments shall have terminated, no 2016 Revolving Credit Loans shall be outstanding and the 2016 Revolving Credit Lenders shall have no more Letter of Credit Exposure. For the avoidance of doubt, the 2015 May Effective Date shall be deemed to be the 2016 Revolving Final Date.

“2016 Swingline Loan” shall mean any Swingline Loan made pursuant to the 2016 Revolving Credit Commitments.

“2017 April Joinder Agreement” shall mean the 2017 April Joinder Agreement dated April 26, 2017 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the 2024 New Dollar Term Lender party thereto.

“2017 April Joinder Effective Date” shall have the meaning provided in the 2017 April Joinder Agreement.

“2017 Dollar Term Loan” shall mean an Initial Tranche B-1 Term Loan, Initial Tranche B-2 Term Loan, Initial Tranche B-3 Term Loan or Delayed Draw Term Loan the maturity of which has been extended to the 2017 Term Loan Maturity Date pursuant to the 2012 Extension Amendment.  The aggregate amount of the 2017 Dollar Term Loans as of the 2012 Extension Effective Date is $2,153,655,492.24.

“2017 Dollar Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(z).

“2017 Dollar Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2017 Euro Term Loan” shall mean a Euro Tranche B-1 Term Loan or Euro Tranche B-2 Term Loan the maturity of which has been extended to the 2017 Term Loan Maturity Date pursuant to the 2012 Extension Amendment.  The aggregate amount of the 2017 Euro Term Loans as of the 2012 Extension Effective Date is €167,450,751.70.

“2017 Euro Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(z).

“2017 Euro Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2017 January Joinder Agreement” shall mean the 2017 January Joinder Agreement dated January 23, 2017 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the 2020 Term A Lenders party thereto.

“2017 January Joinder Effective Date” shall have the meaning provided in the 2017 January Joinder Agreement.

“2017 June Joinder Agreement” shall mean the 2017 June Joinder Agreement dated June 14, 2017 among First Data Corporation, the other Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the 2022D New Dollar Term Lender party thereto.

“2017 June Joinder Effective Date” shall have the meaning provided in the 2017 June Joinder Agreement.

“2017 New Dollar Term Loan” shall mean a Replacement Term Loan denominated in Dollars which replaced the 2017 Dollar Term Loans and 2017B Dollar Term Loans on the 2013 April Repricing Effective Date pursuant to the 2013 April Repricing Amendment. The aggregate amount of the 2017 New Dollar Term Loans as of the 2013 April Repricing Effective Date is $2,435,819,506.50.

“2017 New Euro Term Loan” shall mean a Replacement Term Loan denominated in Euro which replaced the 2017 Euro Term Loans and 2017B Euro Term Loans on the 2013 April Repricing Effective Date pursuant to the 2013 April Repricing Amendment. The aggregate amount of the 2017 New Euro Term Loans as of the 2013 April Repricing Effective Date is €178,437,058.78.

“2017 New Term Lender” shall mean, (a) as of the 2013 April Repricing Effective Date, the Term Lender that is party to the 2013 April Repricing Amendment and (b) after the 2013 Repricing Effective Date, each Lender that holds a 2017 New Term Loan.

“2017 New Term Loan” shall mean a 2017 New Dollar Term Loan or a 2017 New Euro Term Loan, as the case may be.

“2017 Second New Dollar Term Loan” shall mean a Replacement Term Loan denominated in Dollars which replaced 2017 New Dollar Term Loans on the 2014 January Amendment Effective Date pursuant to the 2014 January Extension and Repricing Amendment. The aggregate amount of the 2017 Second New Dollar Term Loans as of the 2014 January Amendment Effective Date is $1,431,473,598.63.

“2017 Second New Euro Term Loan” shall mean a Replacement Term Loan denominated in Euro which replaced 2017 New Euro Term Loans on the 2014 January Amendment Effective Date pursuant to the 2014 January Extension and Repricing Amendment. The aggregate amount of the 2017 Second New Euro Term Loans as of the 2014 January Amendment Effective Date is €24,662,949.79.

“2017 Second New Term Lender” shall mean, (a) as of the 2014 January Amendment Effective Date, the 2014 January Arranging Term Lender and (b) after the 2014 January Amendment Effective Date, each Lender that holds a 2017 Second New Term Loan.

“2017 Second New Term Loan” shall mean a 2017 Second New Dollar Term Loan or a 2017 Second New Euro Term Loan, as the case may be.

“2017 Second New Term Loan Maturity Date” shall mean March 24, 2017 or, if such date is not a Business Day, the next preceding Business Day.

“2017 Term Lender” shall mean, (a) as of the 2012 Extension Effective Date, each Term Lender with respect to any 2014 Term Loans of such Lender (or a portion thereof) that has been extended pursuant to the 2012 Extension Amendment and whose name and the aggregate principal amount of its Term Loans so extended are set forth on Schedule 1.1(c) to the 2012 Extension Amendment under the heading “2017 Term Loan Amount” (for each such Lender, the “2017 Term Loan Amount”) and (b) after the 2012 Extension Effective Date, each Lender that holds a 2017 Term Loan.

“2017 Term Loan” shall mean a 2017 Dollar Term Loan or a 2017 Euro Term Loan, as the case may be.

“2017 Term Loan Amount” shall have the meaning provided in the definition of “2017 Term Lender”.

“2017 Term Loan Facility” shall mean the 2017 Term Loans.

“2017 Term Loan Maturity Date” shall mean March 24, 2017 or, if such date is not a Business Day, the next preceding Business Day.

“2017B Dollar Term Loan” shall mean an Initial Tranche B-1 Term Loan, Initial Tranche B-2 Term Loan, Initial Tranche B-3 Term Loan or Delayed Draw Term Loan the maturity of which has been extended to the 2017B Term Loan Maturity Date pursuant to the 2012 August Extension Amendment.  The aggregate amount of the 2017B Dollar Term Loans as of the 2012 August Extension Effective Date is $282,164,014.99.

“2017B Dollar Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(aa).

“2017B Dollar Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2017B Euro Term Loan” shall mean a Euro Tranche B-1 Term Loan or Euro Tranche B-2 Term Loan the maturity of which has been extended to the 2017B Term Loan Maturity Date pursuant to the 2012 August Extension Amendment.  The aggregate amount of the 2017B Euro Term Loans as of the 2012 August Extension Effective Date is €10,986,307.40.

“2017B Euro Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(aa).

“2017B Euro Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2017B Term Lender” shall mean, (a) as of the 2012 August Extension Effective Date, each Term Lender with respect to any 2014 Term Loans of such Lender (or a portion thereof) that has been extended pursuant to the 2012 August Extension Amendment and whose name and the aggregate principal amount of its Term Loans so extended are set forth on Schedule 1.1(c) to the 2012 August Extension Amendment under the heading “2017B Term Loan Amount” (for each such Lender, the “2017B Term Loan Amount”) and (b) after the 2012 August Extension Effective Date, each Lender that holds a 2017B Term Loan.

“2017B Term Loan” shall mean a 2017B Dollar Term Loan or a 2017B Euro Term Loan, as the case may be.

“2017B Term Loan Amount” shall have the meaning provided in the definition of “2017B Term Lender”.

“2017B Term Loan Facility” shall mean the 2017B Term Loans.

“2017B Term Loan Maturity Date” shall mean March 24, 2017 or, if such date is not a Business Day, the next preceding Business Day.

“2018 Dollar Term Loan” shall mean an Initial Tranche B-1 Term Loan, Initial Tranche B-2 Term Loan, Initial Tranche B-3 Term Loan or Delayed Draw Term Loan the maturity of which has been extended to the 2018 Term Loan Maturity Date pursuant to the 2011 Extension Amendment.  The aggregate amount of the 2018 Dollar Term Loans as of the 2011 Extension Effective Date is $4,250,017,089.16.

“2018 Dollar Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(y).

“2018 Dollar Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2018 Euro Term Loan” shall mean a Euro Tranche B-1 Term Loan or Euro Tranche B-2 Term Loan the maturity of which has been extended to the 2018 Term Loan Maturity Date pursuant to the 2011 Extension Amendment.  The aggregate amount of the 2018 Euro Term Loans as of the 2011 Extension Effective Date is €311,197,526.32.

“2018 Euro Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(y).

“2018 Euro Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2018 New Dollar Term Loan” shall mean the (i) Replacement Term Loan denominated in Dollars which replaced the 2018 Dollar Term Loans on the 2014 July Repricing Effective Date pursuant to the 2014 July Repricing Amendment and (ii) Additional 2018 New Dollar Term Loan made on the 2014 July Repricing Effective Date. The aggregate amount of the 2018 New Dollar Term Loans as of the 2014 July Repricing Effective Date is $4,600,017,089.16.

“2018 New Euro Term Loan” shall mean a Replacement Term Loan denominated in Euro which replaced the 2018 Euro Term Loans on the 2014 July Repricing Effective Date pursuant to the 2014 July Repricing Amendment. The aggregate amount of the 2018 New Euro Term Loans as of the 2014 July Repricing Effective Date is €311,197,526.32.

“2018 New Term Lender” shall mean, (a) as of the 2014 July Repricing Effective Date, the Term Lender that is party to the 2014 July Repricing Amendment and (b) after the 2014 July Repricing Effective Date, each Lender that holds a 2018 New Term Loan.

“2018 New Term Loan” shall mean a 2018 New Dollar Term Loan or a 2018 New Euro Term Loan, as the case may be.

“2018 New Term Loan Maturity Date” shall mean March 24, 2018 or, if such date is not a Business Day, the next preceding Business Day.

“2018 Term Lender” shall mean, (a) as of the 2011 Extension Effective Date, each Term Lender with respect to any 2014 Term Loans of such Lender (or a portion thereof) that has been extended pursuant to the 2011 Extension Amendment and whose name and the aggregate principal amount of its Term Loans so extended are set forth on Schedule 1.1(c) to the 2011 Extension Amendment under the heading “2018 Term Loan Amount” (for each such Lender, the “2018 Term Loan Amount”) and (b) after the 2011 Extension Effective Date, each Lender that holds a 2018 Term Loan.

“2018 Term Loan” shall mean a 2018 Dollar Term Loan or a 2018 Euro Term Loan, as the case may be.

“2018 Term Loan Amount” shall have the meaning provided in the definition of “2018 Term Lender”.

“2018 Term Loan Facility” shall mean the 2018 Term Loans.

“2018 Term Loan Maturity Date” shall mean March 24, 2018 or, if such date is not a Business Day, the next preceding Business Day.

“2018B New Term Loan” shall mean a Replacement Term Loan denominated in Dollars which replaced the 2018B Term Loans on the 2013 Second April Repricing Effective Date pursuant to the 2013 Second April Repricing Amendment. The aggregate amount of the 2018B New Term Loans as of the 2013 Second April Repricing Effective Date is $1,008,000,000.00.

“2018B New Term Lender” shall mean, (a) as of the 2013 Second April Repricing Effective Date, the Term Lender that is party to the 2013 Second April Repricing Amendment and (b) after the 2013 Second April Repricing Effective Date, each Lender that holds a 2018B New Term Loan.

“2018B New Term Loan Maturity Date” shall mean September 24, 2018 or, if such date is not a Business Day, the next preceding Business Day.

“2018B Second New Term Loan” shall mean a Replacement Term Loan denominated in Dollars which replaced the 2018B New Term Loans on the 2014 July Repricing Effective Date pursuant to the 2014 July Repricing Amendment. The aggregate amount of the 2018B Second New Term Loans as of the 2014 July Repricing Effective Date is $1,008,000,000.00.

“2018B Second New Term Lender” shall mean, (a) as of the 2014 July Repricing Effective Date, the Term Lender that is party to the 2014 July Repricing Amendment and (b) after the 2014 July Repricing Effective Date, each Lender that holds a 2018B Second New Term Loan.

“2018B Second New Term Loan Maturity Date” shall mean September 24, 2018 or, if such date is not a Business Day, the next preceding Business Day.

“2018B Term Lender” shall mean each Lender that holds a 2018B Term Loan.

“2018B Term Loan” shall mean the term loans made pursuant to the 2012 September Joinder Agreement and the 2013 February Joinder Agreement.  The aggregate amount of the 2018B Term Loans as of the 2013 February Joinder Effective Date is $1,008,000,000.00.

“2018B Term Loan Facility” shall mean the 2018B Term Loans.

“2018B Term Loan Maturity Date” shall mean September 24, 2018 or, if such date is not a Business Day, the next preceding Business Day.

“2020 Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total 2020 Revolving Credit Commitment over (b) the sum of (i) the aggregate Dollar Equivalent principal amount of all 2020 Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letters of Credit Outstanding under the 2020 Revolving Credit Commitment.

“2020 Letter of Credit Fee” shall have the meaning provided in Section 4.1(c)(iii).

“2020 Revolving Credit Commitment” shall mean, (a) with respect to each 2020 Revolving Credit Lender on the 2015 May Effective Date, the amount set forth on Schedule 1.1(c) to the 2015 May Amendment under the heading “2020 Revolving Credit Commitment”, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof, (b) in the case of any Lender that receives an assignment of any portion of a 2020 Revolving Credit Commitment that was held by a 2020 Revolving Credit Lender, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total 2020 Revolving Credit Commitment, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof and (c) in the case of any 2020 Revolving Credit Lender that increases its 2020 Revolving Credit Commitment or becomes a New Revolving Loan Lender with respect to its 2020 Revolving Credit Commitment, in each case pursuant to Section 2.14, the amount specified in the applicable Joinder Agreement, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof.  As of the 2015 May Effective Date, the aggregate 2020 Revolving Credit Commitments are $1,250,000,000.

“2020 Revolving Credit Commitment Percentage” shall mean at any time, for each 2020 Revolving Credit Lender, the percentage obtained by dividing (a) such Lender’s 2020 Revolving Credit Commitment at such time by (b) the aggregate amount of the 2020 Revolving Credit Commitments at such time; provided that at any time when the 2020 Revolving Credit Commitment shall have been terminated, each Lender’s 2020 Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s 2020 Revolving Credit Exposure at such time by (b) the 2020 Revolving Credit Exposure of all Lenders at such time.

“2020 Revolving Credit Exposure” shall mean, with respect to any 2020 Revolving Credit Lender at any time, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of 2020 Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s 2020 Letter of Credit Exposure at such time in respect of such Lender’s 2020 Revolving Credit Commitments and (c) such Lender’s 2020 Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding 2020 Swingline Loans at such time in respect of such Lender’s 2020 Revolving Credit Commitments.

“2020 Revolving Credit Facility” shall mean the revolving credit facility represented by the 2020 Revolving Credit Commitments.

“2020 Revolving Credit Lender” shall mean (a) as of the 2015 May Effective Date, each 2020 Revolving Credit Lender with respect to any 2020 Revolving Credit Commitment of such Lender (or a portion thereof) whose name and the aggregate principal amount of its 2020 Revolving Credit Commitment are set forth on Schedule 1.1(c) to the 2015 May Amendment under the heading “2020 Revolving Credit Commitment” and (b) after the 2015 May Effective Date, each Lender that holds a 2020 Revolving Credit Commitment.

“2020 Revolving Credit Loan” shall have the meaning provided in Section 2.1(c).

“2020 Revolving Credit Maturity Date” shall mean the earliest of (i) December 24, 2016 (or, if such date is not a Business Day, the next preceding Business Day), to the extent that on such date more than $750.0 million in aggregate principal amount of the Borrower’s 2017 Second New Term Loans are outstanding, (ii) December 24, 2017 (or, if such date is not a Business Day, the next preceding Business Day), to the extent that on such date more than $750.0 million in aggregate principal amount of the Borrower’s 2018 New Term Loans are outstanding, (iii) June 26, 2018 (or, if such date is not a

Business Day, the next preceding Business Day), to the extent that on such date more than $750.0 million in aggregate principal amount of the Borrower’s 2018B Second New Term Loans are outstanding, (iv) March 17, 2019 (or, if such date is not a Business Day, the next preceding Business Day), to the extent that on such date more than $750.0 million in aggregate principal amount of the Borrower’s 7.375% senior secured notes due 2019 are outstanding and (v) June 2, 2020 (or, if such date is not a Business Day, the next preceding Business Day).

“2020 Revolving Credit Multicurrency Sublimit” at any date, the lesser of (x) $500,000,000 and (y) the aggregate 2020 Revolving Credit Commitments at such date.

“2020 Revolving Final Date” shall mean, with respect to 2020 Revolving Credit Commitments and Letters of Credit, the date on which the 2020 Revolving Credit Commitments shall have terminated, no 2020 Revolving Credit Loans shall be outstanding and the 2020 Revolving Credit Lenders shall have no more Letter of Credit Exposure.

“2020 Term A Lender” shall mean, (a) as of the 2017 January Joinder Effective Date, the Term Lenders that are party to the 2017 January Joinder Agreement and (b) after the 2017 January Joinder Effective Date, each Lender that holds a 2020 Term A Loan.

“2020 Term A Loan” shall mean the Dollar denominated term loans made pursuant to the 2017 January Joinder Agreement.  The aggregate amount of the 2020 Term A Loans as of the 2017 January Joinder Effective Date is $1,300,000,000.00.

“2020 Term A Loan Maturity Date” shall mean June 2, 2020.

“2020 Term A Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(bb).

“2020 Term A Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“2020 Swingline Loan” shall mean any Swingline Loan made pursuant to the 2020 Revolving Credit Commitments.

“2021 Dollar Term Loan” shall mean a 2021 Extended Dollar Term Loan, a 2021 New Dollar Term Loan, a 2021B Extended Dollar Term Loan or a 2021B New Dollar Term Loan, as the case may be. The aggregate amount of the 2021 Dollar Term Loans as of the 2016 March Amendment Effective Date is $4,717,862,997.76, which is comprised of (i) $941,113,216.75 aggregate principal amount of 2021 Extended Dollar Term Loans, (ii) $63,232,691.85 aggregate principal amount of 2021 New Dollar Term Loans, (iii) $2,630,928,238.66 aggregate principal amount of 2021B Extended Dollar Term Loans, and (iv) $1,082,588,850.50 aggregate principal amount of 2021B New Dollar Term Loans.

“2021 Euro Term Loan” shall mean a 2021 Extended Euro Term Loan. The aggregate amount of the 2021 Euro Term Loans as of the 2014 January Amendment Effective Date is €153,774,108.99.

“2021 Extended Dollar Term Loan” shall have the meaning provided in the 2014 January Extension and Repricing Amendment.

“2021 Extended Euro Term Loan” shall have the meaning provided in the 2014 January Extension and Repricing Amendment.

“2021 New Dollar Term Loan” shall have the meaning provided in the 2014 January Extension and Repricing Amendment.

“2021 New Euro Term Loan” shall mean the Euro denominated term loans made pursuant to the 2016 October Joinder Agreement.  The aggregate amount of the 2021 New Euro Term Loans as of the 2016 October Joinder Effective Date is €153,774,108.99.

“2021 New Term Lender” shall mean, (a) as of the 2016 October Joinder Effective Date, the Term Lender that is party to the 2016 October Joinder Agreement and (b) after the 2016 October Joinder Effective Date, each Lender that holds a 2021 New Term Loan.

“2021 New Term Loan” shall mean a 2021C New Dollar Term Loan or a 2021 New Euro Term Loan, as the case may be.

“2021 Term Lender” shall mean each Lender that holds a 2021 Term Loan.

“2021 Term Loan” shall mean a 2021 Dollar Term Loan or a 2021 Euro Term Loan, as the case may be.

“2021 Term Loan Facility” shall mean the 2021 Term Loans.

“2021 Term Loan Maturity Date” shall mean March 24, 2021 or, if such date is not a Business Day, the next preceding Business Day.

“2021B Extended Dollar Term Loan” shall have the meaning provided in the 2016 March Extension Amendment and Joinder.

“2021B New Dollar Term Loan” shall have the meaning provided in the 2016 March Extension Amendment and Joinder.

“2021C New Dollar Term Loan” shall mean the Dollar denominated term loans made pursuant to the 2016 October Joinder Agreement.  The aggregate amount of the 2021C New Dollar Term Loans as of the 2016 October Joinder Effective Date is $4,267,862,997.76.

“2022 Dollar Term Loan” shall mean the Dollar denominated term loans made pursuant to the 2015 June Joinder Agreement, the 2015 November Joinder Agreement and the 2016 May Extension Amendment and Joinder.  The aggregate amount of the 2022 Dollar Term Loans as of the 2016 May Amendment Effective Date is $2,983,000,000.00, which is comprised of (i) $725,000,000 aggregate principal amount of 2022 Dollar Term Loans made pursuant to the 2015 June Joinder Agreement, (ii) $1,250,000,000 aggregate principal amount of 2022 Dollar Term Loans made pursuant to the 2015 November Joinder Agreement, (iii) $691,801,791.54 aggregate principal amount of 2022B Extended Dollar Term Loans made pursuant to the 2016 May Extension Amendment and Joinder, and (iv) $316,198,208.46 aggregate principal amount of 2022B New Dollar Term Loans made pursuant to the 2016 May Extension Amendment and Joinder.

“2022 Euro Term Loan” shall mean the Euro denominated term loans made pursuant to the 2015 June Joinder Agreement, the 2015 November Joinder Agreement and the 2016 May Extension Amendment and Joinder.  The aggregate amount of the 2022 Euro Term Loans as of the 2016 May Amendment Effective Date is €761,197,526.32, which is comprised of (i) €250,000,000 aggregate principal amount of 2022 Euro Term Loans made pursuant to the 2015 June Joinder Agreement, (ii)

€200,000,000 aggregate principal amount of 2022 Euro Term Loans made pursuant to the 2015 November Joinder Agreement, (iii) €226,244,127.71 aggregate principal amount of 2022B Extended Euro Term Loans made pursuant to the 2016 May Extension Amendment and Joinder, and (iv) €84,953,398.61 aggregate principal amount of 2022B New Euro Term Loans made pursuant to the 2016 May Extension Amendment and Joinder.

“2022 New Term Lender” shall mean, (a) as of the 2016 November Joinder Effective Date, the Term Lender that is party to the 2016 November Joinder Agreement and (b) after the 2016 November Joinder Effective Date, each Lender that holds a 2022 New Term Loan.

“2022 New Term Loan” shall mean a 2022C New Dollar Term Loan or a 2022C New Euro Term Loan, as the case may be.

“2022B Extended Dollar Term Loan” shall have the meaning provided in the 2016 May Extension Amendment and Joinder.

“2022B Extended Euro Term Loan” shall have the meaning provided in the 2016 May Extension Amendment and Joinder.

“2022B New Dollar Term Loan” shall have the meaning provided in the 2016 May Extension Amendment and Joinder.

“2022B New Euro Term Loan” shall have the meaning provided in the 2016 May Extension Amendment and Joinder.

“2022C New Dollar Term Loan” shall mean the Dollar denominated term loans made pursuant to the 2016 November Joinder Agreement.  The aggregate amount of the 2022C New Dollar Term Loans as of the 2016 November Joinder Effective Date is $2,783,000,000.00.

“2022C New Euro Term Loan” shall mean the Euro denominated term loans made pursuant to the 2016 November Joinder Agreement.  The aggregate amount of the 2022C New Euro Term Loans as of the 2016 November Joinder Effective Date is €761,197,525.32.

“2022D New Dollar Term Lender” shall mean, (a) as of the 2017 June Joinder Effective Date, the Term Lender that is party to the 2017 June Joinder Agreement and (b) after the 2017 June Joinder Effective Date, each Lender that holds a 2022D New Dollar Term Loan.

“2022D New Dollar Term Loan” shall mean the Dollar denominated term loans made pursuant to the 2017 June Joinder Agreement.  The aggregate amount of the 2022D New Dollar Term Loans as of the 2017 June Joinder Effective Date is $3,758,000,000.00.

“2022 Term Lender” shall mean each Lender that holds a 2022 Term Loan.

“2022 Term Loan” shall mean a 2022 Dollar Term Loan or a 2022 Euro Term Loan, as the case may be.

“2022 Term Loan Maturity Date” shall mean July 10, 2022 or, if such date is not a Business Day, the next preceding Business Day.

“2024 New Dollar Term Lender” shall mean, (a) as of the 2017 April Joinder Effective Date, the Term Lender that is party to the 2017 April Joinder Agreement and (b) after the 2017 April Joinder Effective Date, each Lender that holds a 2024 New Dollar Term Loan.

“2024 New Dollar Term Loan” shall mean the Dollar denominated term loans made pursuant to the 2017 April Joinder Agreement.  The aggregate amount of the 2024 New Dollar Term Loans as of the 2017 April Joinder Effective Date is $4,217,000,000.00.

“2024 New Dollar Term Loan Maturity Date” shall mean April 26, 2024 or, if such date is not a Business Day, the next preceding Business Day.

“ABR” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate”.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR and, in any event, shall (i) include all Swingline Loans and (ii) exclude all Loans denominated in Alternative Currencies.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition Agreement” shall have the meaning provided in the preamble to this Agreement.

“Additional Swingline Lender” shall mean any lender of Additional Swingline Loans hereunder.

“Additional 2018 New Dollar Term Loan” has the meaning provided to such term in the 2014 July Repricing Amendment.

“Additional Swingline Loan” shall have the meaning provided  in Section 2.1(c).

“Additional Swingline Maximum Amount” shall mean an aggregate principal amount equal to $200,000,000.

“Adjusted Total Delayed Draw Term Loan Commitment” shall mean at any time the Total Delayed Draw Term Loan Commitment less the Delayed Draw Term Loan Commitments of all Defaulting Lenders.

“Adjusted Total Euro Tranche Term Loan Commitment” shall mean at any time the Total Euro Tranche Term Loan Commitment less the Euro Tranche Term Loan Commitments of all Defaulting Lenders.

“Adjusted Total Initial Term Loan Commitment” shall mean at any time the Total Initial Term Loan Commitment less the Initial Term Loan Commitments of all Defaulting Lenders.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Credit Suisse, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 to the Original Credit Agreement or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” shall have the meaning provided in Section 13.17(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent and each Joint Lead Arranger and Bookrunner.

“Aggregate Multicurrency Exposures” shall have the meaning provided in Section 5.2(b).

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean, on any date, the Original Credit Agreement as amended and restated hereby and as the same may thereafter from time to time be further amended, supplemented, amended and restated or otherwise modified and in effect on such date in accordance with the terms hereof.

“Agreement Currency” shall have the meaning provided in Section 13.19.

“Alternative Currency” shall mean Euro, British Pounds Sterling and any other currency acceptable to the Administrative Agent that is freely convertible into Dollars and readily available in the London interbank market.

“Amendment Agreement” shall mean that certain Amendment Agreement to the Amended and Restated Credit Agreement, which amends this Agreement, dated as of August 10, 2010, among the Borrower, the Guarantors, the Administrative Agent and the Required Lenders.

“Amendment Effective Date” shall mean September 28, 2007.

“Amendment No. 1 Effective Date” shall mean the date on or before November 8, 2010 on which all conditions to effectiveness set forth in Sections 4(a) and 4(b) of the Amendment Agreement have been satisfied.

“Applicable ABR Margin” shall mean, at any date:

(a) with respect to each ABR Loan that is either a 2020 Revolving Credit Loan or 2020 Swingline Loan, 2.50% per annum;

(b) with respect to each ABR Loan that is a 2021C New Dollar Term Loan, 2.00% per annum;

(c) with respect to each ABR Loan that is a 2017 Second New Term Loan, 2018 New Dollar Term Loan or 2018B Second New Term Loan, 2.50% per annum;

(d) with respect to each ABR Loan that is a 2022C New Dollar Term Loan, (i) from the 2016 November Joinder Effective Date until the delivery of Section 9.1 Financials and the related officer’s certificate for the fiscal year ending December 31, 2016, 2.00% per annum and (ii) thereafter, the rate per annum set forth below opposite the Status in effect on such day:

2022C New Dollar Term Loans
Status	ABR Loans
Level I Status	2.00%
Level II Status	1.75%

(e) with respect to each ABR Loan that is a 2020 Term A Loan, (i) from the 2017 January Joinder Effective Date until the delivery of Section 9.1 Financials and the related officer’s certificate for the fiscal year ending December 31, 2016, 1.00% per annum and (ii) thereafter, the rate per annum set forth below opposite the Status in effect on such day:

2020 Term A Loans
Status	ABR Loans
Level I Status	1.00%
Level II Status	0.75%

(f) with respect to each ABR Loan that is a 2024 New Dollar Term Loan, 1.50% per annum~~.~~;

Notwithstanding the foregoing, during any period in which the Borrower’s corporate family rating is Ba3 (stable) or better from Moody’s (the “Target Rating”), the Applicable ABR Margin

with respect to 2024 New Dollar Term Loans shall be reduced to 1.25% per annum for 2024 New Dollar Term Loans that are ABR Loans; provided that each change in the Applicable ABR Margin with respect to the 2024 New Dollar Term Loans resulting from a change in such rating shall be effective, in the case of an upgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, however, that at any time that the Target Rating is not in effect the Applicable ABR Margin for the 2024 New Dollar Term Loans shall be 1.50% per annum.

(g)  with respect to each ABR Loan that is a 2022D New Dollar Term Loan, 1.25% per annum.

Notwithstanding the foregoing, during any period in which the Target Rating is in effect, the Applicable ABR Margin with respect to 2022D New Dollar Term Loans shall be reduced to 1.00% per annum for 2022D New Dollar Term Loans that are ABR Loans; provided that each change in the Applicable ABR Margin with respect to the 2022D New Dollar Term Loans resulting from a change in such rating shall be effective, in the case of an upgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, however, that at any time that the Target Rating is not in effect the Applicable ABR Margin for the 2022D New Dollar Term Loans shall be 1.25% per annum.

“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i)          an amount (which shall not be less than zero) equal to the greater of (x) 50% of Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period from January 1, 2014 until the last day of the then most recent fiscal quarter or fiscal year, as applicable, for which Section 9.1 Financials have been delivered and (y) (A) the cumulative amount of Excess Cash Flow of the Borrower and the Restricted Subsidiaries from January 1, 2014 and prior to the Applicable Amount Reference Time, minus (B) the portion of such Excess Cash Flow that has been (or is required to be) applied after January 1, 2014 and prior to the Applicable Amount Reference Time to the prepayment of Loans in accordance with Section 5.2(a)(ii);

(ii)          to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital or deemed reduction in the amount of such Investment, the aggregate JV Distribution Amount received by the Borrower or any Restricted Subsidiary during the period from and including the Business Day immediately following the Original Closing Date through and including the Applicable Amount Reference Time;

(iii)           to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital or deemed reduction in the amount of such Investment and (C) required to be applied to prepay Term Loans in accordance with Section 5.2(a), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary following the Original Closing Date, during the period from and including the Business Day immediately following the Original Closing Date through and including the Applicable Amount Reference Time; and

(iv)          other than for purposes of Section 10.6(c), the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Original Closing Date through and including the Applicable Amount Reference Time; and

minus (b) the sum, without duplication, of:

(i)          the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y), 10.5(i)(y) or 10.5(v)(y) following the Original Closing Date and prior to the Applicable Amount Reference Time (with regard to Investments made pursuant to Section 10.5(g)(ii)(y), net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the Disposition of any such Investment);

(ii)          the aggregate amount of dividends pursuant to Section 10.6(c)(y) (or amounts loaned or advanced pursuant to Section 10.5(m) in lieu of such dividends) following the Original Closing Date and prior to the Applicable Amount Reference Time; and

(iii)           the aggregate amount of prepayments, repurchases and redemptions of Restricted Indebtedness pursuant to subclause (2) of Section 10.7(a)(y)(i) following the 2014 July Repricing Effective Date and prior to the Applicable Amount Reference Time.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to:

(a) the amount of any capital contributions (other than (A) the Equity Investments, (B) the Cure Amount, (C) any amount added back in the definition of Consolidated EBITDA pursuant to clause (a)(viii) thereof, (D) any contributions in respect of Disqualified Equity Interests and (E) any amount applied to redeem Stock or Stock Equivalents of the Borrower pursuant to Section 10.6(a)) made in cash to, or any proceeds of an equity issuance received by, the Borrower from and including the Business Day immediately following the Original Closing Date through and including the Applicable Equity Amount Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower (for the avoidance of doubt the proceeds received by the Borrower from capital contributions or offerings of the Borrower’s Qualified Equity Interests arising from proceeds received by its direct or indirect parent company from the 2014 New Equity Holders shall be included in the calculation of this clause (a) regardless of any usage of any capital contribution or equity issuance component of the Applicable Amount (as defined prior to the 2014 July Repricing Effective Date) prior to the 2014 July Repricing Effective Date);

minus (b) the sum, without duplication, of:

(i)          the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(z), 10.5(i)(aa) or 10.5(v)(z) following the 2014 July Repricing Effective Date and prior to the Applicable Equity Amount Reference Time (with regard to Investments made pursuant to Section 10.5(g)(ii)(z), net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the Disposition of any such Investment);

(ii)          the aggregate amount of dividends pursuant to Section 10.6(c)(z) (or amounts loaned or advanced pursuant to Section 10.5(m) in lieu of such dividends) following the 2014 July Repricing Effective Date and prior to the Applicable Equity Amount Reference Time; and

(iii)           the aggregate amount of prepayments, repurchases and redemptions of Restricted Indebtedness pursuant to subclause (3) of Section 10.7(a)(y)(i) following the 2014 July Repricing Effective Date and prior to the Applicable Equity Amount Reference Time.

“Applicable LIBOR Margin” shall mean, at any date:

(a) with respect to each LIBOR Loan that is a 2020 Revolving Credit Loan, 3.50% per annum;

(b) with respect to each LIBOR Loan that is a 2021 New Term Loan, 3.00% per annum;

(c) with respect to each LIBOR Loan that is a 2017 Second New Term Loan, 2018 New Term Loan or 2018B Second New Term Loan, 3.50% per annum; and

(d) with respect to each LIBOR Loan that is a 2022C New Dollar Term Loans or each 2022C New Euro Term Loan, as applicable, (i) from the 2016 November Joinder Effective Date until the delivery of Section 9.1 Financials and the related officer’s certificate for the fiscal year ending December 31, 2016, (x) with respect to 2022C New Dollar Term Loans, 3.00% per annum and (y) with respect to 2022C New Euro Term Loans, 3.25% per annum and (ii) thereafter, the rate per annum set forth below opposite the Status in effect on such day:

LIBOR Loans
Status	2022C New Dollar Term Loans	2022C New Euro Term Loans
Level I Status	3.00%	3.25%
Level II Status	2.75%	3.00%

(e) with respect to each LIBOR Loan that is a 2020 Term A Loan, (i) from the 2017 January Joinder Effective Date until the delivery of Section 9.1 Financials and the related officer’s certificate for the fiscal year ending December 31, 2016, 2.00% per annum and (ii) thereafter, the rate per annum set forth below opposite the Status in effect on such day:

2020 Term A Loans
Status	LIBOR Loans
Level I Status	2.00%
Level II Status	1.75%

(f) with respect to each LIBOR Loan that is a 2024 New Dollar Term Loan, 2.50% per annum~~.~~;

Notwithstanding the foregoing, during any period in which the Target Rating is in effect, the Applicable LIBOR Margin with respect to 2024 New Dollar Term Loans shall be reduced to 2.25% per annum for 2024 New Dollar Term Loans that are LIBOR Loans; provided that each change in the Applicable LIBOR Margin with respect to the 2024 New Dollar Term Loans resulting from a change in such rating shall be effective, in the case of an upgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, however, that at any time that the Target Rating is not in effect the Applicable LIBOR Margin for the 2024 New Dollar Term Loans shall be 2.50% per annum.

(g) with respect to each LIBOR Loan that is a 2022D New Dollar Term Loan, 2.25% per annum.

Notwithstanding the foregoing, during any period in which the Target Rating is in effect, the Applicable LIBOR Margin with respect to 2022D New Dollar Term Loans shall be reduced to 2.00% per annum for 2022D New Dollar Term Loans that are LIBOR Loans; provided that each change in the Applicable LIBOR Margin with respect to the 2022D New Dollar Term Loans resulting from a change in such rating shall be effective, in the case of an upgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, however, that at any time that the Target Rating is not in effect the Applicable LIBOR Margin for the 2022D New Dollar Term Loans shall be 2.25% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Credit Parties or any of their Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary).  Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b) and Section 10.4(o), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean (a) an assignment and acceptance substantially in the form of Exhibit J to the Original Credit Agreement, or such other form as may be approved by the Administrative Agent and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.15(a).

“Authorized Officer” shall mean the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Delayed Draw Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Delayed Draw Term Loan Commitment over (b) the aggregate principal amount of all Delayed Draw Term Loans.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“BBA LIBOR” shall have the meaning provided in the definition of “LIBOR Rate.”

“benefited Lender” shall have the meaning provided in Section 13.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date and (b) the incurrence of one Class and Type of Loan on a given date (or resulting from conversions on a given date) having a single Maturity Date and in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“British Pounds Sterling” shall mean the lawful currency of Great Britain.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and,

(a)                                 if such day relates to any interest rate settings as to a LIBOR Loan denominated in Dollars or any Alternative Currency (other than Euro), any fundings, disbursements, settlements and payments in Dollars or any Alternative Currency (other than Euro) in respect of any such LIBOR Loan, or any other dealings in Dollars or any Alternative Currency (other than Euro) to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars or such Alternative Currency are conducted by and between banks in the London interbank eurodollar market; provided, however,

(b)                                 if such day relates to any interest rate settings as to a LIBOR Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a TARGET Day.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries (including capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” shall have the meaning provided in Section 3.8(d).

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) on the Original Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Original Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original Closing Date or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the Original Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” shall mean and be deemed to have occurred if (a) either (i) the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Borrower or (ii) the Sponsor shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 12% of the voting power of the outstanding Voting Stock of the Borrower; or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (d) at any time, a Change of Control (as defined in the Senior Interim Loan Agreement, the Senior Notes Indenture, the Senior Subordinated Interim Loan Agreement or the Senior Subordinated Notes Indenture) shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are 2013 Revolving Credit Loans, 2016 Revolving Credit Loans, 2020 Revolving Credit Loans, 2018 Dollar Term Loans, 2018 Euro Term Loans, 2018 New Dollar Term Loans, 2018 New Euro Term Loans, 2018B Term Loans, 2017 Dollar Term Loans, 2017 Euro Term Loans, 2017B Dollar Term Loans, 2017B Euro Term Loans, 2017 New Dollar Term Loans, 2017 New Euro Term Loans, 2017 Second New Dollar Term Loans, 2017 Second New Euro Term Loans, 2018B New Term Loans, 2018B Second New Term Loans, 2020 Term A Loans, 2021C New Dollar Term Loans, 2021 New Euro Term Loans, 2022C New Dollar Term Loans, 2022C New Euro Term Loans, 2022D New Dollar Term Loans, 2024 New Dollar Term Loans, New Revolving Loans, Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Tranche B-3 Term Loans, Delayed Draw Term Loans, Euro Tranche B-1 Term Loans, Euro Tranche B-2 Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series) or 2013 Swingline Loans, 2016 Swingline Loans, 2020 Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a 2013 Revolving Credit Commitment, a 2016

Revolving Credit Commitment, a 2020 Revolving Credit Commitment, a New Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), an Initial Tranche B-1 Term Loan Commitment, an Initial Tranche B-2 Term Loan Commitment, an Initial Tranche B-3 Term Loan Commitment, a Delayed Draw Term Loan Commitment, a Euro Tranche B-1 Term Loan Commitment, a Euro Tranche B-2 Term Loan Commitment or a New Term Loan Commitment.  For the avoidance of doubt, each Extended Revolving Credit Loan is of a different Class than the Revolving Credit Loan from which it was converted, each Extended Revolving Credit Commitment is of a different Class than the Revolving Credit Commitment from which it was converted, and each Extended Term Loan is of a different Class than the Class or Classes of Term Loan from which it was converted.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the 2014 July Repricing Effective Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.

“Collateral Agent” shall mean Credit Suisse, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, with respect to the 2020 Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level I Status	0.50%
Level II Status	0.375%

Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.50% during the period from and including the 2015 May Effective Date to but excluding the Trigger Date.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s 2013 Revolving Credit Commitment, 2016 Revolving Credit Commitment, 2020 Revolving Credit Commitment, a New Revolving Credit Commitment, an Extended Revolving Credit Commitment, an Initial Tranche B-1 Term Loan Commitment, an Initial Tranche B-2 Term Loan Commitment, an Initial Tranche B-3 Term Loan Commitment, a Delayed Draw Term Loan Commitment, a Euro Tranche B-1 Term Loan Commitment, a Euro Tranche B-2 Term Loan Commitment or a New Term Loan Commitment.

“Communications” shall have the meaning provided in Section 13.17(a).

“Company” shall have the meaning provided in the preamble to this Agreement.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated September 2007.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a)                                 without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i)                              total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, bank fees and costs of surety bonds in connection with financing activities, and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(ii)                               provision for taxes based on income, profits or capital, including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations,

(iii)                                depreciation and amortization, including the amortization of deferred financing fees or costs, capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs, contract acquisition costs, and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits,

(iv)                              Non-Cash Charges,

(v)                             business optimization expenses (including data center consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement) and restructuring charges or reserves (including restructuring costs related to acquisitions after the Original Closing Date and to closure and/or consolidation of facilities),

(vi)                              the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period in arriving at Consolidated Net Income,

(vii)                               the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor,

(viii)                               any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) of the Borrower (provided such capital contributions have not been applied to increase the “Applicable Equity Amount” pursuant to clause (a) of the definition thereof),

(ix)                              the amount of net cost savings and net cash flow effect of revenue enhancements related to new agreements or amendments to existing agreements with customers or joint ventures projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject only to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (v) above with respect to such period,

(x)                             to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption,

(xi)                              the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing,

(xii)                               extraordinary losses and unusual or non-recurring charges (including litigation and regulatory settlements, and spin-off costs relating to divestitures of subsidiaries, including without limitation from the spin-off of The Western Union Company),

(xiii)                               to the extent included in Consolidated Net Income, the negative EBITDA of IPS and IPS Canada, and

(xiv)                              with respect to any Joint Venture, an amount equal to the proportion of those items described in clauses (ii) and (iii) above relating to such Joint Venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such Joint Venture’s Consolidated Net Income (determined as if such Joint Venture were a Restricted Subsidiary), less

(b)                                 without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)                              extraordinary gains and unusual or non-recurring gains,

(ii)                               non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(iii)                                gains on asset sales (other than asset sales in the ordinary course of business),

(iv)                              any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v)                             cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(i)                              to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii)                               to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and its related pronouncements and interpretations,

(iii)                                there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) other than for purposes of determining the Applicable Amount, the Applicable Equity Amount, the Applicable ABR Margin, the Applicable LIBOR Margin, Commitment Fee Rate and the Delayed Draw Commitment Fee Rate, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and

(iv)                              to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual

Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a)                                 extraordinary items for such period,

(b)                                 the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c)                                  Transaction Expenses incurred during such period,

(d)                                 any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Original Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,

(e)                                  any effect of income or loss for such period attributable to the early extinguishment of Indebtedness,

(f)                                   accruals and reserves established or adjusted within twelve months after the Original Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period,

(g)                                  the mark-to-market effects on net income during the period of any derivatives or similar financial instruments, including the ineffective portion of hedging arrangements, but including such effects settled in cash in the period,

(h)                                 Net Income of IPS and IPS Canada,

(i)                                     solely for purposes of determining the Applicable Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein, and

(j)                                    the amount of any net income (or loss) for such period from disposed or discontinued operations.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any consummated acquisition whether consummated before or after the Original Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Debt” shall mean Consolidated Total Debt secured by a Lien on any Collateral (excluding any Permitted Other Indebtedness incurred pursuant to Section 10.1(aa), Section 10.1(bb)(i)(a) (but solely to the extent the Net Cash Proceeds thereof are applied not later than five (5) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Senior Notes and/or Senior Subordinated Notes pursuant to and in accordance with Section 10.7(a)(y)(i)), Section 10.1(bb)(i)(b) or Section 10.1(cc) and, in each case, secured by a Lien on Collateral ranking junior to the Lien securing the Obligations).

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period then last ended.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (excluding any settlement assets).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) all Indebtedness of the types described in clause (a) and clause (d) of the definition thereof (but, (i) in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit and (ii) in any event, excluding any Settlement Indebtedness) of the definition thereof, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP minus (b) the aggregate cash and cash equivalents (in each case, free and clear of all Liens, other than Liens permitted by Section 10.2 other than clause (u) thereof) included in the cash and cash equivalents accounts (other than settlement assets) (x) listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date and (y) listed on the balance sheet of any Joint Venture (excluding settlement assets) in an amount corresponding to the Borrower’s or Restricted Subsidiaries’, as applicable, proportionate share thereof, based on its ownership of such Joint Venture’s Voting Stock.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period then last ended.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and Letter of Credit

Exposure to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Original Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow.”

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Credit Documents” shall mean this Agreement (including the Original Credit Agreement), the Guarantees, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Credit Suisse” shall mean Credit Suisse, Cayman Islands Branch and its successors.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period.  Cumulative Consolidated Net Income may be a positive or negative amount.

“Cure Amount” shall have the meaning provided in Section 11.15(a).

“Cure Right” shall have the meaning provided in Section 11.15(a).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(o) or, except to the extent accompanied by a corresponding reduction of the Revolving Credit Commitments Section 10.1(y)).

“Debt Repayment” shall mean the repayment, prepayment, repurchase or defeasance of the Indebtedness of the Borrower under the Indebtedness that is identified on Schedule 1.1(g) to the

Original Credit Agreement and that is repaid, prepaid, repurchased or defeased on the Original Closing Date (or such later date as may be necessary to effect the Debt Repayment in accordance with the tender offers therefor).

“Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Delayed Draw Commitment Fee” shall have the meaning provided in Section 4.1(b).

“Delayed Draw Commitment Fee Rate” shall mean, with respect to the Available Delayed Draw Commitment on any day, 0.75% per annum.

“Delayed Draw Repayment Amount” shall have the meaning provided in Section 2.5(b)(x).

“Delayed Draw Repayment Date” shall have the meaning provided in Section 2.5(b).

“Delayed Draw Term Loan” shall have the meaning provided in Section 2.1(a).  For the avoidance of doubt, all Delayed Draw Term Loans are 2014 Term Loans.

“Delayed Draw Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender as of the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c)-1 as such Lender’s “Delayed Draw Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender as of the date hereof, the amount specified as such Lender’s “Delayed Draw Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Delayed Draw Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Delayed Draw Term Loan Commitments as of the Original Closing Date was $225,000,000.

“Delayed Draw Term Loan Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Delayed Draw Term Loan Commitment at such time by (b) the amount of the Total Delayed Draw Term Loan Commitment at such time, provided that at any time when the Total Delayed Draw Term Loan Commitment shall have been terminated, each Lender’s Delayed Draw Term Loan Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Delayed Draw Term Loan Exposure at such time by (b) the Delayed Draw Term Loan Exposure of all Lenders at such time.

“Delayed Draw Term Loan Commitment Termination Date” shall mean the earliest to occur of (i) December 31, 2008, (ii) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.1, and (iii) the date of the termination of the Delayed Draw Term Loan Commitments pursuant to Section 11.1.

“Delayed Draw Term Loan Exposure” shall mean, with respect to any Lender as of any date of determination, (a) prior to the termination of the Delayed Draw Term Loan Commitments, that Lender’s Delayed Draw Term Loan Commitment; and (b) after the termination of the Delayed Draw Term Loan Commitments, the aggregate outstanding principal amount of the Delayed Draw Term Loans of that Lender and any Extended Term Loans in respect of Delayed Draw Term Loans.

“Delayed Draw Term Loan Lender” shall mean a Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan Maturity Date” shall mean the earlier of (a) September 24, 2014, or, if such date is not a Business Day, the next preceding Business Day, and (b) the date that all Delayed Draw Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Obligations” shall mean all obligations of the Borrower with respect to (a) principal of and interest on the Loans, (b) Unpaid Drawings and interest thereon and (c) accrued and unpaid fees under the Credit Documents.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4(b).

“Disqualified Equity Interests” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalent that is not Disqualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Final Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Final Maturity Date hereunder; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant, of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Dividends” or “dividends” shall have the meaning provided in Section 10.6.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness in connection with the initial primary syndication thereof, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “ABR floor,” (a) to the extent that the LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Investments” shall have the meaning provided in the preamble to this Agreement.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than: (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8, (b) issuances to any Subsidiary of the Borrower and (c) any Cure Amount.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the Original Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Tranche Repayment Amount” shall have the meaning provided in Section 2.5(b)(x).

“Euro Tranche Repayment Date” shall have the meaning provided in Section 2.5(b).

“Euro Tranche Term Loan” shall mean any Euro Tranche B-1 Term Loan or Euro Tranche B-2 Term Loan.  For the avoidance of doubt, all Euro Tranche Term Loans are 2014 Term Loans.

“Euro Tranche Term Loan Commitment” shall mean, (i) as of the Original Closing Date (prior to giving effect to this amendment and restatement) with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1(c) to the Original Credit Agreement and (ii) as of the Original Closing (after giving effect to this amendment and restatement) with respect to each Lender, such Lender’s Euro Tranche B-1 Term Loan Commitment and Euro Tranche B-2 Term Loan Commitment.

“Euro Tranche Term Loan Lender” shall mean a Lender with a Euro Tranche Term Loan Commitment or an outstanding Euro Tranche Term Loan.

“Euro Tranche Term B-1 Loan Lender” shall mean a Lender with a Euro Tranche B-1 Term Loan Commitment or an outstanding Euro Tranche B-1 Term Loan.

“Euro Tranche B-1 Term Loan” shall have the meaning provided in Section 2.1(a).

“Euro Tranche B-1 Term Loan Commitment” shall mean (a) in the case of each Lender that was a Lender on the Original Closing Date (after giving effect to this amendment and restatement), the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Euro Tranche B-1 Term Loan Commitment” and (b) in the case of any Lender that became a Lender after the Original Closing Date, the amount specified as such Lender’s “Euro Tranche B-1 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Euro Tranche B-1 Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Euro Tranche B-1 Term Loan Commitments as of the Original Closing Date (after giving effect to this amendment and restatement) was €238,849,487.79.

“Euro Tranche Term B-1 Loan Lender” shall mean a Lender with a Euro Tranche B-1 Term Loan Commitment or an outstanding Euro Tranche B-1 Term Loan.

“Euro Tranche B-2 Term Loan” shall have the meaning provided in Section 2.1(a).

“Euro Tranche B-2 Term Loan Commitment” shall mean (a) in the case of each Lender that was a Lender on the Original Closing Date (after giving effect to this amendment and restatement), the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Euro Tranche B-2 Term Loan Commitment” and (b) in the case of any Lender that became a Lender after the Original Closing Date, the amount specified as such Lender’s “Euro Tranche B-2 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Euro Tranche B-2 Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Euro Tranche B-2 Term Loan Commitments as of the Original Closing Date (after giving effect to this amendment and restatement) was €470,370,370.37.

“Euro Tranche B-2 Term Loan Lender” shall mean a Lender with a Euro Tranche B-2 Term Loan Commitment or an outstanding Euro Tranche B-2 Term Loan.

“Euro Tranche Term Loan Maturity Date” shall mean September 24, 2014 or, if such date is not a Business Day, the first Business Day thereafter.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a)                                 the sum, without duplication, of

(i)                              Consolidated Net Income for such period,

(ii)                               an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts included in clauses (a) through (f) of the definition of “Consolidated Net Income” and excluded in arriving at such Consolidated Net Income,

(iii)                                decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv)                              an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)                             cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in Consolidated Net Income;

over (b) the sum, without duplication, of

(i)                              an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income and included in arriving at such Consolidated Net Income,

(ii)                               without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),

(iii)                                the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.5 and (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Term Loans and (y) all prepayments of Revolving Credit Loans and Swingline Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv)                              an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)                             increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi)                              payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vii)                               without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii)                               the amount of dividends paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Section 10.6(a), (b) or (d), to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix)                              the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(x)                             the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi)                              without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period (including Permitted Acquisitions), Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)                               the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)                               cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Stock and Stock Equivalents of any Foreign Subsidiary or any Domestic Subsidiary substantially all of the assets of which consist of Stock or Stock Equivalents of Foreign Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary or such Domestic Subsidiary in excess of 65% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (iv) in the case of (A) any Stock or Stock Equivalents of any Subsidiary to the extent such Stock or Stock Equivalents are subject to a Lien permitted by Section 10.2(h) or (B) any Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (1) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (2) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (2) shall not apply if (x) such other party is a Credit Party or wholly-owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (3) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (v) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(d)(i) to the Original Credit Agreement hereto and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries), have property, plant and equipment with a book value in excess of $10,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Original Closing Date in excess of $10,000,000, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) any Domestic Subsidiary substantially all the assets of which consist of (x) Stock and Stock Equivalents of Foreign Subsidiaries and/or (y) of other Domestic Subsidiaries so long as substantially all the assets of any such other Domestic Subsidiary consist of Stock and Stock Equivalents of Foreign Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) each Domestic Subsidiary with respect to which, as reasonably determined by the Borrower, the consequence of providing a

Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (g) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Receivables Subsidiary and (j) IPS.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a)(i) income taxes imposed on or measured by net income and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender, and (ii) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (b) in the case of a Non-U.S. Lender any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender under the law in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or, in the case of a Non- U.S. Participant, on the date such Non-U.S. Participant became a Participant hereunder); provided that this subclause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this subclause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.8(a) or that such Lender acquired pursuant to Section 13.7 (it being understood and agreed, for the avoidance of doubt, that any U.S. federal withholding tax imposed on a Non-U.S. Lender as a result of a Change in Law occurring after the time such Non-U.S. Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax), (c) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) (in the case of any Non-U.S. Lender) or Section 5.4(i) (in the case of a U.S. Lender) and (d) any Taxes imposed pursuant to FATCA.

“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Letters of Credit” shall have the meaning provided in Section 3.3(f).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(f)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(f)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(f)(ii).

“Existing Secured Letters of Credit” shall mean each letter of credit existing on the Original Closing Date and identified on Schedule 1.1(a) to the Original Credit Agreement; provided, however, no letter of credit on Schedule 1.1(a) to the Original Credit Agreement shall continue to constitute an Existing Secured Letter of Credit after the expiration date set forth opposite such letter of credit on Schedule 1.1(a) to the Original Credit Agreement except to the extent of unreimbursed drawings thereunder.

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(f)(i).

“Existing Secured Letter of Credit Issuer” shall mean each issuer of any Existing Secured Letter of Credit identified on Schedule 1.1(a) to the Original Credit Agreement.

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(f)(ii).  The 2016 Revolving Credit Commitments shall be deemed Extended Revolving Credit Commitments for all purposes of this Agreement.

“Extended Revolving Credit Facility” shall mean each tranche of Extended Revolving Credit Commitments established pursuant to Section 2.14(f).  The 2016 Revolving Credit Facility shall be deemed an Extended Revolving Credit Facility for all purposes of this Agreement.

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(f)(ii).  The 2016 Revolving Credit Loans shall be deemed Extended Revolving Credit Loans for all purposes of this Agreement..

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.14(f)(i).  The 2018 Term Loans, the 2017 Term Loans, the 2017B Term Loans and 2021 Extended Term Loans shall be deemed Extended Term Loans for all purposes of this Agreement.

“Extending Lender” shall have the meaning provided in Section 2.14(f)(iii).  The 2016 Revolving Credit Lenders, the 2018 Term Lenders, the 2017 Term Lenders, the 2017B Term Lenders and the Term Lenders that extended the maturities of their 2017 New Term Loans pursuant to the 2014 January Extension and Repricing Amendment shall be deemed Extending Lenders for all purposes of this Agreement.

“Extension Amendment” shall have the meaning provided in Section 2.14(f)(iv).  The 2011 Extension Amendment shall be deemed an Extension Amendment with respect to the 2016 Revolving Credit Loans and with respect to the 2018 Term Loans, the 2012 Extension Amendment shall be deemed an Extension Amendment with respect to the 2017 Term Loans, the 2012 August Extension Amendment shall be deemed an Extension Amendment with respect to the 2017B Term Loans and the 2014 January Extension and Repricing Amendment shall be deemed an Extension Amendment with respect to the 2017 New Term Loans with maturities extended thereunder, in each case for all purposes of this Agreement.

“Extension Date” shall have the meaning provided in Section 2.14(f)(v).

“Extension Election” shall have the meaning provided in Section 2.14(f)(iii).

“Extension Request” shall mean a Revolving Credit Extension Request or a Term Loan Extension Request.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws, regulations or official pronouncements implementing the foregoing).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Maturity Date” shall mean April 26, 2024, or if the 2024 New Dollar Term Loans shall have been repaid in full, July 10, 2022, or if the 2022D New Dollar Term Loans shall have been repaid in full, March 24, 2021, or if the 2021 New Term Loans shall have been repaid in full, June 2, 2020, or if the 2020 Revolving Credit Commitments shall have been terminated, the 2020 Revolving Credit Loans shall have been repaid in full and the 2020 Term A Loans shall have been repaid in full, September 24, 2018 or, if the 2018B Second New Term Loans shall have been repaid in full, March 24, 2018, or if the 2018 New Term Loans shall have been repaid in full, March 24, 2017.

“First Delayed Draw Repayment Date” shall mean March 31, 2009.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit L among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other First Lien Secured Parties, with such changes thereto as may be reasonably acceptable to the Administrative Agent; provided that such changes are not materially adverse to the Lenders.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations (other than any Permitted Other Indebtedness Obligations that are unsecured or secured by a Lien ranking junior to the Lien securing the Obligations), collectively.

“First Lien Secured Parties” shall mean the Secured Parties and the Permitted Other Indebtedness Secured Parties and any representative on their behalf for such purposes (other than in the case of Permitted Other Indebtedness Secured Parties whose Permitted Other Indebtedness Obligations are secured by a Lien ranking junior to the Lien securing the Obligations, such Permitted Other Indebtedness Secured Parties, the Collateral Agent and any other representative on their behalf), collectively.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(i).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the 2014 July Repricing Effective Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the 2014 July Repricing Effective Date and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (a) the Guarantee made by the Borrower and each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B to the Original Credit Agreement, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary that is a Domestic Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Original Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary that is party to the Guarantee on the Original Closing Date, (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Original Closing Date pursuant to Section 9.11 or otherwise and (c) each other Subsidiary that the Borrower may from time to time, in its discretion, cause to become a party to the Guarantee pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Bank” shall mean (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender, (b) solely with respect to any currency Hedge Agreement in effect on the Original Closing Date, the counterparties listed on Schedule 1.1(i) to the Original Credit Agreement or (c) with respect to any Hedge Agreement entered into prior to the Original Closing Date, any person that is a Lender or an Affiliate of a Lender on the Original Closing Date.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Borrower as of December 31, 2006 and December 31, 2005 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each of the fiscal years in the three year period ending on December 31, 2006.

“Holdings” shall mean New Omaha Holdings Corporation, a Delaware corporation, and its successors.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (h) all obligations of such Person in respect of Disqualified Equity Interests and (i) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany indebtedness having a term not exceeding 364 days and incurred in the ordinary course of business.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Initial Investors” shall have Kohlberg Kravis Roberts & Co. L.P., KKR 2006 Fund L.P., Citigroup Global Markets Inc., Credit Suisse Management LLC, Deutsche Bank Investment Partners, Inc., HSBC Bank plc, LBI Group Inc., GMI Investments, Inc., Citigroup Capital Partners II 2007 Citigroup Investment L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CGI CPE LLC, GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Mezzanine Partners 2006 Fund, L.P. and Goldman Sachs Investments Ltd. and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Initial Term Loan” shall mean any Initial Tranche B-1 Term Loan, Initial Tranche B-2 Term Loan or Initial Tranche B-3 Term Loan.  For the avoidance of doubt, all Initial Term Loans are 2014 Term Loans.

“Initial Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Tranche B-1 Term Loan Commitment, Initial Tranche B-2 Term Loan Commitment and Initial Tranche B-3 Term Loan Commitment.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean September 24, 2014 or, if such date is not a Business Day, the first Business Day thereafter.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(x).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Initial Tranche B-1 Term Loan” shall have the meaning provided in Section 2.1(a)(i).

“Initial Tranche B-1 Term Loan Commitment” shall mean, (a) in the case of each Lender that was a Lender on the Original Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Initial Tranche B-1 Term Loan Commitment” and (b) in the case of any Lender that became a Lender after the Original Closing Date, the amount specified as such Lender’s “Initial Tranche B-1 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Initial B-1 Term Loan Commitments as of the Original Closing Date (after giving effect to this amendment and restatement) was $4,438,222,222.22.

“Initial Tranche B-1 Term Loan Lender” shall mean a Lender with an Initial Tranche B-1 Term Loan Commitment or an outstanding Initial Tranche B-1 Term Loan.

“Initial Tranche B-2 Term Loan” shall have the meaning provided in Section 2.1(a)(ii).

“Initial Tranche B-2 Term Loan Commitment” shall mean, (a) in the case of each Lender that was a Lender on the Original Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c)-1 as such Lender’s “Initial Tranche B-2 Term Loan Commitment” and (b) in the case of any Lender that became a Lender after the Original Closing Date, the amount specified as such Lender’s “Initial Tranche B-2 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Initial B-2 Term Loan Commitments as of the Original Closing Date (after giving effect to this amendment and restatement) was $4,336,777,777.78.

“Initial Tranche B-2 Term Loan Lender” shall mean a Lender with an Initial Tranche B-2 Term Loan Commitment or an outstanding Initial Tranche B-2 Term Loan.

“Initial Tranche B-3 Term Loan” shall have the meaning provided in Section 2.1(a)(iii).

“Initial Tranche B-3 Term Loan Commitment” shall mean, (a) in the case of each Lender that was a Lender on the Original Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c)-1 as such Lender’s “Initial Tranche B-3 Term Loan Commitment” and (b) in the case of any Lender that became a Lender after the Original Closing Date, the amount specified as such Lender’s “Initial Tranche B-3 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Initial B-3 Term Loan Commitments as of the Original Closing Date was $3,000,000,000.

“Initial Tranche B-3 Term Loan Lender” shall mean a Lender with an Initial Tranche B-3 Term Loan Commitment or an outstanding Initial Tranche B-3 Term Loan.

“Interest Period” shall mean, with respect to any Term Loan, Extended Revolving Credit Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture); (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“IPO” shall mean the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Stock or Stock Equivalents in the Borrower or a parent entity of the Borrower.

“IPS” shall mean Integrated Payment Systems Inc., a Delaware corporation and its successors.

“IPS Canada” shall mean Integrated Payment Systems Canada Inc., a Canadian corporation and its successors.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A to the Original Credit Agreement or in such other form as is agreed between the Borrower and the Administrative Agent.

“Joint Lead Arrangers and Bookrunners” shall mean Credit Suisse Securities (USA) LLC, Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. For the avoidance of doubt, the 2017 June Joint Lead Arrangers and Bookrunners (as such term is defined in the 2017 June Joinder Agreement) shall constitute “Joint Lead Arrangers and Bookrunners” for purposes of this Agreement.

“Joint Venture” shall mean, at any date of determination, each joint venture accounted for as an equity method investee of the Borrower and its Subsidiaries, determined in accordance with GAAP.

“Judgment Currency” shall have the meaning provided in Section 13.19.

“JV Distribution Amount” shall mean, at any time, the lesser of (x) the aggregate amount of cash distributed to the Borrower or any Restricted Subsidiary by any joint venture that is not a Subsidiary (regardless of the form of legal entity) since the Original Closing Date and prior to such time (without duplication of any amount treated as a reduction in the outstanding amount of Investments by the Borrower or any Restricted Subsidiary pursuant to clause (d), (i) or (v) of Section 10.5) and only to the extent that neither the Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such joint venture and (y) the amount of Investments by the Borrower or such Restricted Subsidiary in such joint venture.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.  All L/C Borrowings shall be denominated in Dollars or any Alternative Currency.

“L/C Maturity Date” shall mean the date that is three Business Days prior to the 2020 Revolving Credit Maturity Date; provided that the L/C Maturity Date may be extended beyond such date with the consent of the Letter of Credit Issuer.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(b), 2.1(d) or 3.3, or (c) a Lender becoming the subject of a bankruptcy or insolvency proceeding.

“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $250,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall mean the 2013 Letter of Credit Fee, the 2016 Letter of Credit Fee and/or the 2020 Letter of Credit Fee, as the case may be.

“Letter of Credit Issuer” shall mean Credit Suisse, Cayman Islands Branch, any of its Affiliates or any replacement or successor pursuant to Section 3.6.  The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of the principal amount of all Unpaid Drawings.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Level I Status” shall mean, on any date, (a) with respect to the calculation of the Commitment Fee Rate, the circumstance that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is greater than 3.00 to 1.00 as of such date or (b) with respect to the calculation of the Applicable ABR Margin or Applicable LIBOR Margin in connection with the 2020 Term A Loans and the 2022 New Term Loans, the circumstance that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is greater than or equal to 3.50 to 1.00 as of such date.

“Level II Status” shall mean, on any date, (a) with respect to the calculation of the Commitment Fee Rate, the circumstance that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is less than or equal to 3.00 to 1.00 as of such date or (b) with respect to the calculation of the Applicable ABR Margin or Applicable LIBOR Margin in connection with the 2020 Term A Loans and the 2022 New Term Loans, the circumstance that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is less than 3.50 to 1.00 as of such date.

“LIBOR Delayed Draw Term Loan” shall mean any Delayed Draw Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Loan” shall mean any LIBOR Term Loan or LIBOR Revolving Credit Loan.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan of any currency, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in such currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in such currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or on the first day of such Interest Period in the case of any LIBOR Loan denominated in Sterling).

“LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any 2013 Revolving Credit Loan, 2016 Revolving Credit Loan, 2020 Revolving Credit Loan, Extended Revolving Credit Loan, Swingline Loan, Term Loan, Extended Term Loan, New Revolving Loan or New Term Loan made by any Lender hereunder.

“Management Investors” shall mean the directors, management officers and employees of the Borrower and its Subsidiaries on the Original Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (i) each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Original Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets at the last day of such Test Period equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) revenues during such Test Period equal to or greater than 10% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries”.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, the Delayed Draw Term Loan Maturity Date, the Euro Tranche Term Loan Maturity Date, the 2013 Revolving Credit Maturity Date, the 2016 Revolving Credit Maturity Date, the 2020 Revolving Credit Maturity Date, the 2018 New Term Loan Maturity Date, the 2018B Second New Term Loan Maturity Date, the 2017 Second New Term Loan Maturity Date, the 2020 Term A Loan Maturity Date, the 2021 Term Loan Maturity Date, the 2022 Term Loan Maturity Date or the 2024 New Dollar Term Loan Maturity Date, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (a) the sum of (i) $500,000,000, plus (ii) an amount such that the Borrower is in Pro Forma Compliance with the Senior Secured Leverage Test (for the avoidance of doubt without netting any cash from the proceeds of any Indebtedness being incurred in reliance on such test and, if applicable, assuming the full amount of any New Revolving Credit Commitments are drawn), plus (iii) amounts used to incur Indebtedness the Net Cash Proceeds of which are substantially concurrently used to refinance or replace Revolving Credit Commitments and/or Term Loans (including any fees, accrued interest or other amounts owing in respect thereof), plus (iv) from and after the 2012 Extension Effective Date, the aggregate principal amount of 2014 Term Loans outstanding as of such date of determination, provided that such additional amounts pursuant to this clause (iv) are only available to the extent such amounts are used to incur Indebtedness the Net Cash Proceeds of which are substantially concurrently used to prepay 2014 Term Loans in accordance with Section 5.1 of this Agreement (such prepaid 2014 Term Loans, “Incremental Facility Prepaid 2014 Term Loans”) plus (v) the Dollar Equivalent principal amount of Term Loans (other than New Term Loans, Incremental Facility Prepaid 2014 Term Loans or Term Loans refinanced or replaced pursuant to clause (iii) above) voluntarily prepaid pursuant to Section 5.1 prior to such date, plus (vi) the amount of all Revolving Credit Commitments that have either been permanently reduced pursuant to Section 4.2 or have otherwise terminated in accordance with the terms of this Agreement after the 2012 Extension Effective Date (without duplication of the amounts incurred pursuant to clause (iii) above) minus (b) the sum of (i) the aggregate principal amount of New Loan Commitments incurred pursuant to Section 2.14(a) prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(bb)(i)(a) prior to such date.

“Merchant Acquisition and Processing Alliance” shall mean any joint venture or other strategic alliance entered into with any financial institution or other third party primarily entered into to offer Merchant Services.

“Merchant Agreement” shall mean any contract entered into with a merchant relating to the provision of Merchant Services.

“Merchant Services” shall mean services provided to merchants relating to the authorization, transaction capture, settlement, chargeback handling and internet-based transaction processing of credit, debit, stored-value and loyalty card and other payment transactions (including provision of point of service devices and other equipment necessary to capture merchant transactions and other ancillary services).

“Merger” shall have the meaning provided in the preamble to this Agreement.

“Merger Sub” shall mean Omaha Acquisition Corporation, a Delaware corporation.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $5,000,000 or the Dollar Equivalent thereof (or, if less, the entire remaining Commitments under the applicable Credit Facility at the time of such Borrowing) and (b) with respect to a Borrowing of ABR Loans (other than Swingline Loans), $1,000,000 (or, if less, the entire remaining Commitments under the applicable Credit Facility at the time of such Borrowing).

“Minimum Equity Amount” shall have the meaning provided in the preamble to this Agreement.

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, substantially in the form of Exhibit C to the Original Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b) to the Original Credit Agreement, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multicurrency Exposure” shall mean, for any Revolving Credit Lender at any date, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of Revolving Credit Loans denominated in Alternative Currencies of such Lender then outstanding, and (b) such Lender’s Letter of Credit Exposure in respect of Letters of Credit denominated in Alternative Currencies at such time.

“Multicurrency Sublimit” shall mean the 2013 Multicurrency Sublimit, the 2016 Multicurrency Sublimit and/or the 2020 Multicurrency Sublimit, as the case may be.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (b) the sum of:

(i)                              the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(ii)                               the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii)                                the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)                              in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.9), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(v)                             in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof,

(vi)                              reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing, and

(vii)                               in the case of any Debt Incurrence Prepayment Event or the incurrence of any Permitted Other Indebtedness, any fees or expenses paid in connection with an Extension Amendment or other debt offering or exchange with a similar purpose to the extent related to a substantially contemporaneous sale, offering or similar incurrence of Indebtedness which constitutes a Debt Incurrence Prepayment Event or the incurrence of Permitted Other Indebtedness, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Revolving Loans” shall have the meaning provided in Section 2.14(b).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“New Term Loans” shall have the meaning provided in Section 2.14(c).

“Non-Cash Charges” shall mean, without duplication, (a) losses on non-ordinary course asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, and any cash compensation charges associated with the rollover or acceleration of stock-based awards or payment of stock options in connection with the Transactions, and (e) other non-cash charges (provided that (x) if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent and (y) the amortization of a prepaid current asset item that was paid in a prior period shall not be included in Non-Cash Charges).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Participant” shall mean any Participant that if it were a Lender would qualify as a Non-U.S. Lender.

“Notes” shall mean, collectively, the Senior Notes and the Senior Subordinated Notes.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan or Letter of Credit or under any Secured Cash Management Agreement, Secured Hedge Agreement or Existing Secured Letter of Credit, in each case, entered into with the Borrower or any of its Domestic Subsidiaries, or certain Foreign Subsidiaries to the extent agreed to from time to time by the Borrower or such Foreign Subsidiaries with one or more Lenders or an Affiliate of a Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Old Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments and Extended Revolving Credit Commitments, other than any New Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).

“Old Revolving Credit Loans” shall mean all Loans made pursuant to Old Revolving Credit Commitments.

“Original Closing Date” shall mean September 24, 2007, the date of the initial extension of credit under the Original Credit Agreement.

“Original Closing Date Term Loans” shall mean any Tranche B-1 Term Loan, Tranche B-2 Term Loan or Initial Tranche B-3 Term Loan.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Original Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Alternative Currency to major banks in such interbank market.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit D to the Original Credit Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14; (d) each Person (or, as applicable, the assets) so acquired shall be in (or with respect to assets, useful for engaging in) the same or generally related line of business as conducted by the Borrower and its Subsidiaries on the 2014 July Repricing Effective Date; (e) on the date the definitive agreement for such Permitted Acquisition is entered into, no Default or Event of Default shall have occurred and be continuing; (f) the aggregate fair market value (as determined in good faith by the Borrower) of all Investments funded or financed in any Persons that do not become Guarantors in connection with all such acquisitions following the 2014 July Repricing Effective Date in reliance on Section 10.5(h) shall not exceed $5,000,000,000 (it being understood that additional Investments in Persons that are not Credit Parties may be made in connection with Permitted Acquisitions in reliance on any exception in Section 10.5 other than clause (h) thereof); and (g) on the date the definitive agreement for such Permitted Acquisition is entered into, the Borrower shall be in compliance, on a Pro Forma Basis (assuming the consummation of such acquisition on such date) (including without limitation any Indebtedness in connection therewith to be assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenant set forth in Section 10.10, or the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be no higher after giving effect to such acquisition (assuming the consummation of the acquisition on such date) on a Pro Forma Basis after giving effect to such acquisition (including without limitation any Indebtedness in connection therewith to be assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment).

“Permitted Additional Debt” shall mean unsecured Indebtedness, issued by the Borrower or a Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Final Maturity Date (or to the extent such Permitted Additional Debt is being utilized to refinance Indebtedness, the latest maturity date of the Indebtedness being so refinanced) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent the same are subordinated, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other terms of which (other than fees, pricing and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein (or to the extent such Permitted Additional Debt is being utilized to refinance Indebtedness, those applicable to the Indebtedness being so refinanced); provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (c) of which no Subsidiary of the Borrower (other than a Guarantor or any guarantor of the Indebtedness being refinanced by such Permitted Additional Debt, if applicable) is an obligor.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holders” shall mean the Sponsor, the Management Investors, the 2014 New Equity Holders, the Initial Investors and each Person to whom any Initial Investor transfers Stock or Stock Equivalents of Holdings or any direct or indirect parent thereof in connection with the primary equity syndication following the Original Closing Date.

“Permitted Investments” shall mean:

(a)                                 securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b)                                 securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)                                  commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d)                                 domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;

(e)                                  repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f)                                   marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)                                  shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above;

(h)                                 in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made; and

(i)                                     Investments of assets made pursuant to any non-qualified deferred compensation plan sponsored by the Borrower or its Restricted Subsidiaries.

“Permitted Liens” shall mean:

(a)                                 Liens for taxes, assessments or governmental charges or claims not yet due and payable or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP;

(b)                                 Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c)                                  Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d)                                 Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;

(e)                                  ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f)                                   easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g)                                  any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)                                     Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;

(j)                                    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k)                                 Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(l)                                     Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(m)                             Settlement Liens;

(n)                                 Liens on accounts receivable and related assets incurred in connection with a Permitted Receivables Financing; and

(o)                                 any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (x) be unsecured, (y) have the same lien priority as the Obligations or (z) be secured by a Lien ranking junior to the Lien securing the Obligations), in each case issued or incurred by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Final Maturity Date (or to the extent such Permitted Other Indebtedness is being utilized to refinance Indebtedness, the latest maturity date of the Indebtedness being so refinanced) (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than fees, pricing and redemption or prepayment premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein (or to the extent such Permitted Other Indebtedness is being utilized to refinance Indebtedness, those set forth in the Indebtedness being so refinanced); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor and (d) that, if secured, are not secured by any assets other than the Collateral.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Receivables Financing” shall mean any customary accounts receivable financing facility (including customary back-to-back intercompany arrangements in respect thereof) to the extent that (a) the maturity date is no earlier than the Revolving Credit Maturity Date; (b) any collateral securing the obligations of the obligors thereunder shall be pledged to the Secured Parties on a second priority basis to secure the Obligations pursuant to intercreditor arrangement reasonably acceptable to the Administrative Agent; (c) the remaining terms applicable to such financing facility must be customary for financings of such type and (d) (i) the proceeds of all Indebtedness incurred under such facility must be applied to the prepayment of Term Loans pursuant to Section 5.2 or (ii) the Revolving Credit Commitments are reduced by an amount equal to such facility.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Original Closing Date, provided that any such Sale Leaseback not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party to another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, (ii) the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Interest Amount” shall (i) mean the aggregate principal amount of all increases in outstanding principal amount of PIK Notes and issuances of additional “PIK Notes” (as defined in the Senior Notes Indenture) in connection with an election by the Borrower to pay interest on the PIK Notes in kind and (ii) the aggregate principal amount of all increases in outstanding principal amount of Senior Interim PIK Loans in connection with an election by the Borrower to pay interest on the Senior Interim PIK Loans in kind.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.17(b).

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E to the Original Credit Agreement, on the Original Closing Date, and (b) any other pledge agreement with respect to all of the Obligations delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the “prime rate” referred to in the definition of “ABR”.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or Section 9.1(d).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA.”

“Qualified Equity Interest” shall mean any Stock or Stock Equivalent that does not constitute a Disqualified Equity Interest.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Subsidiary” shall mean any Subsidiary established in connection with a Permitted Receivables Financing that is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(bb)(ii).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reinvestment Period” shall mean 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback.

“Rejection Notice” shall have the meaning provided in Section 5.2(h).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repaid Tranche B-2 Loans” shall have the meaning provided in Section 5.2(a)(i)(B).

“Repaid Tranche B-3 Loans” shall have the meaning provided in Section 5.1(b).

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, the Delayed Draw Repayment Amount, the Euro Tranche Repayment Amount, the 2018 Dollar Term Loan Repayment Amount, the 2018 Euro Term Loan Repayment Amount, the 2017 Dollar Term Loan Repayment Amount, the 2017 Euro Term Loan Repayment Amount, the 2017B Dollar Term Loan

Repayment Amount, the 2017B Euro Term Loan Repayment Amount, the 2020 Term A Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable. As the context requires, the term “Repayment Amount” shall take into account that the 2017 Second New Dollar Term Loans, the 2017 Second New Euro Term Loans, 2018 New Dollar Term Loans, the 2018 New Euro Term Loans, the 2018B Second New Term Loans, the 2021 New Term Loans, 2022 New Term Loans, 2022D New Dollar Term Loans and 2024 New Dollar Term Loans do not require any amortization payments prior to the 2017 Second New Term Loan Maturity Date, 2018 New Term Loan Maturity Date, 2018B Second New Term Loan Maturity Date, the 2021 Term Loan Maturity Date, the 2022 Term Loan Maturity Date or the 2024 New Dollar Term Loan Maturity Date, as applicable, and the aggregate principal amount of such 2017 Second New Dollar Term Loans, 2017 Second New Euro Term Loans, 2018 New Dollar Term Loans, 2018 New Euro Term Loans, 2018B Second New Term Loans, 2021 New Term Loans, 2022 New Term Loans, 2022D New Dollar Term Loans and 2024 New Dollar Term Loans shall be due and payable on the 2017 Second New Term Loan Maturity Date, 2018 New Term Loan Maturity Date, 2018B Second Term Loan Maturity Date, 2021 Term Loan Maturity Date, 2022 Term Loan Maturity Date or 2024 New Dollar Term Loan Maturity Date, as applicable.

“Repayment Date” shall mean the Initial Term Loan Repayment Date, a 2018 Dollar Term Loan Repayment Date, a 2018 Euro Term Loan Repayment Date, a 2017 Dollar Term Loan Repayment Date, a 2017 Euro Term Loan Repayment Date, a 2017B Dollar Term Loan Repayment Date, a 2017B Euro Term Loan Repayment Date, a 2020 Term A Loan Repayment Date, an Extended Repayment Date with respect to any Extension Series of Extended Term Loans other than the 2018 Term Loans, the 2017 Term Loans and the 2017B Term Loans and a New Term Loan Repayment Date.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Repricing Transaction” shall mean (i) the incurrence by the Borrower of any Indebtedness in the form of a similar term loan that is broadly marketed or syndicated to banks and other institutional investors (a) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the applicable Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with an IPO, Change of Control, Transformative Acquisition or Transformative Disposition and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the applicable Term Loans or (ii) any effective reduction in the Effective Yield for the applicable Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with an IPO, Change of Control, Transformative Acquisition or Transformative Disposition.

“Required 2018 Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2018 Dollar Term Loans (excluding 2018 Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2018 Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2018 Euro Term Loans (excluding 2018 Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2018 New Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the

2018 New Dollar Term Loans (excluding 2018 New Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2018 New Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2018 New Euro Term Loans (excluding 2018 New Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2017 Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017 Dollar Term Loans (excluding 2017 Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2017 Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017 Euro Term Loans (excluding 2017 Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2017B Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017B Dollar Term Loans (excluding 2017B Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2017B Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017B Euro Term Loans (excluding 2017B Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2017 New Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017 New Dollar Term Loans (excluding 2017 New Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2017 New Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017 New Euro Term Loans (excluding 2017 New Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2017 Second New Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017 Second New Dollar Term Loans (excluding 2017 Second New Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2017 Second New Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2017 Second New Euro Term Loans (excluding 2017 Second New Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2018B New Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2018B New Term Loans (excluding 2018B New Term Loans held by Defaulting Lenders) at such date.

“Required 2018B Second New Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the

2018B Second New Term Loans (excluding 2018B Second New Term Loans held by Defaulting Lenders) at such date.

“Required 2018B Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2018B Term Loans (excluding 2018B Term Loans held by Defaulting Lenders) at such date.

“Required 2020 Term A Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2020 Term A Loans (excluding 2020 Term A Loans held by Defaulting Lenders) at such date.

“Required 2021 New Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2021 New Euro Term Loans (excluding 2021 New Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2021C New Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2021C New Dollar Term Loans (excluding 2021C New Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2022C New Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2022C New Dollar Term Loans (excluding 2022C New Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2022C New Euro Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2022C New Euro Term Loans (excluding 2022C New Euro Term Loans held by Defaulting Lenders) at such date.

“Required 2022D New Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2022D New Dollar Term Loans (excluding 2022D New Dollar Term Loans held by Defaulting Lenders) at such date.

“Required 2024 New Dollar Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the 2024 New Dollar Term Loans (excluding 2024 New Dollar Term Loans held by Defaulting Lenders) at such date.

“Required Delayed Draw Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Delayed Draw Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the Delayed Draw Term Loans (excluding Delayed Draw Term Loans held by Defaulting Lenders) at such date.

“Required Euro Tranche B-1 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a Dollar Equivalent of a majority of the sum of (a) the Euro Tranche B-1 Term Loan Commitments at such date (excluding Euro Tranche B-1 Term Loan Commitments held by Defaulting Lenders) and (b) the aggregate outstanding principal amount of the Euro

Tranche B-1 Term Loans (excluding Euro Tranche B-1 Term Loans held by Defaulting Lenders) at such date.

“Required Euro Tranche B-2 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Euro Tranche B-2 Term Loan Commitments at such date (excluding Euro Tranche B-2 Term Loan Commitments held by Defaulting Lenders) and (b) the aggregate outstanding principal amount of the Euro Tranche B-2 Term Loans (excluding Euro Tranche B-2 Term Loans held by Defaulting Lenders) at such date.

“Required Initial Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Initial Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the Initial Term Loans (excluding Initial Term Loans held by Defaulting Lenders) at such date.

“Required Initial Tranche B-1 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Initial Tranche B-1 Term Loan Commitments at such date (excluding Initial Tranche B-1 Term Loan Commitments held by Defaulting Lenders) and (b) the aggregate outstanding principal amount of the Initial Tranche B-1 Term Loans (excluding Initial Tranche B-1 Term Loans held by Defaulting Lenders) at such date.

“Required Initial Tranche B-2 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Initial Tranche B-2 Term Loan Commitments at such date (excluding Initial Tranche B-2 Term Loan Commitments held by Defaulting Lenders) and (b) the aggregate outstanding principal amount of the Initial Tranche B-2 Term Loans (excluding Initial Tranche B-2 Term Loans held by Defaulting Lenders) at such date.

“Required Initial Tranche B-3 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Initial Tranche B-3 Term Loan Commitments at such date (excluding Initial Tranche B-3 Term Loan Commitments held by Defaulting Lenders) and (b) the aggregate outstanding principal amount of the Initial Tranche B-3 Term Loans (excluding Initial Tranche B-3 Term Loans held by Defaulting Lenders) at such date.

“Required Tranche B-1 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Tranche B-1 Term Loan Commitments at such date (excluding Tranche B-1 Term Loan Commitments held by Defaulting Lenders) and (b) the aggregate outstanding principal amount of the Tranche B-1 Term Loans (excluding Tranche B-1 Term Loans held by Defaulting Lenders) at such date.

“Required Tranche B-2 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Tranche B-2 Term Loan Commitments at such date (excluding Tranche B-2 Term Loan Commitments held by Defaulting Lenders) and (b) the aggregate outstanding principal amount of the Tranche B-2 Term Loans (excluding Tranche B-2 Term Loans held by Defaulting Lenders) at such date.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Indebtedness” shall mean any Subordinated Indebtedness other than the Senior Subordinated Notes.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Revaluation Date” shall mean (a) with respect to any Revolving Credit Loan or Swingline Loan, each of the following: (i) each date of a Borrowing of a Revolving Credit Loan or Swingline Loan, (ii) each date of a continuation of a Revolving Credit Loan pursuant to Section 2.6, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Credit Lenders or Swingline Lender shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Letter of Credit Issuer under any Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Letter of Credit Issuer shall determine or the Required Revolving Credit Lenders shall require.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender prior to the 2015 May Effective Date, the “Revolving Credit Commitment” as defined in the Credit Agreement as in effect at any time prior to such date, (b) with respect to each Lender that is a Lender on and after the 2015 May Effective Date, such Lender’s 2020 Revolving Credit Commitments and (c) in the case of any Lender that becomes a Lender after the 2015 May Effective Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof.  The aggregate amount of the Revolving Credit Commitments as of the 2015 May Effective Date is $1,250,000,000.

“Revolving Credit Commitment Percentage” shall mean the 2013 Revolving Credit Commitment Percentage, the 2016 Revolving Credit Commitment Percentage and/or the 2020 Revolving Credit Commitment Percentage, as the case may be.

“Revolving Credit Exposure” shall mean the 2013 Revolving Credit Exposure, the 2016 Revolving Credit Exposure and/or the 2020 Revolving Credit Exposure, as the case may be.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.14(f)(ii).

“Revolving Credit Facility” shall mean the 2013 Revolving Credit Facility, the 2016 Revolving Credit Facility and/or the 2020 Revolving Credit Facility, as the case may be.

“Revolving Final Date” shall mean, with respect to the 2013 Revolving Credit Commitments, the 2013 Revolving Final Date, with respect to the 2016 Revolving Credit Commitments, the 2016 Revolving Final Date and with respect to the 2020 Revolving Credit Commitments, the 2020 Revolving Final Date.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.

“Revolving Credit Loans” shall mean the 2013 Revolving Credit Loans, the 2016 Revolving Credit Loans and/or the 2020 Revolving Credit Loans, as the case may be.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(k).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit M among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations, with such changes thereto as may be reasonably acceptable to the Administrative Agent; provided that such changes are not materially adverse to the Lenders.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(f)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank; provided that in the case of a Hedge Bank that is considered a Hedge Bank solely as a result of the operation of clause (b) of the definition thereof, the only Hedge Agreements with such Hedge Bank that shall be considered Secured Hedge Agreements are those set forth on Schedule 1.1(i) to the Original Credit Agreement except as such Hedge Bank may otherwise be considered a Hedge Bank after the Original Closing Date in accordance with clause (a) of the definition thereof.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and each Lender, in each case with respect to the Credit Facilities, each Existing Secured Letter of Credit Issuer that is an issuer of any Existing Secured Letter of Credit, each Hedge Bank that is party to any Secured Hedge Agreement with the Borrower or any Domestic Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Domestic Subsidiary or certain Foreign Subsidiaries to the extent agreed to from time to time by the Borrower or such Foreign Subsidiaries with one or more Lenders or an Affiliate of a Lender and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F to the Original Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the First Lien Intercreditor Agreement, (f) if executed, the Second Lien Intercreditor Agreement and (g) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure all of the Obligations.

“Senior Interim Loan Agreement” shall have the meaning provided in the recitals to this Agreement.

“Senior Interim Loans” shall have the meaning provided in the recitals to this Agreement and shall include term loans outstanding under the Senior Interim Loan Agreement after conversion thereof.

“Senior Interim PIK Loans” shall have the meaning provided in the recitals to this Agreement and shall include term loans outstanding under the Senior Interim Loan Agreement after conversion thereof.

“Senior Notes” shall mean (a) senior notes and/or senior PIK notes (the “PIK Notes”) with a stated maturity no earlier than seven and one-half years after the Original Closing Date to be issued in connection with the refinancing or exchange of the Senior Interim Loans in sales pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, under the Senior Notes Indenture or Senior Interim Loan Agreement, as applicable, in each case together with interest, fees and all other amounts payable in connection therewith, generating aggregate gross proceeds of up to $6,500,000,000 plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing (less the amount of any Senior Interim Loans and Senior Interim PIK Loans that remain outstanding after the issuance of the Senior Notes), and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes Permitted Additional Debt.

“Senior Notes Indenture” shall mean the Indenture to be entered into in connection with the refinancing or exchange of the Senior Interim Loans, among the Borrower, the guarantors party thereto and a trustee, pursuant to which the Senior Notes shall be issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Senior Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be no greater than 5.5 to 1.0.

“Senior Subordinated Interim Loan Agreement” shall have the meaning provided in the recitals to this Agreement.

“Senior Subordinated Interim Loans” shall have the meaning provided in the recitals to this Agreement and shall include term loans outstanding under the Senior Subordinated Interim Loan Agreement after conversion thereof.

“Senior Subordinated Notes” shall mean (a) senior subordinated notes with a stated maturity no earlier than seven and one-half years after the Original Closing Date to be issued in connection with the refinancing or exchange of the Senior Subordinated Interim Loans in a sale pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, under the Senior Subordinated Notes Indenture or Senior Subordinated Interim Loan Agreement, as applicable, together with interest, fees and all other amounts payable in connection therewith, generating aggregate gross proceeds of up to $2,500,000,000 plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing (less the amount of any Senior Subordinated Interim Loans that remain outstanding after the issuance of the Senior Subordinated Notes), and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes Permitted Additional Debt.

“Senior Subordinated Notes Indenture” shall mean the Indenture to be entered into in connection with the refinancing or exchange of the Senior Subordinated Interim Loans, among the Borrower, the guarantors party thereto and a trustee, pursuant to which the Senior Subordinated Notes shall be issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Series” shall have the meaning provided in Section 2.14(a).

“Settlement” shall mean the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” shall mean any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person, including prior to Settlement any such cash, receivable or other property, including a Settlement Receivable, Invested in anticipation of such Settlement.

“Settlement Indebtedness” shall mean any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” shall mean any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” shall mean the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” shall mean any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, with respect to any Person, that as of the Original Closing Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Original Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(f)(ii).

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 10% of the consolidated revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP, and (c) each other Unrestricted Subsidiary that is the subject of an Event of Default under Section 11.5 and that, when such Subsidiary’s total assets or revenues are aggregated with the total assets or revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 11.5 would constitute a Specified Subsidiary under clause (b) above.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, New Term Loan, New Revolving Credit Commitment or other event that by the terms of this Agreement requires

“Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean any of KKR and its Affiliates but excluding portfolio companies of any of the foregoing.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status or Level II Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall become effective as of the first day following each date that (a) Section 9.1 Financials (x) for, with respect to the 2020 Revolving Credit Facility, the first full fiscal quarter ended after the 2015 May Effective Date and (y) with respect to the 2022 New Term Loans and 2020 Term A Loans (commencing with Section 9.1 Financials for the fiscal year ending December 31, 2016), are delivered to the Administrative Agent under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Administrative Agent setting forth, with respect to such Section 9.1 Financials, the then-applicable Status with respect to each of the 2020 Revolving Credit Facility, the 2022 New Term Loans and the 2020 Term A Loans, and shall remain in effect until the next change to be effected pursuant to this definition, provided that each determination of the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made as of the end of the Test Period ending at the end of the fiscal period covered by the relevant Section 9.1 Financials.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Guarantor, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swingline Commitment” shall mean $50,000,000.

“Swingline Lender” shall mean Credit Suisse, in its capacity as lender of Swingline Loans hereunder, or any replacement or successor thereto.

“Swingline Loans” shall mean swingline loans made by the Swingline Lender under the 2013 Revolving Credit Commitments, the 2016 Revolving Credit Commitments and/or the 2020 Revolving Credit Commitments, as the case may be.

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the 2020 Revolving Credit Maturity Date.

“Syndication Agent” shall mean Citibank, N.A., together with its Affiliates, as syndication agent for the Lenders under this Agreement and the other Credit Documents.”TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Rating” shall have the meaning provided in the definition of “Applicable ABR Margin.”

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Euro Tranche Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14 (f)(i).

“Term Loans” shall mean the Initial Term Loans, the Delayed Draw Term Loans, the Euro Tranche Term Loans, 2017 Second New Dollar Term Loans, 2017 Second New Euro Term Loans, 2018B New Term Loans, 2020 Term A Loans, 2021 New Term Loans, 2022 New Term Loans, 2022D New Dollar Term Loans, 2024 New Dollar Term Loans, any New Term Loans and any Extended Term Loans (including, without limitation, the 2018 New Term Loans, the 2018B Second New Term Loans, the 2017 Term Loans, the 2017B Term Loans and the Term Loans whose maturities were extended pursuant to the 2014 January Extension and Repricing Amendment), collectively.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Total 2013 Revolving Credit Commitment” shall mean, on any date, the sum of the 2013 Revolving Credit Commitments on such date of all 2013 Revolving Credit Lenders.

“Total 2016 Revolving Credit Commitment” shall mean, on any date, the sum of the 2016 Revolving Credit Commitments on such date of all 2016 Revolving Credit Lenders.

“Total 2020 Revolving Credit Commitment” shall mean, on any date, the sum of the 2020 Revolving Credit Commitments on such date of all 2020 Revolving Credit Lenders.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (b) the Total Term Loan Commitment at such date and (c) without duplication of clause (b), the Dollar Equivalent of the aggregate outstanding principal amount of all Term Loans at such date.

“Total Delayed Draw Term Loan Commitment” shall mean the sum of the Delayed Draw Term Loan Commitments of all Lenders.

“Total Euro Tranche B-1 Term Loan Commitment” shall mean the sum of the Euro Tranche Term Loan Commitments of all Lenders.

“Total Euro Tranche B-2 Term Loan Commitment” shall mean the sum of the Euro Tranche Term Loan Commitments of all Lenders.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments, the Delayed Draw Term Loan Commitments, the Euro Tranche Term Loan Commitments and the New Term Loan Commitments, if applicable, of all the Lenders.

“Tranche B-1 Term Loan Commitment” shall mean the sum of the Initial Tranche B-1 Term Loan Commitments and the Euro Tranche B-1 Term Loan Commitments of all the Lenders.

“Tranche B-1 Term Loan Lender” shall mean a Lender with a Tranche B-1 Term Loan Commitment or an outstanding Tranche B-1 Term Loan.

“Tranche B-1 Term Loans” shall mean any Initial Tranche B-1 Term Loan or Euro Tranche B-1 Term Loan.

“Tranche B-2 Term Loan Commitment” shall mean the sum of the Initial Tranche B-2 Term Loan Commitments and the Euro Tranche B-2 Term Loan Commitments of all the Lenders.

“Tranche B-2 Term Loan Lender” shall mean a Lender with a Tranche B-2 Term Loan Commitment or an outstanding Tranche B-2 Term Loan.

“Tranche B-2 Term Loans” shall mean any Initial Tranche B-2 Term Loan or Euro Tranche B-2 Term Loan.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Senior Interim Loan Agreement, the Senior Subordinated Interim Loan Agreement, the Merger and the Equity Investments and any repayment, repurchase, prepayment or defeasance of Indebtedness of the Borrower or any of its Subsidiaries in connection therewith.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any other Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (ii) would result in an upsizing of the Credit Facilities.

“Transformative Disposition” shall mean any disposition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (ii) would result in a downsizing of the Credit Facilities.

“Treasury Rate” shall mean at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date which is 3.25 years following the Original Closing Date; provided, however, that if the period from such date to the date which is 3.25 years following the Original Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger Date” shall mean the day following the date on which Section 9.1 Financials are delivered to the Administrative Agent for the fiscal quarter ending on June 30, 2015.

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan and (b) as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Revolving Credit Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Original Closing Date, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Original Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (a) and (b), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto and the Borrower shall be in compliance with the covenant set forth in Section 10.10 determined on a Pro Forma Basis both before and after giving effect to such designation and (c) each Subsidiary of an Unrestricted Subsidiary.  The Borrower may, by written notice to the Administrative Agent, redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Default or Event of Default would result from such re-designation.  On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Lender” shall have the meaning provided in Section 5.4(j).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

1.2.                            Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein”, “hereto”, “hereof’ and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)                                  Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3.                            Accounting Terms.

(a)                                 All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b)                                 Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and the Senior Secured Leverage Test shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4.                            Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.                            References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6.                            Exchange Rates.  For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount in a currency other than Dollars (other than with respect to (a) any amount derived from the financial statements of Holdings, the Borrower or its Subsidiaries or (b) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Spot Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period.  For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness denominated in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Spot Rate in effect at the time of such incurrence or advancement.

SECTION 2.                                      Amount and Terms of Credit

2.1.                            Commitments.

(a)                                 Subject to and upon the terms and conditions herein set forth,

(i)                  each Lender having an Initial Tranche B-1 Term Loan Commitment made a loan or loans (each an “Initial Tranche B-1 Term Loan”) on the Original Closing Date to the Borrower

in Dollars, which Initial Tranche B-1 Term Loans did not exceed for any such Lender the Initial Tranche B-1 Term Loan Commitment of such Lender and in the aggregate equaled (after giving effect to this amendment and restatement) $4,438,222,222.22;

(ii)               each Lender having an Initial Tranche B-2 Term Loan Commitment made a loan or loans (each an “Initial Tranche B-2 Term Loan”) on the Original Closing Date to the Borrower in Dollars, which Initial Tranche B-2 Term Loans did not exceed for any such Lender the Initial Tranche B-2 Term Loan Commitment of such Lender and in the aggregate equaled (after giving effect to this amendment and restatement) $4,336,777,777.78;

(iii)            each Lender having an Initial Tranche B-3 Term Loan Commitment made a loan or loans (each an “Initial Tranche B-3 Term Loan”) on the Original Closing Date to the Borrower in Dollars, which Initial Tranche B-3 Term Loans did not exceed for any such Lender the Initial Tranche B-3 Term Loan Commitment of such Lender and in the aggregate equaled $3,000,000,000;

(iv)           each Lender having a Delayed Draw Term Loan Commitment severally agrees to make a loan or loans (each a “Delayed Draw Term Loan”) at any time and from time to time prior to the Delayed Draw Term Loan Commitment Termination Date to Borrower in Dollars, which Delayed Draw Term Loans shall not exceed for any such Lender the Delayed Draw Term Loan Commitment of such Lender and in the aggregate did not exceed $225,000,000; and

(v)              each Lender having an Euro Tranche Term Loan Commitment made a loan or loans (each a “Euro Tranche Term Loan”) on the Original Closing Date to the Borrower in Euro, which Euro Tranche Term Loan did not exceed for any such Lender the Euro Tranche Term Loan Commitment of such Lender and in the aggregate did not exceed €709,219,858.16.

On the Amendment Effective Date and effective as of the Original Closing Date:

(A)                               the Borrower and the Lenders effected a reallocation of Initial Tranche B-1 Term Loan Commitments and Initial Tranche B-2 Term Loan Commitments such that

(I) the Initial Tranche B-1 Term Loan Commitments shall be amended to be the respective amounts set forth opposite each Lender’s name on Schedule 1.1(c) hereto; and

(II) the Initial Tranche B-2 Term Loan Commitments shall be amended to be the respective amounts set forth opposite each Lender’s name on Schedule 1.1(c) hereto; and

(B)                               the Euro Tranche Term Loan Commitments were amended to be subdivided into Euro Tranche B-1 Term Loan Commitments (which loans thereunder are herein referred to as the “Euro Tranche B-1 Term Loans”) and Euro Tranche B-2 Term Loan Commitments (which loans thereunder are herein referred to as the “Euro Tranche B-2 Term Loans”), in each case, in the respective amounts set forth opposite each Lender’s name on Schedule 1.1(c) hereto.

On the 2011 Extension Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2011 Extension Amendment, (a) the 2014 Term Loans of each 2018 Term Lender outstanding on such date were continued hereunder and reclassified as 2018 Dollar Term Loans (in the case of 2014 Term Loans that were Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Tranche B-3 Term Loans or Delayed Draw Term Loans) or as 2018 Euro Term Loans (in the case of 2014 Term Loans that were Euro Tranche B-1 Term Loans or Euro Tranche B-2 Term Loans) in the principal amount set forth on Schedule 1.1(c) to the 2011 Extension Amendment and (b) the 2014 Term Loans of each 2014 Term Lender outstanding on such date that was not a 2018 Term Lender (and the 2014 Term Loans (if any) of each 2018 Term Lender not reclassified as 2018 Term Loans pursuant to clause (a) above) were continued hereunder and were classified as 2014 Term Loans.  On and after the 2011 Extension Effective Date, all 2018 Term Loans rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the 2014 Term Loans outstanding immediately prior to the 2011 Extension Effective Date under the Credit Documents.

On the 2012 Extension Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2012 Extension Amendment, (a) the 2014 Term Loans of each 2017 Term Lender outstanding on such date were continued hereunder and reclassified as 2017 Dollar Term Loans (in the case of 2014 Term Loans that were Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Tranche B-3 Term Loans or Delayed Draw Term Loans) or as 2017 Euro Term Loans (in the case of 2014 Term Loans that were Euro Tranche B-1 Term Loans or Euro Tranche B-2 Term Loans) in the principal amount set forth on Schedule 1.1(c) to the 2012 Extension Amendment and (b) the 2014 Term Loans of each 2014 Term Lender outstanding on such date that was not a 2017 Term Lender (and the 2014 Term Loans (if any) of each 2017 Term Lender not reclassified as 2017 Term Loans pursuant to clause (a) above) were continued hereunder and were classified as 2014 Term Loans.  On and after the 2012 Extension Effective Date, all 2017 Term Loans rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the 2014 Term Loans outstanding immediately prior to the 2012 Extension Effective Date under the Credit Documents.

On the 2012 August Extension Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2012 August Extension Amendment, (a) the 2014 Term Loans of each 2017B Term Lender outstanding on such date were continued hereunder and reclassified as 2017B Dollar Term Loans (in the case of 2014 Term Loans that were Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Tranche B-3 Term Loans or Delayed Draw Term Loans) or as 2017B Euro Term Loans (in the case of 2014 Term Loans that were Euro Tranche B-1 Term Loans or Euro Tranche B-2 Term Loans) in the principal amount set forth on Schedule 1.1(c) to the 2012 August Extension Amendment and (b) the 2014 Term Loans of each 2014 Term Lender outstanding on such date that was not a 2017B Term Lender (and the 2014 Term Loans (if any) of each 2017B Term Lender not reclassified as 2017B Term Loans pursuant to clause (a) above) were continued hereunder and were classified as 2014 Term Loans.  On and after the 2012 August Extension Effective Date, all 2017B Term Loans rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the 2014 Term Loans outstanding immediately prior to the 2012 August Extension Effective Date under the Credit Documents.

On the 2012 September Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2012 September Joinder Agreement, $750,000,000 of 2018B Term Loans were made.  On the 2013 February Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2013 February Joinder Agreement, $258,000,000 of 2018B Term Loans shall be made. On and after the 2012 September Joinder Effective Date (including on and after the 2013 February Joinder Effective Date), all 2018B Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2012 September Joinder Effective Date and the 2013 February Joinder Effective Date under the Credit Documents.

On the 2013 April Repricing Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2013 April Repricing Amendment, the 2017 Dollar Term Loans and 2017B Dollar Term Loans were refinanced in full by the 2017 New Dollar Term Loans.  On the 2013 April Repricing Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2013 April Repricing Amendment, the 2017 Euro Term Loans and 2017B Euro Term Loans were refinanced in full by the 2017 New Euro Term Loans.  On and after the 2013 April Repricing Effective Date, all 2017 New Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2013 April Repricing Effective Date under the Credit Documents.

On the 2013 Second April Repricing Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2013 Second April Repricing Amendment, the 2018B Term Loans were refinanced in full by the 2018B New Term Loans.  On and after the 2013 Second April Repricing Effective Date, all 2018B New Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2013 Second April Repricing Effective Date under the Credit Documents.

On the 2014 January Amendment Effective Date, in accordance with, and upon the terms and conditions set forth in the 2014 January Extension and Repricing Amendment (a) the 2017 New Term Loans of each 2017 New Term Lender outstanding on such date were continued hereunder and reclassified as and/or replaced by 2021 Dollar Term Loans and 2021 Euro Term Loans in the principal amount set forth on Schedule 1.1(c) to the 2014 January Extension and Repricing Amendment, (b) the 2017 New Term Loans of each 2017 New Term Lender that were not reclassified and/or replaced by 2021 Term Loans pursuant to clause (a) above were refinanced in full by the 2017 Second New Dollar Term Loans and the 2017 New Euro Term Loans.  On and after the 2014 January Amendment Effective Date, all 2017 Second New Term Loans and 2021 Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2014 January Amendment Effective Date under the Credit Documents.

On the 2014 July Repricing Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2014 July Repricing Amendment, (a) the 2018 Dollar Term Loans were refinanced in full by a portion of the 2018 New Dollar Term Loans, (b) the 2018 Euro Term Loans were refinanced in full by the 2018 New Euro Term Loans and (c) the 2018B New Term Loans were refinanced in full by the 2018B Second New Term Loans.  On and after the 2014 July Repricing Effective Date, all 2018 New Dollar Term Loans, 2018 New Euro Term Loans and 2018B Second New Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2014 July Repricing Effective Date under the Credit Documents.

On the 2015 June Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2015 June Joinder Agreement, $725,000,000 of 2022 Dollar Term Loans shall be made and €250,000,000 of 2022 Euro Term Loans shall be made. On the 2015 November Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2015 November Joinder Agreement, $1,250,000,000 of 2022 Dollar Term Loans shall be made and €200,000,000 of 2022 Euro Term Loans shall be made. On the 2016 May Amendment Effective Date, in accordance with, and upon the terms and conditions set forth in the 2016 May Extension Amendment and Joinder (a) the 2018B Second New Term Loans of each 2018B Second New Term Lender outstanding on such date were continued hereunder and reclassified as and/or replaced by 2022 Dollar Term Loans in the principal amount set forth on Schedule 1.1(c) to the 2016 May Extension Amendment and Joinder, (b) the 2018B Second New Term Loans of each 2018B Second New Term Lender that were not reclassified and/or replaced by 2022 Dollar Term Loans pursuant to clause (a) above were refinanced in full by the 2022B New Dollar Term Loans, (c) $316,198,208.46 of 2022B New Dollar Term Loans shall be made, (d) the 2018 New Euro Term Loans of each 2018 New Term Lender outstanding on such date were continued hereunder and reclassified as and/or replaced by 2022 Euro Term Loans in the principal amount set forth on Schedule 1.1(c) to the 2016 May Extension Amendment and Joinder, (e) the 2018 New Euro Term Loans of each 2018 New Term Lender that were not reclassified and/or replaced by 2022 Euro Term Loans pursuant to clause (d) above were refinanced in full by the 2022B New Euro Term Loans, and (f) €84,953,398.61 of 2022B New Euro Term Loans shall be made.  On and after the 2015 June Joinder Effective Date (including on or after the 2015 November Joinder Effective Date and the 2016 May Amendment Effective Date), all 2022 Term Loans

shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2015 June Joinder Effective Date, the 2015 November Joinder Effective Date and the 2016 May Amendment Effective Date under the Credit Documents.

On the 2016 March Amendment Effective Date, in accordance with, and upon the terms and conditions set forth in the 2016 March Extension Amendment and Joinder (a) the 2018 New Dollar Term Loans of each 2018 New Term Lender outstanding on such date were continued hereunder and reclassified as and/or replaced by 2021 Dollar Term Loans in the principal amount set forth on Schedule 1.1(c) to the 2016 March Extension Amendment and Joinder, (b) the 2018 New Dollar Term Loans of each 2018 New Term Lender that were not reclassified and/or replaced by 2021 Dollar Term Loans pursuant to clause (a) above were refinanced in full by the 2021B New Dollar Term Loans and (c) $1,082,588,850.50 of 2021B New Dollar Term Loans shall be made.  On and after the 2016 March Amendment Effective Date, all 2021 Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2016 March Amendment Effective Date under the Credit Documents.

On the 2016 October Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2016 October Joinder Agreement, $4,267,862,997.76 of 2021C New Dollar Term Loans shall be made and €153,774,108.99 of 2021 New Euro Term Loans shall be made. On the 2016 October Joinder Effective Date, the 2021 Term Loans were refinanced in full by the 2021 New Term Loans.  On and after the 2016 October Joinder Effective Date, all 2021 New Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2016 October Joinder Effective Date under the Credit Documents.

On the 2016 November Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2016 November Joinder Agreement, $2,783,000,000.00 of 2022C New Dollar Term Loans shall be made and €761,197,525.32 of 2022C New Euro Term Loans shall be made. On the 2016 November Joinder Effective Date, the 2022 Term Loans were refinanced in full by the 2022 New Term Loans.  On and after the 2016 November Joinder Effective Date, all 2022 New Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2016 November Joinder Effective Date under the Credit Documents.

On the 2017 January Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2017 January Joinder Agreement, $1,300,000,000.00 of 2020 Term A Loans shall be made.  On and after the 2017 January Joinder Effective Date, all 2020 Term A Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2017 January Joinder Effective Date under the Credit Documents.

On the 2017 April Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2017 April Joinder Agreement, $4,217,000,000 of 2024 New Dollar Term Loans shall be made. On the 2017 April Joinder Effective Date, the 2021C New Dollar Term Loans were refinanced in full by the 2024 New Dollar Term Loans.  On and after the 2017 April Joinder Effective Date, all 2024 New Dollar Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2017 April Joinder Effective Date under the Credit Documents.

On the 2017 June Joinder Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2017 June Joinder Agreement, $3,758,000,000.00 of 2022D New Dollar Term Loans shall be made. On the 2017 June Joinder Effective Date, the 2022C New Dollar Term Loans , the 2021 New Euro Term Loans and 2022C New Euro Term Loans were refinanced in full by the 2022D New Dollar Term Loans.  On and after the 2017 June Joinder Effective Date, all 2022D New Dollar Term Loans shall rank pari passu in right of payment and security with, and, except as provided herein, have the same rights and benefits as, the Term Loans outstanding on the 2017 June Joinder Effective Date under the Credit Documents.

Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans (except in the case of Euro Tranche Term Loans, 2018 New Euro Term Loans, 2017 Second New Euro Term Loans, 2021 New Euro Term Loans or 2022C New Euro Term Loans) or LIBOR Term Loans, provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment, Delayed Draw Term Loan Commitment or Euro Tranche Term Loan Commitment, as applicable, of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments, Total Delayed Draw Term Loan Commitments or Total Euro Tranche Term Loan Commitments, as applicable.  On the 2014 Term Loan Maturity Date: (x) all then unpaid Initial Term Loans shall be repaid in full in Dollars, (y) all then unpaid Delayed Draw Term Loans shall be repaid in full in Dollars and (z) all then unpaid Euro Tranche Term Loans shall be repaid in full in Euro.  On the 2018 New Term Loan Maturity Date: (x) all then unpaid 2018 New Dollar Term Loans shall be repaid in full in Dollars and (y) all then unpaid 2018 New Euro Term Loans shall be repaid in full in Euro.  On the 2017 Second New Term Loan Maturity Date: (x) all then unpaid 2017 Second New Dollar Term Loans shall be repaid in full in Dollars and (y) all then unpaid 2017 Second New Euro Term Loans shall be repaid in full in Euro.  On the 2018B Second New Term Loan Maturity Date all then unpaid 2018B Second New Term Loans shall be repaid in full in Dollars.  On the 2020 Term A Loan Maturity Date: all then unpaid 2020 Term A Loans shall be repaid in full in Dollars. On the 2021 Term Loan Maturity Date: (x) all then unpaid 2021C New Dollar Term Loans shall be repaid in full in Dollars and (y) all then unpaid 2021 New Euro Term Loans shall be repaid in full in Euro. On the 2022 Term Loan Maturity Date: ~~(x)~~ all then unpaid 2022~~C~~D New Dollar Term Loans shall be repaid in full in Dollars ~~and (y) all then unpaid 2022C New Euro Term Loans shall be repaid in full in Euro~~. On the 2024 New Dollar Term Loan Maturity Date all then unpaid 2024 New Dollar Term Loans shall be repaid in full in Dollars.

(b)                                 On the 2011 Extension Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2011 Extension Amendment, (x) the Existing Revolving Credit Commitment of each 2013 Revolving Credit Lender were continued hereunder on such date in an amount as set forth on Schedule 1.1(c) of the 2011 Extension Amendment and (y) the Existing Revolving Credit Commitment of each 2016 Revolving Credit Lender outstanding on such date were continued hereunder and reclassified as a 2016 Revolving Credit Commitment on such date in an amount as set forth on Schedule 1.1(c) of the 2011 Extension Amendment.  (i) Subject to and upon the terms and conditions herein set forth, each Lender having a 2013 Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars or any Alternative Currency (each a “2013 Revolving Credit Loan” and, collectively, the “2013 Revolving Credit Loans”) and each Lender having a 2016 Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars or any Alternative Currency (each a “2016 Revolving Credit Loan” and collectively the “2016 Revolving Credit Loans”) to the Borrower, which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Original Closing Date and prior to (x) in the case of 2013 Revolving Credit Loans, the 2013 Revolving Credit Maturity Date and (y) in the case of 2016 Revolving Credit Loans, the 2016 Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans (in the case of Revolving Credit Loans denominated in Dollars only) or LIBOR Revolving Credit Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time with respect to any Class of Revolving Credit Loan, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure with respect to such Class at such time exceeding such Lender’s Revolving Credit Commitment with respect to such Class at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures with respect to any Class of Revolving Credit Loans at such time exceeding the Total Revolving Credit Commitment with respect to such Class then in effect and (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Aggregate Multicurrency Exposure at such time exceeding the Multicurrency Sublimit then in effect.  With respect to 2013 Revolving Credit Lenders, on the 2013 Revolving Credit Maturity Date, all outstanding 2013 Revolving Credit Loans shall be repaid in full.  With respect to 2016 Revolving Credit Lenders, on the 2016 Revolving Credit Maturity Date, all outstanding 2016 Revolving Credit Loans shall be repaid in full.  For the avoidance of doubt, prior to the 2013 Revolving Credit Maturity Date, all borrowings of Revolving Credit Loans under this Section 2.1(b) shall be made pro rata between the 2013 Revolving Credit Facility and the 2016 Revolving Credit Facility in proportion to the respective Revolving Credit Commitments under each such Revolving Credit Facility.  Any Existing Revolving Credit Loans outstanding on the 2011 Extension Effective Date shall be continued as Revolving Credit Loans hereunder; provided that (x) the Existing Revolving Credit Loans of each 2013 Revolving Credit Lender will be reclassified as 2013 Revolving Credit Loans and (y) the Existing Revolving Credit Loans of each 2016 Revolving Credit Lender will be reclassified as 2016 Revolving Credit Loans hereunder.  The Existing Revolving Credit Loans of any Revolving Credit Lender having both a 2013 Revolving Credit Commitment and a 2016 Revolving Credit Commitment shall be so reclassified as 2013 Revolving Credit Loans and 2016 Revolving Credit Loans, respectively, in proportion to the relative amounts of such Revolving Credit Lender’s 2013 Revolving Credit Commitment and 2016 Revolving Credit Commitment, respectively.

(c)                                  On the 2015 May Effective Date, in accordance with, and upon the terms and conditions set forth in, the 2015 May Amendment, the Borrower (x) terminated the 2016 Revolving Credit Commitments outstanding immediately prior to the 2015 May Effective Date of each 2016 Revolving Credit Lender and paid to each such 2016 Revolving Credit Lender (i) all accrued and unpaid fees related to such 2016 Revolving Credit Lender’s 2016 Revolving Credit Commitments to, but not including, the 2015 May Effective Date, (ii) all accrued and unpaid interest on such 2016 Revolving Credit Lender’s 2016 Revolving Credit Loans to, but not including, the 2015 May Effective Date and (iii) the aggregate principal amount of 2016 Revolving Credit Loans held by such 2016 Revolving Credit Lender immediately prior to the 2015 May Effective Date and (y) obtained new 2020 Revolving Credit Commitments from the 2020 Revolving Credit Lenders in the amount set forth on Schedule 1.1(c) of the 2015 May Amendment to refinance and replace such terminated 2016 Revolving Credit Commitments on such date.  Subject to and upon the terms and conditions herein set forth, each Lender having a 2020 Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars or any Alternative Currency (each a “2020 Revolving Credit Loan” and, collectively, the “2020 Revolving Credit Loans”) to the Borrower, which 2020 Revolving Credit Loans (A) shall be made at any time and from time to time on and after the 2015 May Effective Date and prior to the 2020 Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans (in the case of 2020 Revolving Credit Loans denominated in Dollars only) or LIBOR Revolving Credit Loans, provided that all 2020 Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of 2020 Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time with respect to any 2020 Revolving Credit Loan, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s 2020 Revolving Credit Exposure at such time exceeding such Lender’s 2020 Revolving Credit Commitment at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ 2020 Revolving Credit Exposure at such time exceeding the Total 2020 Revolving Credit Commitment then in effect and (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Aggregate Multicurrency Exposure at such time exceeding the 2020 Multicurrency Sublimit then in effect.  With respect to 2020 Revolving Credit Lenders, on the 2020 Revolving Credit Maturity Date, all outstanding 2020 Revolving Credit Loans shall be repaid in full.

(ii)                                  Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(c)                                  Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Original Closing Date and prior to the Swingline Maturity Date, to make a loan or loans to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof.  On the Swingline Maturity Date, all Swingline Loans shall be repaid in full.  Any Additional Swingline Lender may, in its individual capacity and in its sole discretion, agree, at any time and from time to time on and after the Original Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each an “Additional Swingline Loan” and, collectively, the “Additional Swingline Loans”) to the Borrower in Dollars, which Additional Swingline Loans (i) shall bear interest at rates, and have interest periods and maturities (not to be later than the 2020 Revolving Credit Maturity Date), mutually agreed by the Borrower and the applicable Additional Swingline Lender, (ii) shall not have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Additional Swingline Maximum Amount, (iv) shall have notice, borrowing, conversion and repayment provisions as mutually agreed by the Borrower, the applicable Additional Swingline Lender and the Administrative Agent, acting reasonably, (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect, and (vi) shall constitute a Revolving Credit Loan for purposes of Section 5.2 and Section 13.1 and shall constitute a Loan for all other purposes hereunder.  Neither the Swingline Lender nor any Additional Swingline Lender shall make any Swingline Loan after receiving a written notice from the Borrower, Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender or such Additional Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(d)                                 On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Revolving Credit Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans denominated in Dollars, in which case Revolving Credit Loans denominated in Dollars constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Credit Lender pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

(e)                                  Special Provisions Relating to Reclassifications of Term Loans.  Notwithstanding anything to the contrary in this Agreement:

(i)                  on the 2011 Extension Effective Date, (x) 2014 Term Loans and 2018 Term Loans were deemed made as LIBOR Loans in an amount equal to the principal amount of the 2014 Term Loans outstanding as LIBOR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a), (y) Interest Periods for the Term Loans described in the preceding clause (x) ended on the same dates as the Interest Periods applicable to the 2014 Term Loans outstanding immediately prior to the time of reclassification pursuant to Section 2.1(a) and (z) 2014 Term Loans and 2018 Term Loans were deemed made as ABR Loans in an amount equal to the principal amount of the 2014 Term Loans outstanding as ABR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a);

(ii)               each 2018 Term Loan that was reclassified from any 2014 Term Loan shall continue to be entitled to all accrued and unpaid amounts (including interest) owing by the Borrower hereunder with respect to any 2014 Term Loan from which such 2018 Term Loan was reclassified, up to but excluding the 2011 Extension Effective Date; and

(iii)            on the 2012 Extension Effective Date, (x) 2014 Term Loans and 2017 Term Loans were deemed made as LIBOR Loans in an amount equal to the principal amount of the 2014 Term Loans outstanding as LIBOR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a), (y) Interest Periods for the Term Loans described in the preceding clause (x) ended on the same dates as the Interest Periods applicable to the 2014 Term Loans outstanding immediately prior to the time of reclassification pursuant to Section 2.1(a) and (z) 2014 Term Loans and 2017 Term Loans were deemed made as ABR Loans in an amount equal to the principal amount of the 2014 Term Loans outstanding as ABR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a);

(iv)           each 2017 Term Loan that was reclassified from any 2014 Term Loan shall continue to be entitled to all accrued and unpaid amounts (including interest) owing by the Borrower hereunder with respect to any 2014 Term Loan from which such 2017 Term Loan was reclassified, up to but excluding the 2012 Extension Effective Date;

(v)              on the 2012 August Extension Effective Date, (x) 2014 Term Loans and 2017B Term Loans were deemed made as LIBOR Loans in an amount equal to the principal amount of the

2014 Term Loans outstanding as LIBOR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a), (y) Interest Periods for the Term Loans described in the preceding clause (x) ended on the same dates as the Interest Periods applicable to the 2014 Term Loans outstanding immediately prior to the time of reclassification pursuant to Section 2.1(a) and (z) 2014 Term Loans and 2017B Term Loans were deemed made as ABR Loans in an amount equal to the principal amount of the 2014 Term Loans outstanding as ABR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a);

(vi)           each 2017B Term Loan that was reclassified from any 2014 Term Loan shall continue to be entitled to all accrued and unpaid amounts (including interest) owing by the Borrower hereunder with respect to any 2014 Term Loan from which such 2017B Term Loan was reclassified, up to but excluding the 2012 August Extension Effective Date;

(vii)        no reclassification of outstanding Term Loans pursuant to Section 2.1(a) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. that would result in the application or operation of the provisions of Section 2.11;

(viii)                             on the 2014 January Amendment Effective Date, (x) 2021 Extended Term Loans were deemed made as LIBOR Loans in an amount equal to the principal amount of the 2017 New Term Loans so extended pursuant to the 2014 January Extension and Repricing Amendment and outstanding as LIBOR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a) and (y) 2021 Extended Term Loans were deemed made as ABR Loans in an amount equal to the principal amount of the 2017 New Term Loans so extended pursuant to the 2014 Extension and Repricing January Amendment Effective Date and outstanding as ABR Loans immediately prior to the time of reclassification pursuant to Section 2.1(a); and

(ix)           each 2021 Extended Term Loan that was reclassified from any 2017 New Term Loan shall continue to be entitled to all accrued and unpaid amounts (including interest) owing by the Borrower hereunder with respect to any 2017 New Term Loan from which such 2021 Extended Term Loan was reclassified, up to but excluding the 2014 January Amendment Effective Date.

(f)                                   Special Provisions Relating to Reclassifications of Revolving Credit Loans on the 2011 Extension Effective Date.  Notwithstanding anything to the contrary in this Agreement:

(i)                  on the 2011 Extension Effective Date, (x) 2013 Revolving Credit Loans and 2016 Revolving Credit Loans shall be deemed made as LIBOR Loans in an amount equal to the principal amount of the Existing Revolving Loans outstanding as LIBOR Loans immediately prior to the time of reclassification pursuant to Section 2.1(b), (y) Interest Periods for the Revolving Credit Loans described in the preceding clause (x) shall end on the same dates as the Interest Periods applicable to the Revolving Credit Loans outstanding immediately prior to the time of reclassification pursuant to Section 2.1(b) and (z) 2013 Revolving Credit Loans and 2016 Revolving Credit Loans shall be deemed made as ABR Loans in an amount equal to the principal amount of the Revolving Credit Loans outstanding as ABR Loans immediately prior to the time of reclassification pursuant to Section 2.1(b);

(ii)               each 2016 Revolving Credit Loan that was reclassified from any 2013 Revolving Credit Loan shall continue to be entitled to all accrued and unpaid amounts (including interest) owing by the Borrower hereunder with respect to any 2013 Revolving Credit Loan from which such 2016 Revolving Credit Loan was reclassified, up to but excluding the 2011 Extension Effective Date; and

(iii)            no reclassification of outstanding Revolving Credit Loans pursuant to Section 2.1(b) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement, that would result in the application or operation of the provisions of Section 2.11.

2.2.                            Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 (or the Dollar Equivalent thereof) in excess thereof and Swingline Loans shall be in a minimum amount of $500,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 30 Borrowings of LIBOR Loans under this Agreement.

2.3.                            Notice of Borrowing.

(a)                                 The Borrower gave the Administrative Agent at the Administrative Agent’s Office (i) prior to 9:00 a.m. (New York City time) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a Borrowing of Initial Term Loans made on the Original Closing Date initially as LIBOR Loans, (ii) prior to 9:00 a.m. (New York City time) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Original Euro Tranche Term Loans made on the Original Closing Date and (iii) prior to 10:00 a.m. (New York City time) written notice (or telephonic notice promptly confirmed in writing) on the date of the Borrowing of Initial Term Loans if such Initial Term Loans are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Delayed Draw Term Loans pursuant to Section 2.3(b), each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(c) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(d), a “Notice of Borrowing”) shall specify (i) the identity of the Borrower, (ii) the aggregate principal amount of the Term Loans to be made under each Term Loan Facility, (iii) the date of the Borrowing (which shall be the Original Closing Date) and (iv) whether the Term Loans shall consist of ABR Term Loans (in the case of Loans denominated in Dollars) and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Whenever the Borrower desires to incur Delayed Draw Term Loans, it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Delayed Draw Term Loans denominated in Dollars (or prior to 9:00 a.m. (New York City time)) and (ii) prior to 10:00 a.m. (New York City time) on the date of such Borrowing prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Delayed Draw Term Loans that are ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Delayed Draw Term Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or LIBOR Term Loans and, if LIBOR Term Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Delayed Draw Term Loan Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Delayed Draw Term Loans, of such Lender’s Delayed Draw Term Loan Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(c)                                  Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Revolving Credit Loans denominated in Dollars (or prior to 9:00 a.m. (New York City time) two Business Days’ prior written notice in the case of a Borrowing of Revolving Credit Loans to be made on the Original Closing Date initially as LIBOR Loans denominated in Dollars), (ii) prior to 1:00 p.m. (New York City Time) at least four Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans denominated in Alternative Currencies and (iii) prior to 2:00 p.m. (New York City time) on the date of such Borrowing prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans that are ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans (in the case of Revolving Credit Loans denominated in Dollars) or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, (A) the Interest Period to be initially applicable thereto and (B) whether such LIBOR Revolving Credit Loans are to be made in Dollars or an Alternative Currency.  The Administrative Agent shall promptly give each Revolving Credit Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(d)                                 Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) with a copy to the Administrative Agent of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York City time) on the date of such Borrowing.  Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).

(e)                                  Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(f)                                   Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(g)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4.                            Disbursement of Funds.

(a)                                 No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender made available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Original Closing Date, such funds were made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided further that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York City time) on the date requested.

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in the applicable currency.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.                            Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, the then-outstanding Initial Term Loans, in Dollars, and (ii) on the Delayed Draw Term Loan Maturity Date, the then-outstanding Delayed Draw Term Loans, in Dollars.  The Borrower shall repay to the Administrative Agent, for the benefit of the Euro Tranche Term Lenders, on the Euro Tranche Term Loan Maturity Date, the then-outstanding Euro Tranche Term Loans, in Euro.  The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2018 New Term Loan Maturity Date, (i) the then-outstanding 2018 New Dollar Term Loans, in Dollars and (ii) the then-outstanding 2018 New Euro Term Loans, in Euro.  The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2018B Second New Term Loan Maturity Date the then-outstanding 2018B Second New Term Loans, in Dollars.  The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2017 Second New Term Loan Maturity Date, (i) the then-outstanding 2017 Second New Dollar Term Loans, in Dollars and (ii) the then-outstanding 2017 Second New Euro Term Loans, in Euro.  The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2020 Term A Loan Maturity Date, the then-outstanding 2020 Term A Loans, in Dollars.  The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2021 Term Loan Maturity Date, (i) the then-outstanding 2021C New Dollar Term Loans, in Dollars and (ii) the then-outstanding 2021 New Euro Term Loans, in Euro.  The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2022 Term Loan Maturity Date, ~~(i)~~ the then-outstanding 2022~~C~~D New Dollar Term Loans, in Dollars ~~and (ii) the then-outstanding 2022C New Euro Term Loans, in Euro~~.  The Borrower

shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2024 New Dollar Term Loan Maturity Date, the then-outstanding 2024 New Dollar Term Loans, in Dollars.  The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, (i) on the 2013 Revolving Credit Maturity Date, the then outstanding 2013 Revolving Credit Loans made to the Borrower in currency in which such 2013 Revolving Credit Loans are denominated, (ii) on the 2016 Revolving Credit Maturity Date, the then outstanding 2016 Revolving Credit Loans made to the Borrower in currency in which such 2016 Revolving Credit Loans are denominated and (iii) on the 2020 Revolving Credit Maturity Date, the then outstanding 2020 Revolving Credit Loans made to the Borrower in currency in which such 2020 Revolving Credit Loans are denominated.  The Borrower shall repay to the Swingline Lender, in Dollars, on the Swingline Maturity Date, the then-outstanding Swingline Loans.

(b)                                 The Borrower shall repay to the Administrative Agent on the last Business Day of each March 31, June 30, September 30 and December 31 (or, if not a Business Day, the immediately preceding Business Day) (each such date being referred to herein as an “Initial Term Loan Repayment Date,” a “Euro Tranche Repayment Date,” a “Delayed Draw Repayment Date,” a “2018 Dollar Term Loan Repayment Date,” a “2018 Euro Term Loan Repayment Date,” a “2017 Dollar Term Loan Repayment Date,” a “2017 Euro Term Loan Repayment Date,” a “2017B Dollar Term Loan Repayment Date,” a “2017B Euro Term Loan Repayment Date” and a “2020 Term A Loan Repayment Date”):

(x)                                 commencing on December 31, 2007 and on each applicable Repayment Date until and including the December 31, 2010 Repayment Date, an aggregate amount equal to 0.25% of the amount of Term Loans of the applicable Class outstanding on the Amendment Effective Date (or, in the case of Delayed Draw Term Loans, an amount equal to 0.25% of the sum of (I) the outstanding principal amount of Delayed Draw Term Loans immediately before the First Delayed Draw Repayment Date and (II) the aggregate principal amount of Delayed Draw Term Loans funded from and after the First Delayed Draw Repayment Date and prior to such applicable Delayed Draw Repayment Date) (such amount, with respect to each Class of Term Loan, the “Quarterly Amortization Amount”) (i) in Dollars, for the benefit of the Initial Term Loan Lenders, a principal amount in respect of the Initial Term Loans equal to the Quarterly Amortization Amount (each, an “Initial Term Loan Repayment Amount”); (ii) in Euro, for the benefit of the Euro Tranche Term Loan Lenders a principal amount equal to the Quarterly Amortization Amount (each, a “Euro Tranche Repayment Amount”); (iii) in Dollars, for the benefit of the Delayed Draw Term Loan Lenders, a principal amount in respect of the Delayed Draw Term Loans equal to the Quarterly Amortization Amount (each, a “Delayed Draw Repayment Amount”);

(y)                                 commencing on the March 31, 2011 Repayment Date (and after giving effect to the 2011 Extension Effective Date) and on each applicable Repayment Date until and including the December 31, 2011 Repayment Date, (i) in Dollars, for the benefit of the Initial Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Initial Term Loans outstanding on the 2011 Extension Effective Date and the denominator of which is the sum of the aggregate amount of Initial Term Loans outstanding on the 2011 Extension Effective Date and the aggregate amount of 2018 Term Loans outstanding on the 2011 Extension Effective Date that represent extended Initial Term Loans; (ii) in Euro, for the benefit of the Euro Tranche Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Euro Tranche Term Loans outstanding on the 2011 Extension Effective Date and the denominator of which is the sum of the aggregate amount of Euro Tranche Term Loans outstanding on the 2011 Extension Effective Date and the aggregate amount of 2018 Term Loans outstanding on the 2011 Extension Effective Date that represent extended Euro

Tranche Term Loans; (iii) in Dollars, for the benefit of the Delayed Draw Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Delayed Draw Term Loans outstanding on the 2011 Extension Effective Date and the denominator of which is the sum of the aggregate amount of Delayed Draw Term Loans outstanding on the 2011 Extension Effective Date and the aggregate amount of 2018 Term Loans outstanding on the 2011 Extension Effective Date that represent extended Delayed Draw Term Loans; (iv) in Dollars, for the benefit of the 2018 Dollar Term Loan Lenders, a principal amount (the “2018 Dollar Term Loan Repayment Amount”) equal to (X) the sum of the Quarterly Amortization Amounts in respect of the Initial Term Loans and Delayed Draw Term Loans multiplied by (Y) a fraction the numerator of which is the aggregate amount of 2018 Term Loans outstanding on the 2011 Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and the denominator of which is the sum of (A) the aggregate amount of Initial Term Loans and Delayed Draw Term Loans outstanding on the 2011 Extension Effective Date and (B) the aggregate amount of 2018 Term Loans outstanding on the 2011 Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and (v) in Euro, for the benefit of the 2018 Euro Term Loan Lenders, a principal amount (the “2018 Euro Term Loan Repayment Amount”) equal to the Quarterly Amortization Amount in respect of the Euro Tranche Term Loans multiplied by a fraction the numerator of which is the aggregate amount of 2018 Term Loans outstanding on the 2011 Extension Effective Date that represent extended Euro Tranche Term Loans and the denominator of which is the sum of the aggregate amount Euro Tranche Term Loans outstanding on the 2011 Extension Effective Date and the aggregate amount of 2018 Term Loans outstanding on the 2011 Extension Effective Date that represent extended Euro Tranche Term Loans;

(z)                                  commencing on the March 31, 2012 Repayment Date (and after giving effect to the 2012 Extension Effective Date) and on each Repayment Date until and including the June 30, 2012 Repayment Date, (i) in Dollars, for the benefit of the Initial Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Initial Term Loans outstanding on the 2012 Extension Effective Date and the denominator of which is the sum of the aggregate amount of Initial Term Loans outstanding on the 2012 Extension Effective Date and the aggregate amount of 2018 Term Loans and 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Initial Term Loans; (ii) in Euro, for the benefit of the Euro Tranche Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Euro Tranche Term Loans outstanding on the 2012 Extension Effective Date and the denominator of which is the sum of the aggregate amount of Euro Tranche Term Loans outstanding on the 2012 Extension Effective Date and the aggregate amount of 2018 Term Loans and 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Euro Tranche Term Loans; (iii) in Dollars, for the benefit of the Delayed Draw Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Delayed Draw Term Loans outstanding on the 2012 Extension Effective Date and the denominator of which is the sum of the aggregate amount of Delayed Draw Term Loans outstanding on the 2012 Extension Effective Date and the aggregate amount of 2018 Term Loans and 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Delayed Draw Term Loans; (iv) in Dollars, for the benefit of the 2018 Dollar Term Loan Lenders, a principal amount equal to (X) the sum of the Quarterly Amortization Amounts in respect of the Initial Term Loans and Delayed Draw Term Loans multiplied by (Y) a fraction the numerator of which is the aggregate amount of 2018 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and the denominator of which is the sum of (A) the aggregate amount of Initial Term Loans and Delayed Draw Term Loans outstanding on the

2012 Extension Effective Date, and (B) the aggregate amount of 2018 Term Loans and 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans; (v) in Euro, for the benefit of the 2018 Euro Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount in respect of the Euro Tranche Term Loans multiplied by a fraction the numerator of which is the aggregate amount of 2018 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Euro Tranche Term Loans and the denominator of which is the sum of the aggregate amount Euro Tranche Term Loans outstanding on the 2012 Extension Effective Date and the aggregate amount of 2018 Term Loans and 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Euro Tranche Term Loans; (vi) in Dollars, for the benefit of the 2017 Dollar Term Loan Lenders, a principal amount (the “2017 Dollar Term Loan Repayment Amount”) equal to (X) the sum of the Quarterly Amortization Amounts in respect of the Initial Term Loans and Delayed Draw Term Loans multiplied by (Y) a fraction the numerator of which is the aggregate amount of 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and the denominator of which is the sum of (A) the aggregate amount of Initial Term Loans and Delayed Draw Term Loans outstanding on the 2012 Extension Effective Date and (B) the aggregate amount of 2018 Term Loans and 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and (vii) in Euro, for the benefit of the 2017 Euro Term Loan Lenders, a principal amount (the “2017 Euro Term Loan Repayment Amount”) equal to the Quarterly Amortization Amount in respect of the Euro Tranche Term Loans multiplied by a fraction the numerator of which is the aggregate amount of 2017 Term Loans outstanding on the 2012 Extension Effective Date that represent extended Euro Tranche Term Loans and the denominator of which is the sum of the aggregate amount Euro Tranche Term Loans outstanding on the 2012 Extension Effective Date and the aggregate amount of 2018 Term Loans and 2017 Term Loans outstanding on the 2012  Extension Effective Date that represent extended Euro Tranche Term Loans;

(aa)                          commencing on the September 30, 2012 Repayment Date (and after giving effect to the 2012 August Extension Effective Date) and on each Repayment Date thereafter (provided that, for the avoidance of doubt, no such payments under clauses (vi) through (ix) below shall be required after the 2013 April Repricing Amendment Effective Date, and no such payments under clauses (iv) through (v) below shall be required after the 2014 July Repricing Effective Date), (i) in Dollars, for the benefit of the Initial Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Initial Term Loans outstanding on the 2012 August Extension Effective Date and the denominator of which is the sum of the aggregate amount of Initial Term Loans outstanding on the 2012 August Extension Effective Date and the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Initial Term Loans; (ii) in Euro, for the benefit of the Euro Tranche Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Euro Tranche Term Loans outstanding on the 2012 August Extension Effective Date and the denominator of which is the sum of the aggregate amount of Euro Tranche Term Loans outstanding on the 2012 August Extension Effective Date and the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Euro Tranche Term Loans; (iii) in Dollars, for the benefit of the Delayed Draw Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount multiplied by a fraction the numerator of which is the aggregate amount of Delayed Draw Term Loans outstanding on the 2012 August Extension Effective Date and the denominator of which is the sum of the aggregate amount of Delayed Draw Term Loans outstanding on the 2012 August Extension Effective Date and the aggregate amount of 2018 Term

Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Delayed Draw Term Loans; (iv) in Dollars, for the benefit of the 2018 Dollar Term Loan Lenders, a principal amount equal to (X) the sum of the Quarterly Amortization Amounts in respect of the Initial Term Loans and Delayed Draw Term Loans multiplied by (Y) a fraction the numerator of which is the aggregate amount of 2018 Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and the denominator of which is the sum of (A) the aggregate amount of Initial Term Loans and Delayed Draw Term Loans outstanding on the 2012 August Extension Effective Date, and (B) the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans; (v) in Euro, for the benefit of the 2018 Euro Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount in respect of the Euro Tranche Term Loans multiplied by a fraction the numerator of which is the aggregate amount of 2018 Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Euro Tranche Term Loans and the denominator of which is the sum of the aggregate amount Euro Tranche Term Loans outstanding on the 2012 August Extension Effective Date and the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Euro Tranche Term Loans; (vi) in Dollars, for the benefit of the 2017 Dollar Term Loan Lenders, a principal amount equal to (X) the sum of the Quarterly Amortization Amounts in respect of the Initial Term Loans and Delayed Draw Term Loans multiplied by (Y) a fraction the numerator of which is the aggregate amount of 2017 Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and the denominator of which is the sum of (A) the aggregate amount of Initial Term Loans and Delayed Draw Term Loans outstanding on the 2012 August Extension Effective Date and (B) the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans; (vii) in Euro, for the benefit of the 2017 Euro Term Loan Lenders, a principal amount equal to the Quarterly Amortization Amount in respect of the Euro Tranche Term Loans multiplied by a fraction the numerator of which is the aggregate amount of 2017 Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Euro Tranche Term Loans and the denominator of which is the sum of the aggregate amount Euro Tranche Term Loans outstanding on the 2012 August Extension Effective Date and the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Euro Tranche Term Loans; (viii) in Dollars, for the benefit of the 2017B Dollar Term Loan Lenders, a principal amount (the “2017B Dollar Term Loan Repayment Amount”) equal to (X) the sum of the Quarterly Amortization Amounts in respect of the Initial Term Loans and Delayed Draw Term Loans multiplied by (Y) a fraction the numerator of which is the aggregate amount of 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and the denominator of which is the sum of (A) the aggregate amount of Initial Term Loans and Delayed Draw Term Loans outstanding on the 2012 August Extension Effective Date and (B) the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Initial Term Loans and extended Delayed Draw Term Loans and (ix) in Euro, for the benefit of the 2017B Euro Term Loan Lenders, a principal amount (the “2017B Euro Term Loan Repayment Amount”) equal to the Quarterly Amortization Amount in respect of the Euro Tranche Term Loans multiplied by a fraction the numerator of which is the aggregate amount of 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Euro Tranche Term Loans and the denominator of which is the sum of the aggregate amount Euro Tranche Term Loans outstanding on the 2012 August Extension Effective Date and the aggregate amount of 2018 Term Loans, 2017 Term Loans and 2017B Term Loans outstanding on the 2012 August Extension Effective Date that represent extended Euro Tranche Term Loans; and

(bb)                       commencing on March 31, 2017, and on each applicable Repayment Date until and including the March 31, 2020 Repayment Date, an aggregate amount equal to 1.25% of the amount of Term A Loans outstanding on the 2017 January Joinder Effective Date (the “2020 Term A Loan Repayment Amount”) in Dollars, for the benefit of the 2020 Term A Lenders.

Payments described in this Section 2.5(b) (other than with respect to the 2020 Term A Loans) shall be reduced with respect to each Class of Term Loan as a result of the application of prepayments, whether prior to or after the 2012 August Extension Effective Date, in accordance with Section 5 or in connection with any Extension as provided in Section 2.14.  For the avoidance of doubt, the amounts determined above are deemed to be reduced or eliminated to reflect prepayments of Term Loans made on or prior to the 2012 August Extension Effective Date, which were applied in direct order of maturity to the respective Repayment Amounts of the Term Loans. Payments described in this Section 2.5(b) with respect to the 2020 Term A Loans shall be reduced as a result of the application of prepayments of 2020 Term A Loans, in accordance with Section 5 or in connection with any Extension as provided in Section 2.14.

(c)                                  In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement.  In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(f), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment.

(d)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)                                  The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, Delayed Draw Term Loan, Euro Tranche Term Loan, 2018 New Dollar Term Loan, 2018 New Euro Term Loan, 2018B Second New Term Loan, 2017 Second New Dollar Term Loan, 2017 Second New Euro Term Loan, 2020 Term A Loan, 2021C New Dollar Term Loan, 2021 New Euro Term Loan, 2022C New Dollar Term Loan, 2022C New Euro Term Loan, 2022D New Dollar Term Loan, 2024 New Dollar Term Loan, 2013 Revolving Credit Loan, 2016 Revolving Credit Loan, 2020 Revolving Credit Loan or Swingline Loan, as applicable, the Type of each Loan made, the currency in which made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f)                                   The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Swingline Lender to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6.                            Conversions and Continuations.

(a)                                 Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 (or the Dollar Equivalent thereof) of the outstanding principal amount of Term Loans or Revolving Credit Loans denominated in Dollars of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (v) Euro Tranche Term Loans and Revolving Credit Loans denominated in any Alternative Currency may not be converted to ABR Loans.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’ notice, in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Original Closing Date pursuant to clause (d), which shall be deemed to be effective on the Original Closing Date) or (ii) one Business Day’s notice in the case of a conversion into ABR Loans prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)                                 If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of LIBOR Loans (other than Borrowings of LIBOR Loans denominated in Alternative Currencies), the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to the Borrowings of LIBOR Loans denominated in Alternative Currencies, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of LIBOR Loans with an Interest Period of one month.

(c)                                  No Loan may be converted into or continued as a Loan denominated in a different currency.

(d)                                 Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Initial Term Loans subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement.

2.7.                            Pro Rata Borrowings.  Each Borrowing of (i) Initial Term Loans, (ii) Delayed Draw Term Loans and (iii) Euro Tranche Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments, Delayed Draw Term Loan Commitments and Euro Tranche Term Loan Commitments, respectively.  Subject to Section 2.1(b), each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages.  Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments.  It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8.                            Interest.

(a)                                 The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b)                                 The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate.

(c)                                  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)                                 Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day.  Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December (provided that the first such payment shall be on December 31, 2007), (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                                   The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.                            Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a twelve month period or a period shorter than one month.

Notwithstanding anything to the contrary contained above:

(a)                                 the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)                                 other than with respect to Interest Periods shorter than one month, if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d)                                 the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan; and

(e)                                  interest periods for Additional Swingline Loans shall be as determined by the Borrower and the applicable Additional Swingline Lender pursuant to Section 2.1(c).

2.10.                     Increased Costs, Illegality, Etc.

(a)                                 In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                  on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Original Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)               at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes, described in paragraph (d) of this Section 2.10) because of (x) any change since the Original Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii)            at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Original Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Term Loans and LIBOR Revolving Credit Loans (other than the Euro Tranche Term Loans, which shall automatically continue as LIBOR Loans with Interest Periods of one month duration) shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Term Loans or LIBOR Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that (A) any LIBOR Loan denominated in Dollars is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b), or (B) any LIBOR Loan denominated in an Alternative Currency is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) prepay each such LIBOR Loan or (y) keep such LIBOR Loan outstanding, in which case the LIBOR Rate with respect to such Loan shall be deemed to be the rate reasonably determined by such Lender as the all-in cost of funds to fund such Loan with maturities comparable to the Interest Period applicable thereto.

(c)                                  If, after the Original Closing Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Original Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Original Closing Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)                                 It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes described under clauses (b) and (c) of the definition of Excluded Taxes.

2.11.                     Compensation.  If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12.                     Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.                     Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14.                     Incremental Facilities.

(a)                                 The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more (x) additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”) and/or (y) increases in Revolving Credit Commitments (the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $100,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent.  The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment.  In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans or New Revolving Loans, each of the conditions set forth in Section 7 shall be satisfied; (iii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d); (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; and (v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.  Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement; provided that (A) if the use of proceeds of such New Loan Commitments is an acquisition or investment permitted under this Agreement, if agreed among the Borrower and the New Revolving Loan Lenders and/or New Term Loan Lenders, as applicable, customary “SunGard” limited conditionality shall apply to the effectiveness of such new Loan Commitments in lieu of the conditions set forth in clauses (i), (ii) and if applicable, (v), above and (B) if such New Loan Commitments are being used to replace or refinance Term Loans or Revolving Credit Commitments pursuant to clause (iii) of the definition of Maximum Incremental Facilities Amount (“Refinancing Commitments”), the conditions set forth in clauses (i) and (ii) above shall not apply.

(b)                                 On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Revolving Credit Commitments shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments, at the principal amount thereof and in the applicable currency(ies), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans will be held by existing Revolving Credit Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto.

(c)                                  On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)                                 The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to one or more Classes of the existing Initial Term Loans; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the 2018B Second New Term Loan Maturity Date (or in the case of New Term Loans that are Refinancing Commitments, no earlier than that of the Term Loans being refinanced) and mandatory prepayment rights (other than scheduled amortization) of the New Term Loans and the existing Term Loans shall be identical, (ii) the fees, pricing and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided that the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the 2018B Second New Term Loans (or in the case of New Term Loans that are Refinancing Commitments, no shorter than that of the Term Loans being refinanced) and (iii) all other terms applicable to the New Term Loans of each Series that differ from the existing Term Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).  The terms and provisions of the New Revolving Loans and New Revolving Credit Commitments shall be identical to the 2020 Revolving Credit Loans and the 2020 Revolving Credit Commitments; provided that New Revolving Credit Commitments may provide for (a) a commitment termination date that is later than the commitment termination date of the 2020 Revolving Credit Commitments (or in the case of New Revolving Credit Commitments that are Refinancing Commitments, later than the commitment termination date of the Revolving Credit Commitments being refinanced) and (b) fees and pricing as agreed between the Borrower and the Lenders providing such New Revolving Credit Commitments.

(e)                                  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(f)                                   (i)                                     The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(f).  In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(f) below) and (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii)                               The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments, any Extended Revolving Credit Commitments and/or any New Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”)  and to provide for other terms consistent with this Section 2.14(f).  In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment”) except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (y) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Revolving Credit Commitment Fee Rate for the Specified Existing Revolving Credit Commitment, in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14(f) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Old Revolving Credit Commitments shall be made on a pro rata basis with all other Old Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6.  No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request.

Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii)                            The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable.  In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election.  Notwithstanding the conversion of any Existing Revolving Credit Commitment (other than a New Revolving Credit Commitment) into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Old Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(c) and Letters of Credit under Article 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the Revolving Letter of Credit Maturity Date may be extended and the related obligations to make Swingline Loans and issue Revolving Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Revolving Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv)                           Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(f)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders.  No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $50,000,000.  In addition to any terms and changes required or permitted by Section 2.14(f)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment.  Notwithstanding anything to the contrary in this Section 2.14(f) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.  It is understood and agreed that each Lender that has consented to the Amendment Agreement hereby has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Credit Documents authorized by this Section 2.14(f) and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.14 Additional Amendment.  In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, the Credit Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Term Loans or Extended Revolving Credit Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 13.1 of this Agreement.

(v)                              Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Revolving Credit Commitments to Extended Revolving Credit Commitments.

2.15.                     Permitted Debt Exchanges.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) with outstanding Term Loans under one or more Classes of Term Loans (as determined by the Borrower) on the same terms, the Borrower may from time to time following the First Amendment Effective Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied:  (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent, and (vii) any applicable Minimum Tender Condition shall be satisfied.

(b)                                 With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $50,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)                                  In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d)                                 The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

SECTION 3.                                      Letters of Credit

3.1.                            Letters of Credit.

(a)                                 Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Original Closing Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Original Closing Date through the L/C Maturity Date upon the request of, and for the direct or indirect benefit of, the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)                                 Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) subject to clause (f) below, no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) no Letter of Credit in an Alternative Currency shall be issued the Stated Amount of which would cause the Aggregate Multicurrency Exposures at the time of the issuance thereof to exceed the Multicurrency Sublimit then in effect; (iv) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (v) each Letter of Credit shall be denominated in Dollars or an Alternative Currency; (vi) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c)                                  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which the Administrative Agent shall promptly notify the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

(d)                                 [Reserved].

(e)                                  The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)                  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which the Letter of Credit Issuer in good faith deems material to it;

(ii)               the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;

(iii)            except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000 or the Dollar Equivalent thereof, in the case of a commercial Letter of Credit, or $10,000 or the Dollar Equivalent thereof, in the case of a standby Letter of Credit;

(iv)           such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(v)              the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue letters of credit in the requested currency;

(vi)           such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(vii)        a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Letter of Credit Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate the Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender.

(f)                                   The Letter of Credit Issuer shall not amend any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g)                                  The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h)                                 The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.2.                            Letter of Credit Requests.

(a)                                 Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, it shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance or amendment.  Each notice shall be executed by the Borrower and shall be in the form of Exhibit G to the Original Credit Agreement (each a “Letter of Credit Request”).

(b)                                 In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Letter of Credit Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day)); (B) the Stated Amount thereof in the relevant currency; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the Letter of Credit Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may reasonably require.  Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may require.

(c)                                  Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof.  Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 6 and 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.

(d)                                 If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(e)                                  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Secured Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  On the last Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Secured Letter of Credit) issued by it that are outstanding at such time.

(f)                                   The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.                            Letter of Credit Participations.

(a)                                 Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage (determined after giving effect to clause (f) below) in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees; it being understood that (A) any accrued and unpaid 2016 Letter of Credit Fees to, but not including, the 2015 May Effective Date, were paid by the Borrower to the Administrative Agent for the ratable account of the L/C Participants of Existing Letters of Credit issued under 2016 Revolving Credit

Commitments on the 2015 May Effective Date, (B) 2020 Letter of Credit Fees payable to the 2020 Revolving Credit Lenders in their capacity as L/C Participants of Existing Letters of Credit deemed issued under 2020 Revolving Credit Commitments pursuant to clause (f) below will begin to accrue as of the 2015 May Effective Date and will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and (C) the L/C Participants of the Existing Letters of Credit issued under either the 2016 Revolving Credit Commitments or the 2020 Revolving Credit Commitments shall have no right to receive any portion of any Fronting Fees.

(b)                                 In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)                                  In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage (determined after giving effect to clause (f) below) of the Dollar Equivalent of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.  If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on such Business Day in Dollars and in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing.  The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)                                 Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit

Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation (determined after giving effect to clause (f) below), in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the Dollar Equivalent of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)                                  The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)                  any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)               the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)            any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)              the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

(f)                                   On the 2015 May Effective Date, the existing Letters of Credit issued under 2016 Revolving Credit Commitments prior to the 2015 May Effective Date which are identified in Exhibit D to the 2015 May Amendment (the “Existing Letters of Credit”) shall be deemed to be issued under the 2020 Revolving Credit Commitments. The Letter of Credit Issuer shall be deemed to have sold and transferred to each 2020 Revolving Credit Lender, and each such 2020 Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an L/C Participation, to the extent of such 2020 Revolving Credit Lender’s 2020 Revolving Credit Commitment Percentage in each Existing Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

3.4.                            Agreement to Repay Letter of Credit Drawings.

(a)                                 The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment in with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless (A) the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Letter of Credit Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the Letter of Credit Issuer in Dollars.  In the case of any reimbursement in Dollars of a drawing of a Letter of Credit denominated in an Alternative Currency, the Letter of Credit Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the weighted average of the Applicable ABR Margins (with such weighted average determined by reference to the aggregate Revolving Credit Commitments of each Class then existing) plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount, or Dollar Equivalent of the amount, as applicable, of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage (determined after giving effect to Section 3.3(f)) of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent.  Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount.  The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.  In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction.  Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b)                                 The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing and without regard to any adverse change in the relevant exchange rates or in the availability of the Alternative Currency to the Borrower or in the relevant currency markets generally, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.5.                            Increased Costs.  If after the Original Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Original Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to (i) taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes described under clauses (b) or (c) of the definition of Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letter of Credit issued on account of the Borrower)), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Original Closing Date.  A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6.                            New or Successor Letter of Credit Issuer.

(a)                                 The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower.  The Borrower may replace a Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer.  The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent.  If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment.  At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d).  The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder.  After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit.  After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)                                 To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7.                            Role of Letter of Credit Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8.                            Cash Collateral.

(a)                                 Upon the request of the Required Revolving Credit Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b)                                 The Administrative Agent acting in its reasonable discretion, may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in the event such Cash Collateral previously provided is inadequate as a result of exchange rate fluctuations.

(c)                                  If any Event of Default shall occur and be continuing, the Administrative Agent or the Revolving Credit Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure may require that the L/C Obligations be Cash Collateralized.

(d)                                 For purposes of this Section 3.8, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in the currencies in which the Letters of Credit Outstanding are denominated and in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.

3.9.                            Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Secured Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10.                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11.                     Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

SECTION 4.                                      Fees; Commitments

4.1.                            Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from (x) the Original Closing Date to the 2013 Revolving Final Date (in the case of the 2013 Revolving Credit Facility) or the 2016 Revolving Final Date (in the case of the 2016 Revolving Credit Facility) or (y) the 2015 May Effective Date to the 2020 Revolving Final Date (in the case of the 2020 Revolving Credit Facility).  Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) (provided that, the first such payment shall be on (x) in the case of Commitment Fees with respect to the 2013 Revolving Credit Commitments and 2016 Revolving Credit Commitments, December 31, 2007, and shall relate to the period from the Original Closing Date and ended on such date and (y) in the case of Commitment Fees with respect to the 2020 Revolving Credit Commitments, June 30, 2015, and shall relate to the period from the 2015 May Effective Date and ended on such date) and (y) on the 2013 Revolving Final Date (in the case of the 2013 Revolving Credit Facility), the 2016 Revolving Final Date (in the case of the 2016 Revolving Credit Facility) or the 2020 Revolving Final Date (in the case of the 2020 Revolving Credit Facility) (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate applicable to the 2013 Revolving Credit Commitments, the 2016 Revolving Credit Commitments or the 2020 Revolving Credit Commitments, as the case may, in effect on such day on the 2013 Available Commitment, the 2016 Available Commitment or the 2020 Available Commitment, as the case may be, in effect on such day.

(b)                                 The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Delayed Draw Term Loan Lender (in each case pro rata according to the respective Delayed Draw Term Loan Commitments of all such Lenders), a commitment fee (the “Delayed Draw Commitment Fee”) for each day from the Original Closing Date to the Delayed Draw Term Loan Commitment Termination Date.  Except as provided below, each Delayed Draw Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) (provided that, the first such payment shall be on December 31, 2007 and shall relate to the period from the Original Closing Date and ended on such date) and (y) on the Delayed Draw Term Loan Commitment Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Delayed Draw Commitment Fee Rate in effect on such day on the Available Delayed Draw Commitment in effect on such day.

(c)                                  (i) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the 2013 Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “2013 Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for 2013 Revolving Credit Loans minus 0.125% per annum on the amount equal to the product of (A) the average daily Stated Amount under such Letter of Credit multiplied by (B) the quotient obtained by dividing (I) the aggregate amount of 2013 Revolving Credit Commitments by (II) the sum of the 2013 Revolving Credit Commitments and the 2016 Revolving Credit Commitments (provided that in no event shall the payment of 2013 Letter of Credit Fees in excess of the amounts payable pursuant to the last two sentences of this subclause (c)(i) be required).  Except as provided below, such 2013 Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (provided that, the first such payment shall be on December 31, 2007 and shall relate to the period from the Original Closing Date and ended on such date) and (y) on the 2013 Revolving Final Date.

(ii)                                  The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the 2016 Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “2016 Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for 2016 Revolving Credit Loans minus 0.125% per annum on the amount equal to the product of (A) the average daily Stated Amount under such Letter of Credit multiplied by (B) the quotient obtained by dividing (I) the aggregate amount of 2016 Revolving Credit Commitments by (II) the sum of the 2013 Revolving Credit Commitments and the 2016 Revolving Credit Commitments (provided that in no event shall the payment of 2016 Letter of Credit Fees in excess of the amounts payable pursuant to the last two sentences of this subclause (c)(ii) be required and provided further that in the case of any Letter of Credit having an expiry date after the date that is three Business Days prior to the 2013 Revolving Credit Maturity Date L/C Participations in respect of which have been allocated solely to the 2016 Revolving Credit Lenders; the 2016 Letter of Credit Fee shall be computed at the per annum rate for each day equal to the Applicable LIBOR Margin for 2016 Revolving Credit Loans minus 0.125% per annum on the amount equal to the average daily Stated Amount under such Letter of Credit).  Except as provided below, such 2016 Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (provided that, the first such payment shall be on December 31, 2007 and shall relate to the period from the Original Closing Date and ended on such date) and (y) on the 2016 Revolving Final Date.

(iii)                               The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the 2020 Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “2020 Letter of Credit Fee”), for the period from (x) the 2015 May Effective Date, in the case of Existing Letters of Credit deemed issued pursuant to Section 3.3(f) or (y) the date of issuance of such Letter of Credit, in the case of new Letters of Credit issued on or after the 2015 May Effective Date, in each case, to the termination date of such applicable Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for 2020 Revolving Credit Loans minus 0.125% per annum on the amount equal to the average daily Stated Amount under such applicable Letter of Credit.  Except as provided below, such 2020 Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (provided that, the first such payment shall be on June 30, 2015 and shall relate to the period from the 2015 May Effective Date and ended on such date) and (y) on the 2020 Revolving Final Date.

(d)                                 The Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

(e)                                  The Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer).  Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (provided that, the first such payment shall be on (x) in the case of Fronting Fees with respect to the 2013 Revolving Credit Commitments and 2016 Revolving Credit Commitments, December 31, 2007 and shall relate to the period from the Original Closing Date and ended on such date and (y) in the case of Fronting Fees with respect to the 2020 Revolving Credit Commitments, June 30, 2015 and shall relate to the period from the 2015 May Effective Date and ended on such date) and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero. Notwithstanding the foregoing, the Letter of Credit Issuer shall receive Fronting Fees (x) with respect to the Existing Letters of Credit issued under 2016 Revolving Credit Commitments for the period from the date of issuance of such Letter of Credit to the 2015 May Effective Date and any accrued and unpaid Fronting Fees to, but not including the 2015 May Effective Date shall be payable to it on the 2015 May Effective Date and (y) with respect to the Existing Letters of Credit deemed issued under 2020 Revolving Credit Commitments pursuant to Section 3.3(f) for the period from the 2015 May Effective Date to the termination date of such Letter of Credit.

(f)                                   The Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(g)                                  Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2.                            Voluntary Reduction of Revolving Credit Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments of any Class in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of such Class of Revolving Credit Commitments, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments (including, without limitation, the 2016 Revolving Credit Commitments) pursuant to Section 2.14(f), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof (such Revolving Credit Exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(f) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(f) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) Borrower may at its election permanently reduce the

Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.  As a condition to the effectiveness of each reduction of Revolving Credit Commitments of a Class which is not made proportionately among all Classes of Revolving Credit Commitments, the Borrower shall have repaid any outstanding Revolving Credit Loans and Swingline Loans such that, at the time of the effectiveness of such reduction, there are no Revolving Credit Loans or Swingline Loans outstanding.

4.3.                            Mandatory Termination of Commitments.

(a)                                 The Initial Term Loan Commitments terminated at 5:00 p.m. (New York City time) on the Original Closing Date.

(b)                                 The Delayed Draw Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Delayed Draw Term Loan Maturity Date.

(c)                                  The Original Euro Tranche Term Loan Commitments terminated at 5:00 p.m. (New York City time) on the Original Closing Date.

(d)                                 (i) The 2013 Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the 2013 Revolving Credit Maturity Date, (ii) the 2016 Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the 2016 Revolving Credit Maturity Date and (iii) the 2020 Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the 2020 Revolving Credit Maturity Date, in each case of clauses (i), (ii) and (iii), unless earlier terminated by the Borrower pursuant to Section 4.2.

(e)                                  The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(f)                                   The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

SECTION 5.                                      Payments

5.1.                            Voluntary Prepayments.

(a)                                 The Borrower shall have the right to prepay its Term Loans, Revolving Credit Loans and Swingline Loans, in each case, without premium or penalty, subject to clause (b) below, in whole or in part from time to time on the following terms and conditions:  (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans denominated in Dollars, three Business Days prior to, (ii) in the case of LIBOR Loans denominated in an Alternative Currency, four Business Days prior to, (iii) in the case of ABR Loans (other than Swingline Loans), one Business Day prior to or (iv) in the case of Swingline Loans, on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans denominated in Dollars or any Alternative Currency other than Euro shall be in a minimum amount of $5,000,000 (or the Dollar Equivalent thereof) and in multiples of $1,000,000 (or the Dollar Equivalent thereof) in excess thereof, (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $1,000,000 and in multiples of $100,000  in excess thereof, (iii) any Loans denominated in Euro shall be in a minimum amount of €5,000,000 and in multiples of €1,000,000 in excess thereof and (iv) Swingline Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.  Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts, Delayed Draw Repayment Amounts, Euro Tranche Repayment Amounts, any New Term Loan Repayment Amounts, and Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify.  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

(b)                                 In the event that, on or prior to the six-month anniversary of the 2016 May Amendment Effective Date, the Borrower (i) makes any prepayment of 2022 Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such 2022 Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the 2022 Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2022 Term Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the 2022 Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable 2022 Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(c)                                  In the event that, on or prior to the six-month anniversary of the 2016 March Amendment Effective Date, the Borrower (i) makes any prepayment of 2021 Dollar Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such 2021 Dollar Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the 2021 Dollar Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2021 Dollar Term Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the 2021 Dollar Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable 2021 Dollar Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(d)                                 In the event that, on or prior to the six-month anniversary of the 2016 October Amendment Effective Date, the Borrower (i) makes any prepayment of 2021C New Dollar Term Loans and/or 2021 New Euro Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such 2021C New Dollar Term Loans and/or 2021 New Euro Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the 2021C New Dollar Term Loans and/or 2021 New Euro Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2021 New Term Lenders, (x) in the case of clause (i), a prepayment premium of

1.00% of the principal amount of the 2021C New Dollar Term Loans and/or 2021 New Euro Term Loans, as applicable, being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable 2021C New Dollar Term Loans and/or 2021 New Euro Term Loans, as applicable, outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(e)                                  In the event that, on or prior to the six-month anniversary of the 2016 November Joinder Effective Date, the Borrower (i) makes any prepayment of 2022C New Dollar Term Loans and/or 2022C New Euro Term Loans (other than with the proceeds of any term “A” loan that is syndicated primarily to banks) in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such 2022C New Dollar Term Loans and/or 2022C New Euro Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the 2022C New Dollar Term Loans and/or 2022C New Euro Term Loans (other than through any prepayment of 2022C New Dollar Term Loans and/or 2022C New Euro Term Loans with the proceeds of any term “A” loan that is syndicated primarily to banks), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2022 New Term Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the 2022C New Dollar Term Loans and/or 2022C New Euro Term Loans, as applicable, being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable 2022C New Dollar Term Loans and/or 2022C New Euro Term Loans, as applicable, outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(f)                                   In the event that, on or prior to the six-month anniversary of the 2017 April Joinder Effective Date, the Borrower (i) makes any prepayment of 2024 New Dollar Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such 2024 New Dollar Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the 2024 New Dollar Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2024 New Dollar Term Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the 2024 New Dollar Term Loans, being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable 2024 New Dollar Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(g)                                  In the event that, on or prior to the six-month anniversary of the 2017 June Joinder Effective Date, the Borrower (i) makes any prepayment of 2022D New Dollar Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such 2022D New Dollar Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the 2022D New Dollar Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2022D New Dollar Term Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the 2022D New Dollar Term Loans, being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable 2022D New Dollar Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

5.2.                            Mandatory Prepayments.

(a)                                 Term Loan Prepayments.  (i) (A) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after its receipt of the Net Cash Proceeds of a Debt

Incurrence Prepayment Event and within seven Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within seven Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below and subject to clause (B) of this Section 5.2(a)(i), Term Loans with a Dollar Equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.  (B) [Reserved].

(ii)                                  Not later than the date that is ninety days after the last day of any fiscal year (commencing with and including the fiscal year ending December 31, 2015), the Borrower shall prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to (x) 75% of Excess Cash Flow for such fiscal year, provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to (I) 50% if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is less than or equal to 7.0 to 1.0 but greater than 6.0 to 1.0 and (II) 25% if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is less than or equal to 6.0 to 1.0 but greater than 5.5 to 1.0 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is less than or equal to 5.5 to 1.00, minus (y) the Dollar Equivalent principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(iii)                               On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(aa), Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

(b)                                 Repayment of Revolving Credit Loans.  (i)  If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstandings”) for any reason exceeds 100% of the Total Revolving Credit Commitment then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding to the extent of such excess.

(ii)                                  If on any date the aggregate amount of the Lenders’ Multicurrency Exposures (collectively, the “Aggregate Multicurrency Exposures”) for any reason exceeds 105% of the Multicurrency Sublimit as then in effect, the Borrower shall forthwith repay on such date Revolving Credit Loans denominated in Alternative Currencies in a principal amount such that, after giving effect to such repayment, the Aggregate Multicurrency Exposures do not exceed 100% of the Multicurrency Sublimit.  If, after giving effect to the prepayment of all outstanding Revolving Credit Loans denominated in Alternative Currencies, the Aggregate Multicurrency Exposures exceed 100% of the Multicurrency Sublimit, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in respect of Letters of Credit denominated in Alternative Currencies to the extent of such excess.

(c)                                  Application to Repayment Amounts.  Subject to Section 5.2(h), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans, the Delayed Draw Term Loans, the Euro Tranche Term Loans, the 2018 New Term Loans, the 2017 Second New Term Loans, the 2018B Second New Term Loans, the 2020 Term A Loans, the 2021 New Term Loans, the 2022 New Term Loans, the 2022D New Dollar Term Loans, the 2024 New Dollar Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied to any unpaid Repayment Amounts due in respect of any such applicable Term Loans in direct order of maturity thereof; provided that, subject to the pro rata application to Repayment Amounts within any Class of Term Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrower may specify, subject only to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series (including, without limitation any Extended Term Loans of a Class) any mandatory prepayment made pursuant to Section 5.2(a)(i) or (ii) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of Term Loans of the Existing Term Loan Class or Classes, if any, from which such Extended Term Loans were converted (or such Term Loans of the Existing Term Loan Class or Classes have otherwise been paid in full).  Subject to Section 5.2(h), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing and which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans) requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, Delayed Draw Term Loan Lender, Euro Tranche Term Loan Lender, 2018 New Term Loan Lender, 2018B Second New Term Loan Lender, 2017 Second New Term Lender, 2020 Term A Lender, 2021 New Term Lender, 2022 New Term Lender, 2022D New Dollar Term Lender, 2024 New Dollar Term Lender or Extended Term Loan Lender, as applicable.  Subject to Section 5.2(h), each prepayment of Term Loans required by Section 5.2(a)(iii) shall be allocated pro rata among all outstanding Classes of Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied to the unpaid Repayment Amounts due in respect of such Term Loans in direct order of maturity thereof.

(d)                                 Application to Term Loans.  With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that if any Lender has provided a Rejection Notice in compliance with Section 5.2(h), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class.  In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)                                  Application to Revolving Credit Loans.  With respect to each prepayment of Revolving Credit Loans required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)                                   [Reserved].

(g)                                  Minimum Amount.  No prepayment shall be required pursuant to Section 5.2(a)(i) (i) in the case of any Disposition yielding Net Cash Proceeds of less than $1,000,000 in the aggregate and (ii) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (x) $10,000,000 for a single Prepayment Event or (y) $50,000,000 in the aggregate for all Prepayment Events (other than those which are either under the threshold specified in subclause (i) or over the threshold specified in subclause (ii)(x)) in any one fiscal year, at which time all such Net Cash Proceeds referred to in this subclause (y) with respect to such fiscal year shall be applied as a prepayment in accordance with this Section 5.2.

(h)                                 Rejection Right.  The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.  Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.  Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”); provided that in the case of any mandatory repayment of Term Loans required to be made pursuant to Section 5.2(a)(iii), any Declined Proceeds shall be reallocated and paid to the Term Loan Lenders that have not rejected such mandatory prepayment on a pro rata basis and shall not constitute Retained Declined Proceeds.

(i)                                     Foreign Asset Sales.  Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds from a Casualty Event of, or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or any amount included in Excess Cash Flow and attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.                            Method and Place of Payment.

(a)                                 Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders (or, (i) in the case of the Swingline Loans to the Swingline Lender and (ii) in the case of Additional Swingline Loans to the Additional Swingline Lender) entitled thereto, the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower (or, (i) in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by Notice to the Borrower and (ii) in the case of Additional Swingline Loans, at such office as the Additional Swingline Lender shall specify for such purpose by Notice to the Borrower), it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)                                 Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agents sole discretion (or, in the case of the Swingline Loans or the Additional Swingline Loans, at the Swingline Lender’s or Additional Swingline Lender’s, as the case may be, sole discretion).  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.                            Net Payments.

(a)                                 Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower any Guarantor or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the applicable Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower, such Guarantor or the Administrative Agent, as applicable shall make such deductions or withholdings and (iii) the Borrower, such Guarantor or the Administrative Agent, as applicable shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law.  Whenever any Indemnified Taxes are payable by the Borrower or any Guarantor, as promptly as possible thereafter, the Borrower or such Guarantor shall send to the Administrative Agent for its own account or for the account of a Lender or Agent, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender or Agent, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b)                                 The Borrower shall timely pay and shall indemnify and hold harmless each Agent and Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c)                                  The Borrower shall indemnify and hold harmless each Agent and Lender within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)                                 Each Non-U.S. Lender with respect to the Initial Term Loan, Delayed Draw Term Loan, Euro Tranche Term Loan or any other Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i)                  deliver to the Borrower and the Administrative Agent prior to the date on which the first payment to such Non-U.S. Lender is due hereunder two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN, W-8BEN-E, Form W-8EXP or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or (z) Internal Revenue Service Form W-8IMY and any attachments (including the forms described in subclauses (x) and (y) above, as applicable); and

(ii)               deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and Administrative Agent and from time to time as reasonably requested by the Borrower or the Administrative Agent;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Administrative Agent and to the Lender from which the related participation shall have been purchased.  Prior to the date on which the first payment hereunder after the 2014 July Repricing Effective Date is due to any Lender, the Administrative Agent shall deliver to the Borrower two copies of Internal Revenue Service Form W-8IMY and any required underlying attachments.  The Administrative Agent shall deliver to the Borrower two further copies of any such form (or any applicable successor form) on or before the date that any such form expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and from time to time as reasonably requested by the Borrower; provided that the Administrative Agent shall not be required to provide any form that the Administrative Agent is not legally eligible to provide as a result of any Change in Law after the 2014 July Repricing Effective Date.

(e)                                  If a payment made to an Agent or Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Agent or Lender has complied with such Agent’s or Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.   Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Each Lender and Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the laws of the jurisdiction in which the Borrower is organized, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Credit Document by the Borrower or Guarantor shall deliver to such Borrower or Guarantor (with a copy to the applicable Administrative Agent), as applicable, at the time or times prescribed by applicable law and as reasonably requested by the Borrower or Guarantor, as applicable, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding or at such reduced rate, provided that such Lender or Agent is legally entitled to complete, execute and deliver such documentation and such documentation is necessary in order for such exemption or reduction to apply.

(g)                                  If any Lender or Agent, as applicable, determines, in its sole discretion, that it has received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender, Administrative Agent or the Collateral

Agent, as the case may be, determines in its sole discretion, exercised in good faith, to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse after-tax financial position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender or Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or Agent in the event the Lender or Agent is required to repay such refund to such Governmental Authority.  A Lender or Agent shall claim any refund of Indemnified Taxes or Other Taxes that it determines in its sole discretion, exercised in good faith, is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim.  No Lender or Agent shall be obliged to disclose any information regarding its tax affairs or computations or any other information it deems confidential to any Credit Party in connection with this clause (h) or any other provision of this Section 5.4.

(h)                                 If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax.  Subject to the provisions of Section 2.12, each Lender and Agent agree to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.4.  The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(h).  Nothing in this Section 5.4(h) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(i)                                     Each Lender and Agent with respect to the Initial Term Loan, Euro Tranche Term Loan, Delayed Draw Term Loan and any other Loan made to the Borrower that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall, to the extent it can legally do so, deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States federal backup withholding tax (i) on or prior to the Original Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(j)                                    The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(k)                                 For the avoidance of doubt, solely for purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrower and the Administrative Agent to treat) any Loans under the 2020 Revolving Credit Commitments as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.5.                            Computations of Interest and Fees.

(a)                                 Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate, interest on LIBOR Loans denominated in Sterling and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                                 Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.                            Limit on Rate of Interest.

(a)                                 No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                                 Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)                                  Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.                                      Conditions Precedent to Initial Borrowing

The effectiveness of this Agreement shall be subject to the execution and delivery of this Agreement by a duly authorized officer of the Borrower and each Lender on the Effective Amendment Date.

The initial Borrowing under this Agreement was subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.

6.1.                            Credit Documents.  The Administrative Agent shall have received:

(a)                                 this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender;

(b)                                 the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c)                                  the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto; and

(d)                                 the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto.

6.2.                            Collateral.  Except for any items referred to on Schedule 9.14(d) to the Original Credit Agreement:

(a)                                 (i) All outstanding equity interests in whatever form of each Restricted Subsidiary directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Pledge Agreement shall have been pledged pursuant thereto and (ii) the Collateral Agent shall have received all certificates representing securities pledged under the Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank;

(b)                                 All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;

(c)                                  The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated thereby; and

(d)                                 The Guarantee shall be in full force and effect.

6.3.                            Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit H-1 to the Original Credit Agreement, (b) David Money, General Counsel of the Borrower, substantially in the form of Exhibit H-2 to the Original Credit Agreement, and (c) local counsel to the Borrower and the Administrative Agent in the jurisdictions listed on Schedule 6.3 to the Original Credit Agreement in form and substance satisfactory to the Administrative Agent.  The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4.                            [Reserved].

6.5.                            Equity Investments.  Equity Investments, which, to the extent constituting Stock other than common Stock, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and Bookrunners to the extent material to the interests of the Lenders, in an amount not less than the Minimum Equity Amount shall have been made.

6.6.                            Closing Certificates.  The Administrative Agent shall have received a certificate of the Credit Parties, dated the Original Closing Date, substantially in the form of Exhibit I to the Original Credit Agreement, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Credit Party, and attaching the documents referred to in Section 6.7.

6.7.                            Authorization of Proceedings of Each Credit Party.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative

Agent, of the board of directors or other managers of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.8.                            Fees.  The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on the Original Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which invoices have been presented prior to the Original Closing Date shall have been paid.

6.9.                            Representations and Warranties.  On the Original Closing Date, the representations and warranties made by the Credit Parties in Section 8.1(a), Section 8.2, Section 8.5 and Section 8.7, as they relate to the Credit Parties at such time, shall be true and correct in all material respects.

6.10.                     Solvency Certificate.  On the Original Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.

6.11.                     Merger.  Concurrently with the initial Credit Event hereunder, the Merger shall have been consummated in accordance with the terms of the Acquisition Agreement (or the Lead Arrangers shall be reasonably satisfied with the arrangements in place for the consummation of the Merger reasonably promptly after the initial Credit Event hereunder and shall have received confirmation from representatives of the Borrower that such actions shall be taken promptly after the initial Credit Event hereunder), without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders (including, without limitation, the definition of, and representations, warranties and conditions relating to the absence of any, “Material Adverse Change” or Material Adverse Effect on the Company” therein) without the reasonable consent of the Joint Lead Arrangers and Bookrunners.

6.12.                     Patriot Act.  The Joint Lead Arrangers and Bookrunners shall have received such documentation and information as is reasonably requested in writing at least 10 days prior to the Original Closing Date by the Administrative Agent about the Borrower and the Guarantors in respect of applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

SECTION 7.                                      Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1.                            No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Original Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2.                            Notice of Borrowing; Letter of Credit Request.

(a)                                 Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)                                 Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(c)                                  Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8.                                      Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes (on the Original Closing Date and on each other date as required or otherwise set forth in this Agreement) the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1.                            Corporate Status.  The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.                            Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.                            No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) except as set forth in Schedule 8.3 to the Original Credit Agreement, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4.                            Litigation.  Except as set forth on Schedule 8.4 to the Original Credit Agreement, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.                            Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.                            Governmental Approvals.  The execution, delivery and performance of the Acquisition Agreement or any Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7.                            Investment Company Act.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.                            True and Complete Disclosure.

(a)                                 None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Original Closing Date (including all such information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Original Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b)                                 The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9.                            Financial Condition; Financial Statements.  (a) The unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby.  The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on (x) the Historical Financial Statements and (y) the unaudited historical consolidated financial information described in clause (a) of this Section 8.9 and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries as at June 30, 2007 and their estimated results of operations for the period covered thereby.  The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  After the Original Closing Date, there has been no Material Adverse Effect.

8.10.                     Tax Matters.  Except as could not reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has timely paid all taxes payable by it (whether or not shown on a tax return) that have become due, (b) the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Original Closing Date and (c) the Borrower and each of its Subsidiaries has withheld amounts from their respective employees for all periods in compliance with the tax, social, security and unemployment withholding provisions of applicable law and timely paid such withholdings to the respective Governmental Authorities.

8.11.                     Compliance with ERISA.

(a)                                 Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; no Plan (other than a Multiemployer Plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the

Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 (a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are Multiemployer Plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b)                                 All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12.                     Subsidiaries.  Schedule 8.12 to the Original Credit Agreement lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Original Closing Date.

8.13.                     Intellectual Property.  The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14.                     Environmental Laws.

(a)                                 Except as could not reasonably be expected to have a Material Adverse Effect:  (i) the Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b)                                 Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15.                     Properties.  (a) The Borrower and each of the Subsidiaries have good and marketable title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).

8.16.                     Solvency.  On the Original Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

SECTION 9.                                      Affirmative Covenants

The Borrower hereby covenants and agrees that on the Original Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

9.1.                            Information Covenants.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                 Annual Financial Statements.  As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of either (i) its regular audit of the consolidated business of the Borrower, which audit was conducted in accordance with U.S. generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)                                 Quarterly Financial Statements.  As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year end audit adjustments.

(c)                                  Budgets.  Within 90 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.1 (a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Original Closing Date or the most recent fiscal year or period, as the case may be, (ii) [reserved] and (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor.  At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount and Applicable Equity Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Original Closing Date or the date of the most recent certificate delivered pursuant to this clause (c)(ii), as the case may be.

(e)                                  Notice of Default or Litigation.  Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f)                                   Environmental Matters.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)                  any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii)               any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii)            any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)           the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)                                  Other Information.  Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries (including the Notes (whether publicly issued or not)), in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(h)                                 Pro Forma Adjustment Certificate.  Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

Notwithstanding the foregoing, (A) the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing the applicable financial statements of any direct or indirect parent of the Borrower and (B) the obligations in clauses (a), (b) and (g) of this Section 9.1 shall be satisfied upon the Borrower’s (or any direct or indirect parent thereof) filing of such information with the SEC (including with regard to any financial statements, by filings on Form 10-K, 10-Q and/or 8-K; provided that, with respect to each of subclauses (A)

and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, the Borrower shall promptly provide to the Administrative Agent, upon request from the Administrative Agent, consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

9.2.                            Books, Records and Inspections.  The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3.                            Maintenance of Insurance.  (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property, Borrower will obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

9.4.                            Payment of Taxes.  The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower, nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5.                            Consolidated Corporate Franchises.  The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.                            Compliance with Statutes, Regulations, Etc.  The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.                            ERISA.  Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8.                            Maintenance of Properties.  The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

9.9.                            Transactions with Affiliates.  The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsor for management, consulting and financial services rendered to the Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) transactions permitted by Section 10.6, (c) the payment of the Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of Holdings to the management of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (f) employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Borrower and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, and (i) transactions pursuant to permitted agreements in existence on the 2014 July Repricing Effective Date or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect.

9.10.                     End of Fiscal Years; Fiscal Quarters.  The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.                     Additional Guarantors and Grantors.  Subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Domestic Subsidiary (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Original Closing Date (including pursuant to a Permitted Acquisition) and each other Domestic Subsidiary that ceases to constitute an Excluded Subsidiary to, within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and Borrower may at its option cause any Subsidiary to, execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Original Closing Date (including, without limitation, in the case of a Foreign Subsidiary causing such Foreign Subsidiary to execute guarantees and security agreements compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Collateral Agent).

Notwithstanding anything in any Credit Document to the contrary, as of the 2014 July Repricing Effective Date: (i) FDR Limited, Money Network Financial, LLC and TeleCheck Services, Inc. are each released as Guarantors under the Credit Documents, (ii) FDR Limited shall be deemed a Foreign Subsidiary for purposes of any requirement relating to the pledge of Equity Interests in FDR Limited and (iii) unless the Borrower notifies the Administrative Agent otherwise prior to the time such release would apply, any Guarantor shall be automatically cease to be a Guarantor under the Credit Documents and in such capacity will be automatically released from the Guarantees (and for the avoidance of doubt each other Security Document) to the extent such Guarantor ceases to be a wholly-owned Domestic Subsidiary of the Borrower and the value of such Guarantor at such time (when aggregated with the value (at the time of release) of all prior Guarantors that have ceased to be Guarantors pursuant to this clause (iii)), does not exceed (a) 10% of Consolidated EBITDA as of the most recently ended Test Period plus (b) the amount of Investments that would be permitted to be made pursuant to Section 10.5 (other than clause (g)(i)(c) thereto) with respect to such Subsidiary (as such Subsidiary exists after ceasing to be a Guarantor), it being understood such usage shall reduce the amounts that would otherwise available for such Investments.  It is understood and agreed that this paragraph does not authorize the release of all or substantially all of the Guarantors under the Guarantees or the release of all or substantially all of the Collateral under the Security Documents.

9.12.                     Pledge of Additional Stock and Evidence of Indebtedness.

(a)                                 Subject to any applicable limitations set forth in the Security Documents or with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, the Borrower will cause (i) all certificates representing Stock and Stock Equivalents of any Subsidiary (other than (x) any Excluded Stock and Stock Equivalents and (y) any Stock and Stock Equivalents issued by any Subsidiary for so long as such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) have property, plant and equipment with a book value in excess of $10,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Original Closing Date in excess of $10,000,000) held directly by the Borrower or any Guarantor, (ii) all evidences of Indebtedness in excess of $10,000,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed after the Original Closing Date evidencing Indebtedness in excess of $10,000,000 of the Borrower or any Subsidiary that is owing to the Borrower or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations under the Pledge Agreement.

(b)                                 The Borrower agrees that all Indebtedness in excess of $10,000,000 of the Borrower or any Subsidiary that is owing to any Credit Party shall be evidenced by one or more promissory notes.

9.13.                     Use of Proceeds.

(a)                                 The Borrower used the proceeds of the Initial Term Loans, the Euro Tranche Term Loans, the Senior Interim Loans, the Senior Subordinated Interim Loans and up to $200,000,000 of the proceeds of the Revolving Credit Loans to effect the Transactions.

(b)                                 The Borrower will use Letters of Credit, Revolving Credit Loans and Swingline Loans for working capital and general corporate purposes (including Permitted Acquisitions).

(c)                                  The Borrower will use the proceeds of the Delayed Draw Term Loans to refinance certain existing indebtedness not tendered on or before the Original Closing Date.

(d)                                 The Borrower will use the proceeds of the 2017 Second New Dollar Term Loans, the 2017 Second New Euro Term Loans and the 2021 New Dollar Term Loans to repay in full the 2017 New Term Loans and the 2017 New Euro Term Loans that remain outstanding upon the exchange of any 2017 New Term Loans into 2021 Term Loans on the 2014 January Amendment Effective Date.

(e)                                  The Borrower will use the proceeds of the 2018B New Term Loans to repay in full the 2018B Term Loans outstanding immediately prior to the 2013 Second April Repricing Effective Date.

(f)                                   The Borrower will use a portion of the proceeds of the 2018 New Term Loans and all of the 2018B Second New Term Loans to repay in full the 2018 Term Loans and the 2018B New Term Loans outstanding immediately prior to the 2014 July Repricing Effective Date, with any amounts of 2018 New Term Loans remaining permitted to be used for general corporate purposes, including Dividends.

(g)                                  The Borrower will use the proceeds of the 2022 Term Loans to refinance a portion of the Borrower’s senior secured first lien notes outstanding immediately prior to the 2015 June Joinder Effective Date and to pay fees and expenses incurred in connection therewith and with the transactions set forth in the 2015 June Joinder Agreement.

(h)                                 The Borrower will use the Net Cash Proceeds of the additional 2022 Term Loans borrowed on the 2015 November Joinder Effective Date, together with cash on hand, to prepay all of the 2017 Second New Term Loans outstanding immediately prior to the 2015 November Joinder Effective Date, pursuant to Section 5.1 of this Agreement.

(i)                                     The Borrower will use the Net Cash Proceeds of the additional 2021 Dollar Term Loans borrowed on the 2016 March Amendment Effective Date to prepay in full the 2018 New Dollar Term Loans outstanding immediately prior to the 2016 March Amendment Effective Date, pursuant to Section 5.1 of this Agreement.

(j)                                    The Borrower will use the Net Cash Proceeds of (x) the additional 2022 Dollar Term Loans borrowed on the 2016 May Amendment Effective Date to prepay in full the 2018B Second New Term Loans outstanding immediately prior to the 2016 May Amendment Effective Date and (y) the additional 2022 Euro Term Loans borrowed on the 2016 May Amendment Effective Date to prepay in full the 2018 New Euro Term Loans outstanding immediately prior to the 2016 May Amendment Effective Date, in each case, pursuant to Section 5.1 of this Agreement.

(k)                                 The Borrower will use the Net Cash Proceeds of (x) the 2021C New Dollar Term Loans borrowed on the 2016 October Joinder Effective Date to prepay in full the 2021 Dollar Term Loans outstanding immediately prior to the 2016 October Joinder Effective Date and (y) the 2021 New Euro Term Loans borrowed on the 2016 October Joinder Effective Date to prepay in full the 2021 Euro Term Loans outstanding immediately prior to the 2016 October Joinder Effective Date, in each case, pursuant to Section 5.1 of this Agreement.

(l)                                     The Borrower will use the Net Cash Proceeds of (x) the 2022C New Dollar Term Loans borrowed on the 2016 November Joinder Effective Date to prepay in full the 2022 Dollar Term Loans outstanding immediately prior to the 2016 November Joinder Effective Date and (y) the 2022C New Euro Term Loans borrowed on the 2016 November Joinder Effective Date to prepay in full the 2022 Euro Term Loans outstanding immediately prior to the 2016 November Joinder Effective Date, in each case, pursuant to Section 5.1 of this Agreement.

(m)                             The Borrower will use the Net Cash Proceeds of the 2020 Term A Loans borrowed on the 2017 January Joinder Effective Date to refinance a portion of the Borrower’s existing first lien Indebtedness.

(n)                                 The Borrower will use the Net Cash Proceeds of the 2024 New Dollar Term Loans borrowed on the 2017 April Joinder Effective Date to prepay in full the 2021C New Dollar Term Loans outstanding immediately prior to the 2017 April Joinder Effective Date, pursuant to Section 5.1 of this Agreement.

(o)                                 The Borrower will use the Net Cash Proceeds of the 2022D New Dollar Term Loans borrowed on the 2017 June Joinder Effective Date to prepay in full the 2022C New Dollar Term Loans, the 2021 New Euro Term Loans and the 2022C New Euro Term Loans, in each case, outstanding immediately prior to the 2017 June Joinder Effective Date, pursuant to Section 5.1 of this Agreement.

9.14.                     Further Assurances.

(a)                                 The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)                                 Except with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by written notice to the Borrower), the cost or other consequences (including any tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom and subject to applicable limitations set forth in the Security Documents, if any assets (including any real estate or improvements thereto or any interest therein but excluding Stock and Stock Equivalents of any Subsidiary) with a book value or fair market value in excess of $10,000,000 are acquired by the Borrower or any other Credit Party after the Original Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)                                  Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be accompanied by (x) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy as soon as reasonably practicable) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (y) such existing surveys, existing abstracts and existing appraisals in the possession of Borrower and such other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property and (z) an opinion of local counsel to the mortgagor in form and substance reasonably acceptable to the Collateral Agent.

(d)                                 The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14(d) to the Original Credit Agreement as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14(d) to the Original Credit Agreement with respect to such action or such later date as the Administrative Agent may reasonably agree.

SECTION 10.                               Negative Covenants

The Borrower hereby covenants and agrees that on the Original Closing Date (immediately after consummation of the Merger) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

10.1.                     Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, provided that the Borrower and any Restricted Subsidiary (other than a Restricted Foreign Subsidiary) may incur Indebtedness (and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest with regard to such Indebtedness) if immediately before and after giving effect to such incurrence, (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance, on a Pro Forma Basis, with the Senior Secured Leverage Test, provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness pursuant to the foregoing proviso in an aggregate principal amount outstanding at any time, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to Sections 10.1(d), (j), (k) and (n), exceeding $2,000,000,000.

Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:

(a)                                 Indebtedness arising under the Credit Documents;

(b)                                 subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)                                  Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d)                                 subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(d) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (i) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (ii) no guarantee by any Restricted Subsidiary of the Senior Notes, Senior Interim Loans, Senior Subordinated Notes, Senior Subordinated Interim Loans or

any Permitted Additional Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee and (iii) the aggregate amount of Guarantee Obligations incurred by Credit Parties under this clause (d) in respect of obligations owed by Persons that are not Credit Parties and the aggregate amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Guarantors under this clause (d), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Sections 10.1(j), (k) and (n), shall not exceed $2,000,000,000 at any time outstanding;

(e)                                  Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), 10.5(g), 10.5(i), 10.5(q), 10.5(r), and 10.5(t);

(f)                                   (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, repair, replacement expansion, or improvement of such fixed or capital assets; provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (i) at any time outstanding, when combined with the aggregate amount of Indebtedness outstanding under subclause (iii) below, shall not exceed $1,000,000,000, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks, (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the 2014 July Repricing Effective Date and Capital Leases entered into pursuant to subclause (ii) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) at any time outstanding, when combined with the aggregate amount of Indebtedness outstanding under subclause (i) above, shall not exceed $1,000,000,000 and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g)                                  Indebtedness outstanding on the 2014 July Repricing Effective Date and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, (w) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (x) the direct and contingent obligors with respect to such Indebtedness are not changed, (y) no portion of such Indebtedness matures prior to original maturity date applicable thereto and (z) no portion of such Indebtedness shall be issued by or guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Guarantor;

(h)                                 Indebtedness in respect of Hedge Agreements;

(i)                                     Indebtedness in respect of (x) the Senior Interim Loans and/or the Senior Notes in an aggregate principal amount not to exceed $6,500,000,000 plus, in respect of any Senior Interim

PIK Loans and/or PIK Notes, the PIK Interest Amount, plus in the event of any refinancing of any Senior Interim Loans with Senior Notes, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (y) the Senior Subordinated Interim Loans and/or the Senior Subordinated Notes in an aggregate principal amount not to exceed $2,500,000,000, plus in the event of any refinancing of any Senior Subordinated Interim Loans with Senior Subordinated Notes, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(j)                                    (i)  Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Original Closing Date as the result of a Permitted Acquisition; provided that

(x)                                 such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(y)                                 such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(z)                                  (A) the Stock and Stock Equivalents of such Person are pledged to secure the Obligations, to the extent required under Section 9.12 and (B) such Person executes a supplement to the applicable Guarantee and Security Documents (or alternative guarantee and security agreements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable;

(ii)                               any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent; and

(iii)                                the aggregate amount of Indebtedness (A) incurred under this clause (j) shall not exceed $250,000,000 at any time outstanding and (B) incurred by Restricted Subsidiaries that are not Guarantors under this clause (j), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Sections 10.1(d), (k) and (n), shall not exceed $2,000,000,000 at any time outstanding;

(k)                                 (i)  Permitted Additional Debt incurred to finance a Permitted Acquisition; provided that (x) the Borrower or another Credit Party pledges the Stock and Stock Equivalents of such acquired Person to secure the Obligations to the extent required under Section 9.12, (y) such acquired Person executes a supplement to the applicable Guarantee and Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable; and (z) (A) the aggregate principal amount of Indebtedness incurred under this clause (k) shall not exceed $500,000,000 at any time outstanding when, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than 7.5 to 1.0 and (B) no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Guarantor; and

(ii)                               any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (w) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (x) the direct and contingent obligors with respect to such Indebtedness are not changed and (y) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent; and

(iii)                                notwithstanding the foregoing, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness pursuant to this clause (k) in an aggregate principal amount, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Sections 10.1(d), (j) and (n), in excess of $2,000,000,000 at any time outstanding;

(l)                                     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m)                             Settlement Indebtedness;

(n)                                 (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $500,000,000; provided further that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors under this clause (n), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the proviso in the first paragraph of this Section 10.1 and Sections 10.1(d), (j) and (k), shall not exceed $2,000,000,000 at any time outstanding;

(o)                                 Indebtedness in respect of (i) Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2 and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(p)                                 Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q)                                 Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(r)                                    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Stock permitted hereunder;

(s)                                   Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(t)                                    Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(u)                                 Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);

(v)                                 Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(w)                               Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(x)                                 additional Indebtedness of Foreign Subsidiaries in an aggregate principal amount that at the time of incurrence does not cause the aggregate principal amount of Indebtedness incurred in reliance on this clause (x) outstanding at any time to exceed 5% of Total Assets of the Foreign Subsidiaries, taken as a whole (determined at the time of incurrence);

(y)                                 Indebtedness in respect of Permitted Receivables Financings;

(z)                                  Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(aa)                          Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii); and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;

(bb)                          Indebtedness in respect of (i) Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount or (b) if such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(b) shall not exceed $3,500,000,000 at any time outstanding and the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Senior Notes and/or Senior Subordinated Notes and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”, and (z) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to clause (i)(b) above with other Permitted Other Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the Obligations; and

(cc)                            (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (cc) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1 and (ii) all Indebtedness outstanding under the Notes, the Senior Interim Loan Agreement and the Senior Subordinated Interim Loan Agreement will be deemed at all times to have been incurred in reliance only on the exception of clause (i) of Section 10.1.

10.2.                     Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                 Liens arising under (i) the Credit Documents securing the Obligations and (ii) the Permitted Other Indebtedness Documents securing Permitted Other Indebtedness Obligations permitted to be incurred under Section 10.1(aa), 10.1(bb) or 10.1(cc); provided that, (A) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (x) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the First Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to the First Lien Intercreditor Agreement in accordance with the terms thereof and (B) in the case of Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness that do not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Notes Obligations shall have entered into the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this Section 10.2(a);

(b)                                 [Reserved];

(c)                                  [Reserved];

(d)                                 Permitted Liens;

(e)                                  (i) Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided that (x) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens and (y) such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing Indebtedness permitted pursuant to Section 10.1(n), (p) or (x);

(f)                                   Liens existing on the 2014 July Repricing Effective Date;

(g)                                  the modification, replacement, extension or renewal of any Lien permitted by clauses (a) through (f) and clause (h) of this Section 10.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof) or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby, to the extent such replacement, extension or renewal is permitted by Section 10.1;

(h)                                 Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5, or existing on assets acquired after the Original Closing Date to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(j);

(i)                                     [Reserved];

(j)                                    Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(k)                                 Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(l)                                     Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)                             Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(n)                                 Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(o)                                 Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(r)                                    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(s)                                   Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(t)                                    Liens on assets not constituting Collateral securing letters of credit issued on behalf of any Subsidiary that is not a Credit Party in a currency other than Dollars permitted by Section 10.1(c) in an aggregate amount at any time outstanding not to exceed $25,000,000;

(u)                                 additional Liens so long as the aggregate principal amount of the obligations secured thereby at any time outstanding does not exceed $750,000,000; and

(v)                                 additional Liens securing Indebtedness permitted under the first paragraph of Section 10.1, provided that to the extent such Liens are contemplated to be on assets that constitute Collateral, at the time such Indebtedness is incurred, the holders of such Indebtedness shall have entered into intercreditor arrangements reasonably satisfactory to the Administrative Agent providing that the Liens securing such Indebtedness shall rank junior to the Lien securing the Obligations.

10.3.                     Limitation on Fundamental Changes.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)                                 so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) both before and after giving effect to such transaction the Borrower shall be in compliance with the covenant set forth in Section 10.10, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection and priority of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b)                                 so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iv) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c)                                  the Merger may be consummated;

(d)                                 any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(e)                                  any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party, provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f)                                   any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(g)                                  the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 10.4 or an investment permitted pursuant to Section 10.5; and

(h)                                 IPS and its Subsidiaries may liquidate, dissolve or wind-down.

10.4.                     Limitation on Sale of Assets.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables, Stock and Stock Equivalents of any other Person) and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a)                                 the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, used or surplus equipment, vehicles and other assets (including Merchant Agreements and Settlement Assets) in the ordinary course of business, and (ii) Permitted Investments;

(b)                                 the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (each of the foregoing, a “Disposition”), excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate, for fair value, provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans as provided for in Section 5.2, (ii) at the time the definitive agreement for such Disposition is entered into, no Default or Event of Default shall have occurred and be continuing, (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (iii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of $100,000,000 with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (iv) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12;

(c)                                  (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party and (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary, provided that with respect to any such Dispositions, such sale, transfer or disposition shall be for fair value;

(d)                                 the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e)                                  the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense real, personal or intellectual property in the ordinary course of business;

(f)                                   the Borrower and the Restricted Subsidiaries may make Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g)                                  the Borrower and the Restricted Subsidiaries may make Dispositions of property pursuant to Permitted Sale Leaseback transactions;

(h)                                 the Borrower and the Restricted Subsidiaries may make Dispositions of Investments in joint ventures and Merchant Acquisition and Processing Alliances (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i)                                     the Borrower and the Restricted Subsidiaries may make Dispositions of Investments in Merchant Acquisition and Processing Alliances (regardless of the form of legal entity) relating to any equity reallocation in connection with an asset or equity contribution;

(j)                                    customary Dispositions in connection with any Permitted Receivables Financing;

(k)                                 the Borrower and the Restricted Subsidiaries may make Dispositions listed on Schedule 10.4 to the Original Credit Agreement (“Scheduled Dispositions”);

(l)                                     transfers of property subject to a Casualty Event upon receipt of the Net Cash Proceeds of such Casualty Event;

(m)                             the Borrower and the Restricted Subsidiaries may make Dispositions of accounts receivable or other obligations owing to the Borrower or any Restricted Subsidiary in connection with the collection, compromise or realization thereof;

(n)                                 the Borrower and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement;

(o)                                 the Borrower and the Restricted Subsidiaries may make Dispositions (excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate), for fair value to the extent that (i) the aggregate consideration for all Dispositions made pursuant to this clause (o) shall not exceed 15% of Consolidated Total Assets since the Original Closing Date and (ii) the Net Cash Proceeds of all Dispositions made pursuant to this clause (o) are promptly applied to the prepayment of Term Loans as provided in Section 5.2 without giving effect to any reinvestment rights under clause (iv) of the definition of “Net Cash Proceeds”;

(p)                                 the Borrower and any Restricted Subsidiaries may sell, transfer or otherwise dispose of any Foreign Subsidiary to any other Foreign Subsidiary; and

(q)                                 the Borrower and the Restricted Subsidiaries may make Dispositions of any assets between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (p) above.

10.5.                     Limitation on Investments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to make any Investment except:

(a)                                 extensions of trade credit and asset purchases in the ordinary course of business;

(b)                                 Investments that were Permitted Investments when such Investments were made;

(c)                                  loans and advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof); provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to this subclause (iii) shall not exceed $10,000,000;

(d)                                 Investments existing on, or made pursuant to legally binding written commitments in existence on, the 2014 July Repricing Effective Date and any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment existing on, or made pursuant to legally binding written commitments in existence on, the 2014 July Repricing Effective Date;

(e)                                  Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f)                                   Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents of Holdings;

(g)                                  Investments (i) (a) by the Borrower or any Restricted Subsidiary in any Credit Party, (b) between or among Restricted Subsidiaries that are not Credit Parties, and (c) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary that is not a Credit Party is in the form of an intercompany loan or advance and the Borrower or such Restricted Subsidiary complies with Section 9.12 to the extent applicable), (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the 2014 July Repricing Effective Date pursuant to this subclause (ii), when valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, would not exceed the sum of (x) $1,000,000,000, when taken together with Investments outstanding at such time in reliance on Section 10.5(i)(x) plus (y) if the Borrower shall be in compliance with the Senior Secured Leverage Test, both before and after giving effect, on a Pro Forma Basis to the making of such Investment, the Applicable Amount at such time plus (z) the Applicable Equity Amount at such time and (iii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(h)                                 Investments constituting Permitted Acquisitions;

(i)                                     Investments (including but not limited to (i) minority Investments and Investments in Unrestricted Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries, (iii) Investments in Merchant Acquisition and Processing Alliances (regardless of the form of legal entity) and (iv) Investments in Subsidiaries that are not Credit Parties), in each case valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (i) that, at the time each such Investment is made, would not exceed the sum of (x) $1,000,000,000 when taken together with Investments outstanding at such time in reliance on Section 10.5(g)(ii)(x) plus (y) if the Borrower shall be in compliance with the Senior Secured Leverage Test, both before and after giving effect, on a Pro Forma Basis to the making of such Investment, the Applicable Amount at such time plus (z) without duplication of any amount that increased the JV Distribution Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) plus (aa) the Applicable Equity Amount at such time;

(j)                                    Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(k)                                 Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(l)                                     Investments consisting of dividends permitted under Section 10.6;

(m)                             loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6;

(n)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o)                                 Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p)                                 advances of payroll payments to employees in the ordinary course of business;

(q)                                 Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r)                                    Investments held by a Person acquired (including by way of merger or consolidation) after the Original Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)                                   Investments in Hedge Agreements permitted by Section 10.1;

(t)                                    Investments arising out of or in connection with any Permitted Receivables Financing;

(u)                                 Investments in the ordinary course of business in connection with Settlements;

(v)                                 other Investments, that, at the time each such Investment is made, would not exceed the sum of (x) $750,000,000 plus (y) if the Borrower shall be in compliance with the Senior Secured Leverage Test, both before and after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount plus (z) the Applicable Equity Amount at such time;

(w)                               Investments in connection with any transaction permitted by Section 10.3; and

(x)                                 Investments consisting of licensing of intellectual property with other Persons in the ordinary course of business;

(y)                                 Investments constituting contributions or other dispositions of any Foreign Subsidiary to another Foreign Subsidiary; and

(z)                                  Investments by any Credit Party in any Restricted Subsidiary that is not a Credit Party in an aggregate amount not to exceed the fair market value of all dividends and other distributions received by Credit Parties from Restricted Subsidiaries that are not Credit Parties since the Initial Effectiveness Date.

10.6.                     Limitation on Dividends.  The Borrower will not declare or pay any dividends (other than dividends payable solely in its Qualified Equity Interests) or return any capital to its stockholders (including any option holders) or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “dividends”):

(a)                                 the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b)                                 the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, director or employee (or their respective Affiliates, estates or immediate family members) of the Borrower and its Subsidiaries or any parent thereof, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plan or agreement;

(c)                                  provided that, so long as (other than with respect to clause (c)(z) below) no Default or Event of Default exists or would exist after giving effect thereto, the Borrower may pay dividends on its Stock or Stock Equivalents, provided that the amount of all such dividends paid from the Original Closing Date pursuant to this clause (c) (other than dividends paid pursuant to clause (c)(x) below prior to March 31, 2015), when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(a)(y)(i) from the 2014 July Repricing Effective Date and (ii) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 10.5(m) in lieu of dividends permitted by this clause (c) shall not exceed an amount equal to (x)(a) if, on a Pro Forma Basis, the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 7.0 to 1.0, $200,000,000 or (b) if, on a Pro Forma Basis, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than 7.0 to 1.0, $0 plus (y) if, on a Pro Forma Basis, the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 7.0 to 1.0, the Applicable Amount plus (z) the Applicable Equity Amount at such time; for the avoidance of doubt, amounts prepaid in reliance on and in compliance with Section 10.7(a)(y)(i) shall not retroactively cause any breach of this Section 10.6(c) in respect of dividends previously paid in compliance with this Section 10.6(c);

(d)                                 the Borrower may pay dividends:

(i)                  the proceeds of which will be used to pay income tax liability attributable to the Borrower and the Restricted Subsidiaries in respect of consolidated, combined, unitary or affiliated tax returns filed by a direct or indirect parent of the Borrower in an amount not to exceed the income tax liability of the Borrower and the Restricted Subsidiaries were they to file as a stand-alone group, reduced by any such income taxes paid directly by the Borrower or the Restricted Subsidiaries;

(ii)               the proceeds of which shall be used to allow any direct or indirect parent of the Borrower to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower, not to exceed $3,500,000 in any fiscal year plus (B) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (C) fees and expenses otherwise due and payable by the Borrower or any of its Restricted Subsidiaries and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement (including in respect of any initial public offering);

(iii)            the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower; and

(iv)           to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or any of its Restricted Subsidiaries and (C) the Borrower shall comply with Sections 9.11 and 9.12 to the extent applicable;

(e)                                  [Reserved];

(f)                                   the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g)                                  the Borrower may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h)                                 the Borrower may declare and pay dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Original Closing Date, of up to 6% per annum of the net proceeds received by or contributed as common equity to the Borrower in or from any such public offering to the extent such net proceeds are not utilized in connection with other transactions permitted by Section 10.5, 10.6 or 10.7; and

(i)                                     the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options.

10.7.                     Limitations on Debt Payments and Amendments.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Restricted Indebtedness; provided, however, that (x) the Borrower and any Restricted Subsidiary may prepay, repurchase or redeem or otherwise defease Restricted Indebtedness with the Net Cash Proceeds of Permitted Other Indebtedness that is unsecured or secured by a Lien ranking junior to the Lien securing the Obligations incurred in accordance with Section 10.1(bb)(i)(b) and (y) the Borrower or Restricted Subsidiary may prepay, repurchase or redeem Restricted Indebtedness (i) in an aggregate amount from the 2014 July Repricing Effective Date, when aggregated with (A) the aggregate amount of dividends paid pursuant to Section 10.6(c) from the Original Closing Date (other than dividends paid pursuant to Section 10.6(c)(x) prior to March 31, 2015) and (B) all loans and advances to any direct or indirect parent of the Borrower made pursuant to Section 10.5(m) (in lieu of dividends permitted by Section 10.6(c)), not in excess of the sum of (1) $400,000,000 plus (2) if the Borrower shall be in compliance with the Senior Secured Leverage Test, both before and after giving effect, on a Pro Forma Basis, to the making of such prepayment, repurchase or redemption, the Applicable Amount at the time of such prepayment, repurchase or redemption; provided the use of such amounts in clauses (1) and (2) shall be subject to no Default or Event of Default having occurred and continuing at the date of such prepayment, repurchase, redemption or other defeasance or resulting therefrom, plus (3) the Applicable Equity Amount at the time of such prepayment, repurchase or redemption; for the avoidance of doubt, dividends paid in reliance on and in compliance with Section 10.6(c) shall not retroactively cause any breach of this Section 10.7(a)(y)(i) in respect of amounts previously prepaid in compliance with this Section 10.7(a)(y)(i); and (ii) with the proceeds of Permitted Additional Debt.  For the avoidance of doubt, nothing in this Section 10.7 shall restrict (i) any prepayment, repurchase, redemption or defeasance made after the Original Closing Date in connection with the Debt Repayment, (ii) the making of any prepayment of accrued but unpaid interest and/or original issue discount in respect of the Senior Interim PIK Loans and/or the PIK Notes in accordance with the “Optional Interest Repayment” provisions thereof as of the end of any accrual period ending after the fifth anniversary of the Original Closing Date or (iii) the prepayment, repurchase or redemption of the PIK Notes with the net proceeds of Additional 2018 New Dollar Term Loans.

(b)                                 The Borrower will not waive, amend, modify, terminate or release any Restricted Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

(c)                                  Prior to the Initial Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(cc) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Class or Classes of Term Loans from which such Permitted Debt Exchange Notes were exchanged, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans of the Class or Classes from which such Permitted Debt Exchange Notes were exchanged  then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), 10.1(cc) or the definition of “Permitted Other Indebtedness” or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.8.                     Limitations on Sale Leasebacks.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks other than Permitted Sale Leasebacks.

10.9.                     Changes in Business.  The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the 2014 July Repricing Effective Date and other business activities incidental or reasonably related to any of the foregoing.

10.10.              Consolidated Senior Secured Debt to Consolidated EBITDA Ratio.  The Borrower will not permit the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
October 1, 2008 to September 30, 2009	7.25 to 1.00
October 1, 2009 to September 30, 2010	7.00 to 1.00
October 1, 2010 to September 30, 2011	6.75 to 1.00
October 1, 2011 to September 30, 2012	6.50 to 1.00
October 1, 2012 to September 30, 2013	6.25 to 1.00
Thereafter	6.00 to 1.00

Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the covenant contained in this Section 10.10 prior to the time that this covenant is otherwise applicable shall be deemed to require that the Consolidated Total Debt to Consolidated EBITDA Ratio for the applicable Test Period not be greater than 8.75 to 1.00.

SECTION 11.                               Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.                     Payments.  The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.                     Representations, Etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.                     Covenants.  Any Credit Party shall:

(a)                                 default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), 9.5 (solely with respect to the Borrower) or Section 10; or

(b)                                 default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4.                     Default Under Other Agreements.  (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $100,000,000 in the aggregate (provided that such $100,000,000 minimum shall not apply in the case of any Permitted Debt Exchange Notes), for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

11.5.                     Bankruptcy, Etc.  The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”, or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.                     ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515,

4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.                     Guarantee.  Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8.                     Pledge Agreement.  Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Pledge Agreement; or

11.9.                     Security Agreement.  The Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

11.10.              Mortgages.  Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.11.              Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $100,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.12.              Change of Control.  A Change of Control shall occur; or

11.13.              Subordination.  The Senior Subordinated Notes, the Senior Subordinated Interim Loans or any other Subordinated Indebtedness (other than such Subordinated Indebtedness that may be validly outstanding under Section 10.1 on a non-subordinated basis) or any guarantees of the foregoing shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Credit Parties under the Guarantee and the other Security Documents, as the case may be, as provided in the Senior Subordinated Notes Indenture, the Senior Subordinated Interim Loan Agreement or the instruments governing the terms of any such other Subordinated Indebtedness;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Credit Commitment, Swingline Commitment and Total Delayed Draw Term Loan Commitments terminated, whereupon the Revolving Credit Commitment, Swingline Commitment and Delayed Draw Term Loan Commitment, if any, of each Lender (including, without limitation, each Delayed Draw Term Loan Lender) or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.  In connection with any acceleration of the Obligations as contemplated by clause (ii) above, the Designated Obligations shall, automatically and with no further action required by the Administrative Agent, any Credit Party or any Lender, be converted into the Dollar Equivalent, determined using the Spot Rate calculated as of the date of such acceleration (or, in the case of any Unpaid Drawings following the date of such acceleration, as of the date of drawing under the applicable Letter of Credit) and from and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.

11.14.              Application of Proceeds.  Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i)                  first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with any collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)               second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(iii)            third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Letter of Credit Borrower for Unpaid Drawings under the applicable Letters of

Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above.

11.15.              Right to Cure.

(a)                                 Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that the Borrower fails to comply with the requirement of the covenant set forth in Section 10.10, until the expiration of the tenth day after the date on which the Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1, any holder of Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower shall have the right to make a direct or indirect equity investment (other than in the form of Disqualified Equity Interests) in the Borrower in cash (the “Cure Right”), and upon the receipt by such Person of net cash proceeds (the amount of such net cash proceeds, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document.

(b)                                 If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 10.10 during such Test Period (including for purposes of Section 7.1), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured; provided that (i)(a) in each Test Period there shall be at least two fiscal quarters in which no Cure Right is exercised and (b) the Cure Right may be exercised no more than five times prior to the Final Maturity Date, and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 10.10.

SECTION 12.                               The Agents

12.1.                     Appointment.

(a)                                 Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)                                 The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the

Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)                                  Each of the Syndication Agent, Joint Lead Arrangers and Bookrunners and Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.                     Delegation of Duties.  The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3.                     Exculpatory Provisions.  No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.  The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4.                     Reliance by Agents.  The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.  For purposes of determining compliance with the conditions specified in Sections 6 and 7 on the Original Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Original Closing Date specifying its objection thereto.

12.5.       Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6.       Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer.  Each Lender, the Swingline Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, Guarantor and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the

Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.       Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7.  In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8.       Agents in Their Individual Capacities.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9.       Successor Agents.  Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by Credit Suisse as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swing Line Lender, (b) the retiring Letter of Credit Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10.     Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11.     [Reserved].

12.12.     Agents Under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents.  Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

12.13.     Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

SECTION 13.                               Miscellaneous

13.1.       Amendments, Waivers and Releases.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that any change to the definition of Consolidated Total Debt to Consolidated EBITDA Ratio or Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Revolving Credit Lenders”, “Required Euro Tranche B-1 Term Loan Lenders”, “Required Euro Tranche B-2 Term Loan Lenders”, “Required Initial Term Loan Lenders”, “Required Delayed Draw Term Loan Lenders”, “Required Initial Tranche B-1 Term Loan Lenders”, “Required Initial Tranche B-2 Term Loan Lenders”, “Required Initial Tranche B-3 Term Loan Lenders”, “Required Tranche B-1 Term Loan Lenders”, “Required Tranche B-2 Term Loan Lenders” consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in Section 11.14, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly and adversely affects such Person, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) decrease the amount or allocation of any mandatory prepayment to be received by any Initial Tranche Term Loan Lender without the written consent of the Required Initial Term Loan Lenders, or (x)(i)(A) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-1 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-1 Term Loans, in each case without the written consent of the Required Initial Tranche B-1 Term Loan Lenders and (B) decrease the amount or allocation of any mandatory prepayment to be received by any Tranche B-1 Term Loan Lender in a manner disproportionately adverse to the interests of the Tranche B-1 Term Loan Lenders in relation to the Lenders of any other Class of  Original Closing Date Term Loans, in each case without the written consent of the Required Tranche B-1 Term Loan Lenders, (ii)(A) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-2 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-2 Term Loans, in each case without the written consent of the Required Initial Tranche B-2 Term Loan Lenders and (B) decrease the amount or allocation of any mandatory prepayment  or any prepayment premium to be received by any Tranche B-2 Term Loan Lender in a manner disproportionately adverse to the interests of the Tranche B-2 Term Loan Lenders in relation to the Lenders of any other Class of Original Closing Date Term Loans, in each case without the written consent of the Required Tranche B-2 Term Loan Lenders or (iii) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-3 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-3 Term Loans, decrease the amount or allocation of any mandatory prepayment  or any prepayment premium to be received by any Initial Tranche B-3 Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Tranche B-3 Term Loan Lenders in relation to the Initial Term Loan Lenders of any other Class of Initial Term Loans, in each case without the written consent of the Required Initial Tranche B-3 Term Loan Lenders, or (xi) decrease any Delayed Draw

Repayment Amount, extend any scheduled Delayed Draw Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Delayed Draw Term Loan Lender, in each case without the written consent of the Required Delayed Draw Term Loan Lenders, or (xii)(i) decrease the Euro Tranche Repayment Amount applicable to Euro Tranche B-1 Term Loans, extend any scheduled Euro Tranche Repayment Date applicable to Euro Tranche B-1 Term Loans, in each case without the written consent of the Required Euro Tranche B-1 Term Loan Lenders or (ii) decrease the Euro Tranche Repayment Amount applicable to Euro Tranche B-2 Term Loans, extend any scheduled Euro Tranche Repayment Date applicable to Euro Tranche B-2 Term Loans, in each case without the written consent of the Required Euro Tranche B-2 Term Loan Lenders, or (xiii) (i) decrease any 2018 Dollar Term Loan Repayment amount, extend any scheduled 2018 Dollar Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any 2018 Dollar Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2018 Dollar Term Loans, in each case without the written consent of the Required 2018 Dollar Term Loan Lenders or (ii) decrease any 2018 Euro Term Loan Repayment amount, extend any scheduled 2018 Euro Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any 2018 Euro Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2018 Euro Term Loans, in each case without the written consent of the Required 2018 Euro Term Loan Lenders, or (xiv) (i) decrease any 2017 Dollar Term Loan Repayment Amount, extend any scheduled 2017 Dollar Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any 2017 Dollar Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017 Dollar Term Loans, in each case without the written consent of the Required 2017 Dollar Term Loan Lenders or (ii) decrease any 2017 Euro Term Loan Repayment Amount, extend any scheduled 2017 Euro Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any 2017 Euro Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017 Euro Term Loans, in each case without the written consent of the Required 2017 Euro Term Loan Lenders, or (xv) (i) decrease any 2017B Dollar Term Loan Repayment Amount, extend any scheduled 2017B Dollar Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any 2017B Dollar Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017B Dollar Term Loans, in each case without the written consent of the Required 2017B Dollar Term Loan Lenders or (ii) decrease any 2017B Euro Term Loan Repayment Amount, extend any scheduled 2017B Euro Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any 2017B Euro Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017B Euro Term Loans, in each case without the written consent of the Required 2017B Euro Term Loan Lenders, or (xvi) decrease the amount or allocation of any mandatory prepayment to be received by any 2018B Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2018B Term Loans, in each case without the written consent of the Required 2018B Term Loan Lenders, (xvii) decrease the amount or allocation of any mandatory prepayment to be received by any 2017 New Dollar Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017 New Dollar Term Loans, in each case without the written consent of the Required 2017 New Dollar Term Loan Lenders, (xviii) decrease the amount or allocation of any mandatory prepayment to be received by any 2017 New Euro Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017 New Euro Term Loans, in each case without the written consent of the Required 2017 New Euro Term Loan Lenders, (xix) decrease the amount or allocation of any mandatory prepayment to be received by any 2018B New Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2018B New Term Loans, in each case without the written consent of the Required 2018B New Term Loan Lenders, (xx) decrease the amount or allocation of any mandatory prepayment to be received by any 2017 Second New Dollar Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017 Second New Dollar Term Loans, in each case without the written consent of the Required 2017 Second New Dollar Term Loan Lenders, (xxi) decrease the amount or allocation of any mandatory prepayment to be received by any 2017 Second New Euro Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2017 Second New Euro Term Loans, in each case without the written consent of the Required 2017 Second New Euro Term Loan Lenders, (xxii) decrease the amount or allocation of any mandatory prepayment to be received by any 2021 New Term Lender holding 2021C New Dollar Term Loans, in a manner disproportionately adverse to the interests of the holders of the 2021C New Dollar Term Loans, in each case without the written consent of the Required 2021C Dollar Term Loan Lenders, (xxiii) decrease the amount or allocation of any mandatory prepayment to be received by any 2021 New Term Lender holding 2021 New Euro Term Loans, in a manner disproportionately adverse to the interests of the holders of the 2021 New Euro Term Loans, in each case without the written consent of the Required 2021 New Euro Term Loan Lenders, (xxiv) (i) decrease the amount or allocation of any mandatory prepayment to be received by any 2018 New Dollar Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2018 New Dollar Term Loans, in each case without the written consent of the Required 2018 New Dollar Term Loan Lenders, (ii) decrease the amount or allocation of any mandatory prepayment to be received by any 2018 New Euro Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2018 New Euro Term Loans, in each case without the written consent of the Required 2018 New Euro Term Loan Lenders or (iii) decrease the amount or allocation of any mandatory prepayment to be received by any 2018B Second New Term Loan Lender, in a manner disproportionately adverse to the interests of the holders of the 2018B Second New Term Loans, in each case without the written consent of the Required 2018B Second New Term Loan Lenders, (xxv) decrease the amount or allocation of any mandatory prepayment to be received by any 2022 New Term Lender holding 2022C New Dollar Term Loans, in a manner disproportionately adverse to the interests of the holders of the 2022C New Dollar Term Loans, in each case without the written consent of the Required 2022C New Dollar Term Loan Lenders, (xxvi) decrease the amount or allocation of any mandatory prepayment to be received by any 2022 New Term Lender holding 2022C New Euro Term Loans, in a manner disproportionately adverse to the interests of the holders of the 2022C New Euro Term Loans, in each case without the written consent of the Required 2022C New Euro Term Loan Lenders,  (xxvii) decrease any 2020 Term A Loan Repayment Amount, extend any scheduled 2020 Term A Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any 2020 Term A Lender, in a manner disproportionately adverse to the interests of the holders of the 2020 Term A Loan, in each case without the written consent of the Required 2020 Term A Lenders, ~~or~~ (xxviii) decrease the amount or allocation of any mandatory prepayment to be received by any 2024 New Dollar Term Lender, in a manner disproportionately adverse to the interests of the holders of the 2024 New Dollar Term Loans, in each case without the written consent of the Required 2024 New Dollar Term Loan Lenders, or (xxix) decrease the amount or allocation of any mandatory prepayment to be received by any 2022D New Dollar Term Lender, in a manner disproportionately adverse to the interests of the holders of the 2022D New Dollar Term Loans, in each case without the written consent of the Required 2022D New Dollar Term Loan Lenders.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Term Loans shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary.  The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or

Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

13.2.       Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)           if to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 to the Original Credit Agreement  or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3.       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.       Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5.       Payment of Expenses; Indemnification.  The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP and one counsel in each relevant local jurisdiction, (b) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Agents, or such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates, directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the Transactions (including, without limitation, the Merger) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Affiliates, officers, directors, employees or agents with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Affiliates, officers, directors, employees or agents, or (ii) any material breach of any Credit Document by the party to be indemnified.  No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Original Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 13.5 is otherwise a party thereto.  All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable retail.  The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6.       Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders and each other

Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to (1)(X) a Lender (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans), (Y) an Affiliate of a Lender (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans (provided that no such Borrower consent shall be required for an assignment by a Revolving Credit Lender to an Affiliate of such Revolving Credit Lender that is (I) a commercial bank having a combined capital and surplus of not less than the greater of (aa) $500,000,000 and (bb) an amount equal to twice the amount of Revolving Credit Commitments to be held by such assignee after giving effect to such assignment or (II) a Person (other than any opportunity fund, hedge fund or other alternative investment fund or vehicle) that is owned and controlled by such commercial bank)), or (Z) an Approved Fund (other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans) or (2) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B)          the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swingline Lender and the applicable Letter of Credit Issuer, provided that no consent of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, as applicable, shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii)     Assignments shall be subject to the following additional conditions:

(C)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of (x) an Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Initial Term Loan, Delayed Draw Term Loan, 2018 New Dollar Term Loan, 2018B Second New Term Loan, 2017 Second New Dollar Term Loan, 2020 Term A Loans, 2021C New Dollar Term Loan, 2022C New Dollar Term Loan, 2022D New Dollar Term Loan or 2024 New Dollar Term Loan, $1,000,000 and (y) Euro Tranche Term Loan Commitment, a Euro Tranche Term Loan, 2018 New Euro Term Loan, 2017 Second New Euro Term Loan, 2021 New Euro Term Loan or 2022C New Euro Term Loan, €1,000,000), and increments of $1,000,000 in excess thereof (or, in the case of Euro Tranche Term Loan Commitments, Euro Tranche Term Loans, 2018 Euro Term Loans, 2017 Second New Euro Term Loans, 2021 New Euro Term Loans or 2022C New

Euro Term Loan, increments of €1,000,000 in excess thereof) or, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(D)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(E)           The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(F)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms.

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)           (i)  Any Lender may, without the consent of the Borrower, any Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the proviso to Section 13.1 that affects such Participant.  Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)          A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.  Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit K-1-A, K-1-B, K-1-C, K-2, K-3-A, K-3-B, K-3-C, K-4-A, K-4-B, K-5-A, K-5-B, K-6-A, K-6-B, K-7, K-8-A, K-8-B, K-9-A, K-9-B, K-~~10 or~~10, K-11 or K-12 to this Agreement, as the case may be, evidencing the Initial Term Loans, Delayed Draw Term Loans and New Term Loans, Euro Tranche Term Loans and 2013 Revolving Credit Loans and Swingline Loans, 2016 Revolving Credit Loans and Swingline Loans, 2020 Revolving Credit Loans and Swingline Loans, 2018 New Dollar Term Loans, 2018 New Euro Term Loans, 2017 Second

New Dollar Term Loans, 2017 Second New Euro Term Loans, 2018B Second New Term Loans, 2021C New Dollar Term Loans, 2021 New Euro Term Loans, 2022C New Dollar Term Loans, 2022C New Euro Term Loans, 2020 Term A Loans, 2024 New Dollar Term Loans or ~~2020~~2022D New Dollar Term ~~A~~ Loans, respectively, owing to such Lender.

(e)           Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)            The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)           SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11 and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11 and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

13.7.       Replacements of Lenders Under Certain Circumstances.

(a)           The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b).  In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8.       Adjustments; Set-off.

(a)           If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender).  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.       Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10.     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11.     Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12.     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13.     Submission to Jurisdiction; Waivers.  The Borrower irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 to the Original Credit

Agreement at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2 to the Original Credit Agreement;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 to the Original Credit Agreement any special, exemplary, punitive or consequential damages.

13.14.     Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)           (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing  may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)           no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15.     WAIVERS OF JURY TRIAL.  THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16.     Confidentiality.  The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or applicable law or regulation or (a) to such Lender’s or the Administrative Agent’s or other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by applicable law or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent or such other Agent by any governmental, regulatory or self regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary.  Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17.     Direct Website Communications.

(a)           The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)           The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

(d)           The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders.  If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the

Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.  Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18.     USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19.     Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.20.     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21.     Acknowledgements Relating to the Amendment Effective Date.  Each Credit Party hereby (i) expressly acknowledges the terms of this Agreement, (ii) ratifies and affirms its obligations under the Credit Documents (including guarantees and security agreements) executed by such Credit Party and (iii) acknowledges, renews and extends its continued liability under all such Credit Documents and agrees such Credit Documents remain in full force and effect, including with respect to the obligations of the Borrower as modified by this Agreement.  Each Credit Party further represents and warrants to each Agent, the Letter of Credit Issuer and each of the Lenders that after giving effect to this Agreement, neither the modification of the Original Credit Agreement effected pursuant to this Agreement, nor the execution, delivery, performance or effectiveness of this Agreement (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document (as such term is defined in the Original Credit Agreement), and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens. IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

FIRST DATA CORPORATION, as Borrower

By:
Name:
Title: